As filed with the Securities and Exchange Commission on October 11, 2013

Registration No. 333-190644

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

UNION FIRST MARKET BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	6022	54-1598552
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

(804) 633-5031

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

G. William Beale

Chief Executive Officer

Union First Market Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

(804) 633-5031

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

George P. Whitley, Esq. Scott H. Richter, Esq. LeClairRyan, A Professional Corporation Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 (804) 783-2003	Jacob A. Lutz, III, Esq. R. Mason Bayler, Jr., Esq. Troutman Sanders LLP Troutman Sanders Building 1001 Haxall Point Richmond, Virginia 23219 (804) 697-1490

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus does not constitute an offer to sell these securities, nor a solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED OCTOBER 11, 2013

[INSERT UNION AND STELLARONE LOGOS]

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholders:

The boards of directors of Union First Market Bankshares Corporation and StellarOne Corporation have unanimously approved a strategic merger in which StellarOne will merge with and into Union to create the largest community banking organization headquartered in Virginia. The combined company, which will retain the Union name, will have approximately $7.1 billion in assets and operate 146 banking offices located in all major Virginia markets. We are sending you this document to ask you, as a Union and/or StellarOne shareholder, to approve the merger.

In the merger, each share of StellarOne common stock will be converted into the right to receive 0.9739 shares of Union common stock. Although the number of shares of Union common stock that StellarOne shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Union common stock and will not be known at the time the StellarOne shareholders vote on the merger. Based on the closing sale price for Union common stock on the NASDAQ Global Select Market on June 7, 2013 ($20.02), the last trading day before public announcement of the merger, the 0.9739 exchange ratio represented approximately $19.50 in value for each share of StellarOne common stock. The most recent reported closing sale price for Union common stock on [—], 2013 was $[—]. The most recent reported closing sale price for StellarOne common stock on [—], 2013 was $[—]. Based on the 0.9739 exchange ratio and the number of shares of StellarOne common stock outstanding and reserved for issuance under an outstanding warrant and various stock incentive plans and agreements, the maximum number of shares of Union common stock offered by Union and issuable in the merger is 22,794,326. We urge you to obtain current market quotations for Union (trading symbol “UBSH”) and StellarOne (trading symbol “STEL”).

Your vote is very important. We are holding special meetings of our respective shareholders to obtain approval of the merger agreement and related plan of merger and related matters as described in the attached joint proxy statement/prospectus, including an amendment to Union’s articles of incorporation to increase the number of authorized shares of common stock from 36,000,000 to 100,000,000 shares. Approval of the merger agreement and related plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of both Union and StellarOne common stock.

Whether or not you plan to attend the Union or StellarOne special meeting, it is important that your shares be represented at the meeting and your vote recorded. Please take the time to vote by completing and mailing the enclosed proxy card or by voting via the Internet or telephone using the instructions given on the proxy card. Even if you return the proxy card, you may attend the special meeting and vote your shares in person.

The boards of directors of Union and StellarOne unanimously recommend that you vote “FOR” approval of the merger agreement and the related plan of merger and “FOR” the other matters to be considered at each special meeting.

This joint proxy statement/prospectus describes the special meetings, the merger, the documents related to the merger and other related matters. Please carefully read this joint proxy statement/prospectus, including the information in the “Risk Factors” section beginning on page 33. You can also obtain information about Union and StellarOne from documents that each has filed with the Securities and Exchange Commission.

Thank you for your support.

G. William Beale	O. R. “Ed” Barham
Chief Executive Officer	President and Chief Executive Officer
Union First Market Bankshares Corporation	StellarOne Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Union or StellarOne, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated [—], 2013 and is first being mailed to Union and StellarOne shareholders on or about [—], 2013.

[Union Logo]

UNION FIRST MARKET BANKSHARES CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on [—], 2013

A special meeting of shareholders of Union First Market Bankshares Corporation (“Union”) will be held at Union’s Operations Center, located at 24010 Partnership Boulevard, Ruther Glen, Virginia, at [—]:[—][—].m. local time, on [—], 2013 for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of June 9, 2013, between Union and StellarOne Corporation (“StellarOne”), including the related Plan of Merger (together, the “merger agreement”), pursuant to which StellarOne will merge with and into Union, as more fully described in the accompanying joint proxy statement/prospectus (the “Union merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.	To consider and vote on a proposal to approve an amendment to Union’s articles of incorporation to increase the number of authorized shares of common stock from 36,000,000 to 100,000,000 shares, in order to have a sufficient number of authorized shares of common stock to issue to former StellarOne shareholders upon completion of the merger, and for other reasons set forth in the accompanying joint proxy statement/prospectus (the “articles amendment proposal”).

3.	To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Union merger proposal and the articles amendment proposal (the “Union adjournment proposal”).

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All holders of record of Union common stock at the close of business on [—], 2013, are entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors,

Rachael R. Lape
Senior Vice President, General Counsel and Corporate Secretary

[—], 2013

The Union board of directors unanimously recommends that you vote “FOR” the Union merger proposal, “FOR” the articles amendment proposal and “FOR” the Union adjournment proposal.

Please promptly vote by completing and returning the enclosed proxy card, whether or not you plan to attend the special meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. If you attend the meeting in person, you may withdraw your proxy card and vote your shares in person.

[StellarOne Logo]

STELLARONE CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on [—], 2013

A special meeting of shareholders of StellarOne Corporation (“StellarOne”) will be held at [the Doubletree Hotel, located at 990 Hilton Heights Road,] Charlottesville, Virginia, at [—]:[—][—].m. local time, on [—], 2013 for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of June 9, 2013, between Union First Market Bankshares Corporation (“Union”) and StellarOne, including the related Plan of Merger (together, the “merger agreement”), pursuant to which StellarOne will merge with and into Union, as more fully described in the accompanying joint proxy statement/prospectus (the “StellarOne merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.	To consider and vote on a proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to StellarOne’s named executive officers in connection with the merger (the “compensation proposal”).

3.	To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the StellarOne merger proposal (the “StellarOne adjournment proposal”).

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All holders of record of StellarOne common stock at the close of business on [—], 2013, are entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors,

Lee A. McNemar-Kerns
Corporate Secretary

[—], 2013

The StellarOne board of directors unanimously recommends that you vote “FOR” the StellarOne merger proposal, “FOR” the compensation proposal and “FOR” the StellarOne adjournment proposal.

Please promptly vote by completing and returning the enclosed proxy card, whether or not you plan to attend the special meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. If you attend the meeting in person, you may withdraw your proxy card and vote your shares in person.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Union and StellarOne from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference, see “Where You Can Find More Information” on page [—]. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus through the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, through the website of Union at http://www.bankatunion.com and the website of StellarOne at http://www.stellarone.com or by requesting them in writing or by telephone at the contact information set forth below:

Union First Market Bankshares Corporation	StellarOne Corporation
1051 East Cary Street, Suite 1200	590 Peter Jefferson Parkway, Suite 250
Richmond, Virginia 23219	Charlottesville, Virginia 22911
Telephone: (804) 633-5031	Telephone: (434) 964-2211
Attention: Rachael R. Lape	Attention: Douglas D. Callaway
Senior Vice President, General Counsel	General Counsel
and Corporate Secretary

Regan & Associates, Inc.	Regan & Associates, Inc.
505 Eighth Avenue, Suite 800	505 Eighth Avenue, Suite 800
New York, New York 10018	New York, New York 10018
Attention: James M. Dougan	Attention: James M. Dougan
Executive Vice President	Executive Vice President
Telephone: 1-800-737-3426	Telephone: 1-800-737-3426

Information contained on the websites of Union or StellarOne, or any subsidiary of Union or StellarOne, does not constitute part of this joint proxy statement/prospectus and is not incorporated into other filings that Union or StellarOne makes with the SEC.

To receive timely delivery of the documents in advance of the special meetings, please make your request no later than [—], 2013.

In this joint proxy statement/prospectus, Union First Market Bankshares Corporation is referred to as “Union” and StellarOne Corporation is referred to as “StellarOne.” The merger of StellarOne with and into Union is referred to as the “merger,” and the Agreement and Plan of Reorganization, dated as of June 9, 2013, between Union and StellarOne, including the related Plan of Merger to be filed with the State Corporation Commission of the Commonwealth of Virginia (along with the articles of merger), is referred to as the “merger agreement,” a copy of which is attached as Appendix A to this joint proxy statement/prospectus. Union’s proposal to approve the merger agreement is referred to as the “Union merger proposal.” Union’s proposal to approve an amendment to Union’s articles of incorporation to increase the number of authorized shares of common stock from 36,000,000 to 100,000,000 shares, in order to have a sufficient number of authorized shares of common stock to issue to former StellarOne shareholders upon completion of the merger, and for other reasons set forth in this joint proxy statement/prospectus, is referred to as the “articles amendment proposal.” Union’s proposal to adjourn its special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Union merger proposal and the articles

i

amendment proposal is referred to as the “Union adjournment proposal.” StellarOne’s proposal to approve the merger agreement is referred to as the “StellarOne merger proposal.” StellarOne’s proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to StellarOne’s named executive officers in connection with the merger is referred to as the “compensation proposal.” StellarOne’s proposal to adjourn its special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the StellarOne merger proposal is referred to as the “StellarOne adjournment proposal.” The special meeting of shareholders of Union and the special meeting of shareholders of StellarOne are sometimes referred to collectively as the “special meetings.”

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the special meetings and the merger. They may not include all of the information that is important to Union and StellarOne shareholders. We urge shareholders to read carefully this joint proxy statement/prospectus, including the appendices and the other documents referred to herein.

Q:	What is the merger?

A:	Union and StellarOne have entered into the merger agreement whereby StellarOne will merge with and into Union, with Union being the surviving company. As a result of the merger, StellarOne shareholders will receive Union common stock in exchange for their StellarOne common stock. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

We currently expect to complete the merger in early January 2014. If the merger is completed, it is expected that StellarOne Bank, StellarOne’s wholly-owned bank subsidiary, will merge with and into Union First Market Bank, Union’s wholly-owned bank subsidiary, in May 2014 (referred to sometimes as the “subsidiary bank merger”).

Q:	What will StellarOne shareholders receive in the merger?

A:	In the proposed merger, holders of StellarOne’s common stock will receive 0.9739 shares of common stock of Union for each of their shares of StellarOne common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Union shareholders will continue to own their existing shares, which will not be affected by the merger.

Q:	Why am I receiving these materials?

A:	Union and StellarOne are each holding a special meeting of shareholders to vote on the proposals necessary to complete the merger. We are sending you these materials to solicit your proxy and help you decide how to vote your shares of Union common stock and StellarOne common stock at the special meetings. Union and StellarOne shareholders will be asked in separate company proposals to approve the Union merger proposal and the StellarOne merger proposal, respectively. StellarOne shareholders also will be asked to approve the compensation proposal. Additionally, Union shareholders will be asked to approve the articles amendment proposal in order to have a sufficient number of authorized shares of common stock to issue to former StellarOne shareholders upon completion of the merger and for other reasons set forth in this joint proxy statement/prospectus.

Q:	What do I need to do now to vote my shares?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the Union or StellarOne special meeting, as applicable. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	How do I vote?

A:	By mail. You may vote before the Union or StellarOne special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By the Internet or Telephone. If you are a record holder of Union common stock, you can also appoint the proxies to vote your shares for you by going to the Internet website (http://www.rtcoproxy.com/ubsh) or by calling 1-866-870-7497. When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 3:00 a.m. Eastern Time on [—], 2013, which is the day of the Union special meeting.

If you are a record holder of StellarOne common stock, you can also appoint the proxies to vote your shares for you by going to the Internet website (http://www.rtcoproxy.com/stel) or by calling 1-855-484-1034. When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 3:00 a.m. Eastern Time on [—], 2013, which is the day of the StellarOne special meeting.

In Person. You may also cast your vote in person at the respective company’s special meeting. See below for the date, time and place of the Union and StellarOne special meetings. If your shares are held in “street name,” through a broker, bank or other nominee, that entity will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote in person at the special meetings will need to present a proxy from the entity that holds the shares.

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me if I do not provide instructions on how to vote my shares?

A:	Your broker or other nominee does not have authority to vote on the proposals described in this joint proxy statement/prospectus if you do not provide instructions to it on how to vote. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q:	When and where is the Union special meeting of shareholders?

A:	The special meeting of Union shareholders will be held at [—]:[—] [—].m., local time, on [—], 2013 at Union’s Operations Center, located at 24010 Partnership Boulevard, Ruther Glen, Virginia.

Q:	When and where is the StellarOne special meeting of shareholders?

A:	The special meeting of StellarOne shareholders will be held at [—]:[—] [—].m, local time, on [—], 2013 at [the Doubletree Hotel, located at 990 Hilton Heights Road,] Charlottesville, Virginia.

Q:	What vote is required to approve each proposal at the Union special meeting?

A:	The Union merger proposal requires the affirmative vote of a majority of the outstanding shares of Union common stock entitled to vote on the proposal.

The articles amendment proposal also requires the affirmative vote of a majority of the outstanding shares of Union common stock entitled to vote on the proposal.

The Union adjournment proposal requires the affirmative vote of at least a majority of the shares voted on the proposal, whether or not a quorum is present.

Q:	What vote is required to approve each proposal at the StellarOne special meeting?

A:	The StellarOne merger proposal requires the affirmative vote of a majority of the outstanding shares of StellarOne common stock entitled to vote on the proposal.

The compensation proposal, to be obtained on an advisory basis only, requires the affirmative vote of at least a majority of the shares voted on the proposal.

The StellarOne adjournment proposal requires the affirmative vote of at least a majority of the shares voted on the proposal, whether or not a quorum is present.

Q:	What if I do not vote on the matters relating to the merger?

A:	If you are a Union shareholder. With respect to the Union merger proposal and the articles amendment proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote will have the same effect as a vote against such proposals. If you respond with an “abstain” vote on such proposals, your proxy will have the same effect as a vote against such proposals. If you are a shareholder of record of common stock and you sign and return your proxy card but do not indicate how you want to vote on the proposal to approve the Union merger proposal and the articles amendment proposal, your proxy will be counted as a vote in favor of such proposals.

If you are a StellarOne shareholder. With respect to the StellarOne merger proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote will have the same effect as a vote against the StellarOne merger proposal. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the StellarOne merger proposal. If you are a shareholder of record of common stock and you sign and return your proxy card but do not indicate how you want to vote on the StellarOne merger proposal, your proxy will be counted as a vote in favor of the proposal.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. If you are a shareholder of record of common stock, you may change your vote at any time before your proxy is voted at the applicable special meeting. You may do this in any of the following ways:

•	by sending a notice of revocation to either the Union corporate secretary or the StellarOne corporate secretary, as the case may be;

•	by sending a completed proxy card bearing a later date than your original proxy card;

•	by voting via the Internet or telephone any time after delivering your proxy or voting instruction card; or

•	by attending the Union or StellarOne special meeting and voting in person; your attendance alone will not revoke any proxy.

If you choose either of the first two methods, your notice or new proxy card must be actually received before the voting takes place at the applicable special meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

Q:	What are the material U.S. federal income tax consequences of the merger to StellarOne shareholders?

A:	The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the filing of the registration statement of which this document forms a part, LeClairRyan, A Professional Corporation has delivered to Union, and Troutman Sanders LLP has delivered to StellarOne, their respective opinions that, for U.S. federal income tax purposes, the merger will qualify as a reorganization. Accordingly, a holder of StellarOne common stock generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the holder’s shares of StellarOne common stock for shares of Union common stock pursuant to the merger, except with respect to any cash received instead of fractional shares of Union common stock. For greater detail, see “Material U.S. Federal Income Tax Consequences” beginning on page [—]. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	Do I have dissenters’ or appraisal rights?

A:	No. Under Virginia law, shareholders of Union and StellarOne are not entitled to exercise dissenters’ or appraisal rights in connection with the merger.

Q:	If I am a StellarOne shareholder with shares represented by stock certificates, should I send in my StellarOne stock certificates now?

A:	No. Please do not send your stock certificates with your proxy card.

If you are a holder of StellarOne stock, you will receive written instructions from the exchange agent within five business days after the merger is completed on how to exchange your StellarOne stock certificates for Union stock certificates and receive your check in lieu of any fractional shares of Union common stock.

Q:	What should I do if I hold my shares of StellarOne common stock in book-entry form?

A:	After the completion of the merger, Union will send you instructions on how to exchange your shares of StellarOne common stock held in book-entry form for shares of Union common stock in book-entry form and receive your check in lieu of fractional shares of Union common stock.

Q:	What happens if I sell or transfer ownership of shares of StellarOne common stock after the record date for the StellarOne special meeting?

A:	The record date for the StellarOne special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of StellarOne common stock after the record date for the StellarOne special meeting, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of StellarOne common stock.

Q:	Who should I contact if I have any questions about the proxy materials or voting?

A:	If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the joint proxy statement/prospectus or the enclosed proxy card:

•	if you are a Union shareholder, you should contact Union’s Corporate Secretary by calling (804) 633-5031 or by writing to Union First Market Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, Attention: Corporate Secretary. You may also obtain more information about the merger and the proxy materials by contacting Regan & Associates, Inc., Union’s proxy solicitor, at 1-800-737-3426.

•	if you are a StellarOne shareholder, you should contact StellarOne’s Corporate Secretary by calling (540) 829-1633 or by writing to StellarOne Corporation, 102 South Main Street, Culpepper, Virginia 22701, Attention: Corporate Secretary. You may also obtain more information about the merger and the proxy materials by contacting Regan & Associates, Inc., StellarOne’s proxy solicitor, at 1-800-737-3426.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. We urge you to read carefully the joint proxy statement/prospectus and the other documents to which this joint proxy statement/prospectus refers to understand fully the merger and the other matters to be considered at the special meetings. See “Where You Can Find More Information” beginning on page [—]. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page [—])

Union and StellarOne are proposing a combination of our companies through a merger of StellarOne with and into Union, pursuant to the terms and conditions of the merger agreement. The parties expect to complete the merger in early January 2014. The merger agreement is attached to this joint proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement because it is the legal document that governs the merger.

If the merger is completed, it is expected that StellarOne Bank, the wholly-owned bank subsidiary of StellarOne, will merge with and into Union First Market Bank, the wholly-owned bank subsidiary of Union, in May 2014, with Union First Market Bank being the surviving bank.

Consideration to be Received in the Merger by StellarOne Shareholders (page [—])

In the proposed merger, holders of StellarOne common stock will receive 0.9739 shares of Union common stock for each of their shares of StellarOne common stock outstanding on the effective date of the merger and cash in lieu of any fractional shares. The number of shares of Union common stock delivered for each share of StellarOne common stock in the merger is referred to as the “exchange ratio.” This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the closing sale price for Union common stock on the NASDAQ Global Select Market on June 7, 2013 ($20.02), the last trading day before public announcement of the merger, the 0.9739 exchange ratio represented approximately $19.50 in value for each share of StellarOne common stock or $445.1 million in the aggregate. Based on the closing sale price for Union common stock on the NASDAQ Global Select Market on [—], 2013, the last trading day before the date of this joint proxy statement/prospectus, the 0.9739 exchange ratio represented approximately $[—] in value for each share of StellarOne common stock or $[—] million in the aggregate. It is expected that existing holders of StellarOne common stock will own approximately 47% of Union’s outstanding common stock, on a fully diluted basis, after the merger.

Shares of Union common stock held by Union shareholders will remain unchanged in the merger. It is expected that existing holders of Union common stock will own approximately 53% of Union’s outstanding common stock, on a fully diluted basis, after the merger.

Treatment of StellarOne Stock Options and Restricted Stock Awards (page [—])

Stock Options. In the merger, all outstanding StellarOne stock options will vest (if not already vested) and will be converted into stock options of Union, exercisable for common stock of Union on the same terms and conditions (except as otherwise described herein) as were in effect immediately prior to the completion of the merger. The number of shares issuable under, and exercise prices for, those options will be adjusted based on the exchange ratio.

Restricted Stock Awards. In the merger, all outstanding StellarOne restricted stock awards which are unvested or contingent will be converted into Union restricted stock awards, with the same terms and conditions (except as otherwise described herein) as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable plan or agreements under such plans. The number of shares subject to the restricted stock awards will be adjusted based on the exchange ratio.

Dividend Information (pages [—] and [—])

Union is currently paying a quarterly cash dividend on shares of its common stock at a rate of $0.14 per share, and has consistently paid a dividend on its common stock since the company was formed in 1993. Union has no current intention to change its dividend strategy of paying a quarterly cash dividend, but has and will continue to evaluate that decision based on a quarterly review of earnings, growth, capital and such other factors that the Union board of directors considers relevant to the dividend decision process. StellarOne currently pays a quarterly cash dividend on shares of its common stock at a rate of $0.10 per share.

Material U.S. Federal Income Tax Consequences (page [—])

The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this document forms a part, LeClairRyan, A Professional Corporation has delivered to Union, and Troutman Sanders LLP has delivered to StellarOne, their respective opinions (Exhibits 8.1 and 8.2, respectively) to that effect. Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences” (page [—]), for U.S. federal income tax purposes, the merger generally will be tax-free to StellarOne shareholders as to the shares of Union common stock they receive in the merger. However, StellarOne shareholders may recognize gain or loss in connection with cash received instead of any fractional shares of Union common stock they would otherwise be entitled to receive. Additionally, it is a condition to StellarOne’s and Union’s obligations to complete the merger that they each receive a legal opinion that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Code. These opinions, however, will not bind the Internal Revenue Service, which could take a different view.

The tax consequences of the merger to you will depend on your own situation and the consequences described in this joint proxy statement/prospectus may not apply to you. StellarOne shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger. In addition, you may be subject to state, local or foreign tax laws and consequences that are not addressed in this joint proxy statement/prospectus. You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.

Union’s Board of Directors Unanimously Recommends that Union Shareholders Vote “FOR” the Union Merger Proposal and “FOR” the Other Proposals (page [—])

Union’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Union and its shareholders and has unanimously approved the merger agreement. The Union board of directors unanimously recommends that Union shareholders vote “FOR” the Union merger proposal, “FOR” the articles amendment proposal and “FOR” the Union adjournment proposal. In making its recommendations, a number of substantive reasons were considered by the Union board, including, among others: (i) the compatibility of StellarOne’s business, operations and business culture with those of Union; (ii) the complementary branch networks of Union and StellarOne and the fact that the merger will create a combined entity with branches across Virginia; (iii) Union’s and its financial advisors’ expectations and analyses of cost synergies, earnings accretion, tangible book value dilution and internal rate of return, among other metrics; (iv) Union’s belief that the merger will accelerate Union’s achievement of its financial performance goals; (v) the strong capital positions maintained by Union and StellarOne prior to the merger and the anticipated strong capital position for the combined entity following the merger; and (vi) the opinion of Keefe, Bruyette & Woods, Inc. (“KBW”) delivered to the Union board of directors on June 9, 2013 to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio in the merger agreement was fair, from a financial point of view, to Union. For additional discussion of the factors considered by Union’s board of directors in reaching its decision to approve the merger agreement, see “The Merger – Union’s Reasons for the Merger; Recommendation of Union’s Board of Directors.”

StellarOne’s Board of Directors Unanimously Recommends that StellarOne Shareholders Vote “FOR” the StellarOne Merger Proposal and “FOR” the Other Proposals (page [—])

StellarOne’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of StellarOne and its shareholders and has unanimously approved the merger agreement. The StellarOne board of directors unanimously recommends that StellarOne shareholders vote “FOR” the StellarOne merger proposal, “FOR” the compensation proposal and “FOR” the StellarOne adjournment proposal. In making its recommendations, a number of substantive reasons were considered by the StellarOne board, including, among others: (i) the consistency of the merger with StellarOne’s long-term strategic vision to seek profitable future expansion, and provide the foundation for future expansion of its geographic footprint, leading to continued growth in overall shareholder value; (ii) the financial strength of Union based on Union’s historical revenues and revenue expectations over the near- and long-term; (iii) the value of Union’s common stock consideration being offered to StellarOne shareholders in relation to the market value, tangible book value per share, earnings per share and projected earnings per share of StellarOne and Union; (iv) the form and amount of the merger consideration, including the tax effects of stock consideration compared to cash consideration; (v) the fact that the merger consideration represented more than a 20% premium to the closing price of StellarOne common stock on June 7, 2013 (the business day prior to the news report of a potential transaction), 19.2x LTM core earnings per share and 1.42 times the March 31, 2013 tangible book value per share of StellarOne common stock; (vi) the fact that the merger would combine two established banking franchises to create a uniquely positioned, Virginia based bank with over $7.0 billion in assets; and (vii) the oral opinion of Raymond James & Associates, Inc. (“Raymond James”) rendered to the StellarOne board of directors on June 9, 2013 (which was subsequently confirmed in writing by delivery of Raymond James’ written opinion dated June 9, 2013) with respect to the fairness of the exchange ratio in the merger pursuant to the merger agreement, from a financial point of view, to the holders of StellarOne common stock. For additional discussion of the factors considered by StellarOne’s board of directors in reaching its decision to approve the merger agreement, see “The Merger – StellarOne’s Reasons for the Merger; Recommendation of StellarOne’s Board of Directors.”

Opinion of Union’s Financial Advisor (page [—])

Union engaged the firm of Keefe, Bruyette & Woods, Inc. to review the proposed merger and provide a fairness opinion. KBW has given its opinion to the Union board of directors that, as of June 9, 2013, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to Union. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by KBW, is attached to this joint proxy statement/prospectus as Appendix B. We encourage you to read carefully the entire opinion of KBW. The opinion of KBW has not been updated prior to the date of this joint proxy statement/prospectus and does not reflect any change in circumstances after June 9, 2013.

KBW’s opinion as to the fairness, from a financial point of view, of the exchange ratio to Union was provided to the Union board of directors in connection with its evaluation of the exchange ratio from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any Union shareholder as to how to vote or act with respect to the merger.

Opinion of StellarOne’s Financial Advisor (page [—])

At the June 9, 2013 meeting of the StellarOne board of directors, Raymond James rendered its oral opinion to the StellarOne board of directors, which was subsequently confirmed by delivery of its written opinion dated June 9, 2013 to the StellarOne board of directors, as of such date and based upon and subject to, assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion that the exchange ratio in the merger pursuant to the merger agreement is fair, from a financial point of view, to the holders of StellarOne common stock.

The full text of the written opinion of Raymond James, dated June 9, 2013, which sets forth, among other things, the assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion, is attached as Appendix C to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to StellarOne or StellarOne’s underlying business decision to effect the merger or any related transaction. The opinion does not constitute a recommendation to the StellarOne board of directors or any shareholder of StellarOne as to how the StellarOne board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. See “The Merger – Opinion of StellarOne’s Financial Advisor” beginning on page [—].

The Parties to the Merger (pages [—] and [—])

Union First Market Bankshares Corporation

Union First Market Bankshares Corporation is a bank holding company headquartered in Richmond, Virginia providing financial services through its community bank subsidiary, Union First Market Bank, and its three nonbank financial services affiliates, Union Investment Services, Inc., a full service discount brokerage company, Union Mortgage Group, Inc., a full service mortgage lender, and Union Insurance Group, LLC, a full service provider of insurance products and financial planning. Union First Market Bank currently operates 90 banking offices in its market area, which stretches from Rappahannock County to Fredericksburg and north to Fairfax, south to Richmond, east to Williamsburg, west to Charlottesville and throughout the Northern Neck area of Virginia. As of June 30, 2013, Union had total consolidated assets of approximately $4.1 billion, total consolidated loans, net of unearned income, of approximately $3.0 billion, total consolidated deposits through its bank subsidiary of approximately $3.3 billion and consolidated stockholders’ equity of approximately $428.4 million.

The principal executive offices of Union are located at 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, and its telephone number is (804) 633-5031. Union’s website can be accessed at http://www.bankatunion.com. Information contained in Union’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. Union’s common stock is traded on the NASDAQ Global Select Market under the symbol “UBSH.” Additional information about Union is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

StellarOne Corporation

StellarOne Corporation is a bank holding company headquartered in Charlottesville, Virginia providing financial services through its community bank subsidiary, StellarOne Bank. StellarOne Bank currently operates 56 full-service financial centers serving the New River Valley, Roanoke Valley, Shenandoah Valley, Richmond, Tidewater and central and north central markets of Virginia. StellarOne provides a complete line of banking services to individuals and businesses and also provides trust and wealth management services. As of June 30, 2013, StellarOne had total consolidated assets of approximately $3.0 billion, total consolidated loans, net of unearned income, of approximately $2.2 billion, total consolidated deposits through its bank subsidiary of approximately $2.5 billion and consolidated stockholders’ equity of approximately $426.3 million.

The principal executive offices of StellarOne are located at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911, and its telephone number is (434) 964-2211. StellarOne’s website can be accessed at http://www.stellarone.com. Information contained in StellarOne’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. StellarOne’s common stock is traded on the NASDAQ Global Select Market under the symbol “STEL.” Additional information about StellarOne is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Regulatory Approvals (page [—])

Union and StellarOne cannot complete the merger without prior approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Virginia State Corporation Commission (the “Virginia SCC”). On September 30, 2013, the Federal Reserve approved the application filed by Union in connection with the merger and on October 8, 2013, Union received approval of its Virginia SCC application. Accordingly, all regulatory approvals required for the merger have been obtained. Further, as of the date of this joint proxy statement/prospectus, Union and StellarOne have not received any communication from any of the regulatory agencies indicating that the required approvals do not remain in effect.

Conditions to Completion of the Merger (page [—])

Union’s and StellarOne’s respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including the following:

•	approval of the Union merger proposal and the StellarOne merger proposal by Union and StellarOne shareholders, respectively;

•	approval of the articles amendment proposal by Union shareholders;

•	approval of the merger by the necessary federal and state regulatory authorities;

•	the effectiveness of Union’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part;

•	approval from the NASDAQ Stock Market for the listing on the NASDAQ Global Select Market of the shares of common stock of Union to be issued in the merger;

•	the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

•	the accuracy of the other party’s representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

•	the other party’s performance in all material respects of its obligations under the merger agreement; and

•	the receipt by each party from its respective outside legal counsel of a written legal opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Where the merger agreement and/or law permits, Union and StellarOne could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Timing of the Merger (page [—])

Union and StellarOne expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after shareholder approvals are received at the respective special meetings of Union and StellarOne and the continuation of all required regulatory approvals. We currently expect to complete the merger in early January 2014. However, it is possible that factors outside of either party’s control could require us to complete the merger at a later time or not to complete it at all.

Interests of Certain StellarOne Directors and Executive Officers in the Merger (page [—])

Some of the directors and executive officers of StellarOne have interests in the merger that differ from, or are in addition to, their interests as shareholders of StellarOne. These interests exist because of, among other things, employment, change in control or severance agreements that the officers entered into with StellarOne, rights that these officers and directors have under StellarOne’s benefit plans including equity plans (i.e., the acceleration of vesting of restricted stock awards) and deferred compensation plans, arrangements to continue as employees and directors of Union following the merger and Union First Market Bank following the subsidiary bank merger (including potential arrangements), and rights to indemnification and directors’ and officers’ liability insurance following the merger. These interests include:

•	Change of control benefits to be paid by Union to O. R. Barham, Jr., president and chief executive officer of StellarOne, under his employment agreement with StellarOne when his employment is terminated without cause on or after the closing of the merger. The total value of the change of control benefits to which Mr. Barham is entitled under his employment agreement is approximately $1,042,845, and the value associated with accelerated vesting of his unvested restricted stock awards is approximately $810,616, assuming in both cases the merger was completed on September 30, 2013 (although such benefits likely will be reduced to the extent necessary to avoid imposition of an excise tax under Sections 280G and 4999 of the Code).

•	A new employment agreement between Union and Jeffrey W. Farrar, executive vice president and chief financial officer of StellarOne, pursuant to which Mr. Farrar will serve as executive vice president for wealth management, insurance and mortgage of Union and Union First Market Bank upon completion of the merger and will receive, among other benefits, an annual base salary of $258,300. Mr. Farrar will not receive any change of control benefits under his existing StellarOne employment agreement in connection with the merger, but he will receive accelerated vesting of his restricted stock awards with an approximate value of $360,007, assuming the merger was completed on September 30, 2013.

•	A new change of control agreement between Union and Mr. Farrar which will only become effective in the event of a change of control of Union, as more fully set forth under “The Merger – Interests of Certain StellarOne Directors and Executive Officers in the Merger” on page [—].

•	The assumption by Union of the change of control agreement between StellarOne and David G. Bilko, chief risk officer of StellarOne, who has accepted an offer to serve as chief risk officer with Union and Union First Market Bank upon completion of the merger with an annual base salary of $223,000 and certain other benefits. The total value of the change of control benefits to which Mr. Bilko is entitled under his change of control agreement is approximately $234,427, and the value associated with the accelerated vesting of his unvested restricted stock awards is approximately $187,719, assuming in both cases the merger was completed on September 30, 2013. In light of his anticipated employment with Union, however, Mr. Bilko is not expected to receive any of the change of control benefits provided under his agreement in connection with the merger and is expected to receive only the accelerated vesting of his unvested restricted stock awards.

•	The assumption by Union of the change of control agreements between StellarOne and 19 other officers of StellarOne, with an average severance payment to each officer of approximately $169,000, assuming a qualifying termination occurred on September 30, 2013.

•	The appointment, as provided under the terms of the merger agreement, of eight current directors of StellarOne to become directors of Union following the merger, and the offer to the remaining StellarOne directors of a position on the board of directors of Union First Market Bank in connection with the subsidiary bank merger. One of the eight such StellarOne directors, Dr. Raymond D. Smoot, Jr., current chairman of StellarOne’s board of directors, will serve as chairman of Union’s board of directors. Non-executive officer members of the board of directors of Union and Union First Market Bank currently receive $1,000 and $700, respectively, for attending each board meeting and $500 and $300, respectively, for attending each committee meeting. Additionally, each director who attends a minimum of 75% of all board and committee meetings during a year (or since the appointment in a director’s first year of service) receives, for a Union director, a $25,000 annual retainer and for a Union First Market Bank director, an $18,000 annual retainer (pro-rated in case of a new director), paid in shares of Union’s common stock. Union and Union First Market Bank also provide a $10,000 and $2,250 stock retainer, respectively, to their board chairmen and Union provides a $7,500 stock retainer for serving as a chairman of one of the various committees of Union’s board of directors.

•	Accelerated vesting of outstanding restricted stock awards held by non-executive officer directors of StellarOne, with an aggregate value of approximately $267,462, assuming a value of $19.05 per each unvested share of common stock to be accelerated in the merger.

•	Union has agreed to indemnify the officers and directors of StellarOne against certain liabilities arising before the effective date of the merger. Union has also agreed to purchase a six year “tail” prepaid policy, on the same terms as StellarOne’s existing directors’ and officers’ liability insurance, for the current officers and directors of StellarOne, subject to a cap on the cost of such policy equal to 300% of StellarOne’s current annual premium.

The members of the StellarOne board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger. See “The Merger – Interests of Certain StellarOne Directors and Executive Officers in the Merger” on page [—].

No Solicitation (page [—])

Union and StellarOne have agreed that each party will not directly or indirectly:

•	initiate, solicit, encourage or facilitate any inquiries or proposals with respect to any “acquisition proposal” (as defined in the merger agreement); or

•	engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

The merger agreement does not, however, prohibit Union or StellarOne from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination of the Merger Agreement (page [—])

The merger agreement may be terminated, and the merger abandoned, by Union and StellarOne at any time before the merger is completed if the boards of directors of both parties vote to do so. In addition, the merger agreement may be terminated, and the merger abandoned, under the following circumstances:

•	by the board of directors of Union or StellarOne if the merger has not been completed by June 30, 2014, unless the failure to complete the merger by such time was caused by a failure to perform an obligation under the merger agreement by the terminating party;

•	by the board of directors of Union or StellarOne if any required regulatory approval has been denied by the relevant governmental authority or any governmental authority has issued an injunction permanently enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated in the merger agreement;

•	by the board of directors of Union or StellarOne if there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions described above, and the breach is not cured within 30 days following written notice to the breaching party or by its nature cannot be cured within such time period;

•

by the board of directors of Union at any time before the StellarOne special meeting if (i) StellarOne’s board of directors (a) fails to recommend to the StellarOne shareholders that they approve the StellarOne merger proposal, or (b) withholds, withdraws or modifies in any manner adverse to Union, or proposes publicly to withhold, withdraw or modify in any manner adverse to Union, the approval, recommendation or declaration of advisability with respect to the StellarOne merger proposal; or (ii) StellarOne fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the StellarOne merger proposal or its obligations regarding the non-solicitation of other competing offers;

•	by the board of directors of Union or StellarOne if StellarOne shareholders do not approve the StellarOne merger proposal;

•	by the board of directors of StellarOne at any time before the Union special meeting if (i) Union’s board of directors (a) fails to recommend to the Union shareholders that they approve the Union merger proposal, or (b) withholds, withdraws or modifies in any manner adverse to StellarOne, or proposes publicly to withhold, withdraw or modify in any manner adverse to StellarOne, the approval, recommendation or declaration of advisability with respect to the Union merger proposal; or (ii) Union fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the Union merger proposal and the articles amendment proposal or its obligations regarding the non-solicitation of other competing offers;

•	by the board of directors of Union or StellarOne if Union shareholders do not approve the Union merger proposal and the articles amendment proposal;

•	by the board of directors of Union if it has approved the entering into of a definitive agreement to accept a “superior proposal” (as defined in the merger agreement), provided Union pays to StellarOne the termination fee described below; or

•	by the board of directors of StellarOne if it has approved the entering into of a definitive agreement to accept a superior proposal, provided StellarOne pays to Union the termination fee.

Termination Fee and Expenses (pages [—] and [—])

Union or StellarOne must pay the other a termination fee of $21.8 million if the merger agreement is terminated by either party under certain specified circumstances. The termination and payment circumstances are more fully described elsewhere in this joint proxy statement/prospectus. See “The Merger Agreement – Termination Fee” on page [—] and in Article 7 of the merger agreement.

In general, whether or not the merger is completed, Union and StellarOne will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of printing this joint proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities.

Amendment to Union Articles of Incorporation (page [—])

In order to have a sufficient number of authorized shares of common stock to issue to former StellarOne shareholders upon completion of the merger, and for other corporate reasons, the Union board of directors has approved an amendment to Union’s articles of incorporation to increase the number of authorized shares of common stock from 36,000,000 to 100,000,000 shares. If the shareholders of either Union or StellarOne do not approve the Union merger proposal or the StellarOne merger proposal, respectively, Union will not amend its articles of incorporation, even if Union shareholders approve the articles amendment proposal. The form of the amendment to Union’s articles of incorporation increasing the number of authorized shares of common stock is attached as Appendix D this joint proxy statement/prospectus.

Amendment to Union Bylaws (page [—])

In connection with entering into the merger agreement and to facilitate the addition of certain StellarOne directors to the Union board of directors at the time of the merger, Union has agreed to amend its bylaws prior to the merger so that the number of directors that will comprise the full Union board is to be fixed at such number, not to exceed 19 directors, consisting of (i) not more than 11 current Union directors designated by Union, including the current chief executive officer of Union (the “Union Directors”), and (ii) eight current StellarOne directors to be designated prior to the effective date of the merger by StellarOne, subject to the consent of Union which shall not be unreasonably withheld (the “StellarOne Directors”). The Union Directors and StellarOne Directors will be split as equally as possible among the three classes of directors to serve staggered terms. Until the third anniversary of the merger, all vacancies on the Union board created by the cessation of service of a Union Director must be filled by a nominee proposed to the nominating committee of the Union board by a majority of the remaining Union Directors, and all vacancies on the Union board created by the cessation of service of a StellarOne Director shall be filled by a nominee proposed to the nominating committee of the Union board by a majority of the remaining StellarOne Directors. Such bylaw provision may not be modified, amended or repealed other than by the affirmative vote of all StellarOne Directors during such three-year period.

The merger agreement also requires Union to amend its bylaws prior to the merger to provide that, until the third anniversary of the merger, Dr. Raymond D. Smoot, Jr., current chairman of StellarOne’s board of directors, will serve as chairman of Union’s board of directors and as a member of its executive committee. During such three-year period, the removal of Dr. Smoot, or the failure to appoint or re-elect Dr. Smoot as chairman of the Union board, and any determination not to nominate Dr. Smoot as director of Union, will require the affirmative vote of at least 75% of the full Union board of directors. Any modification, amendment or repeal of such bylaw provision may only be adopted by the affirmative vote of at least 75% of the full Union board.

The forms of the above-described bylaw amendments are set forth in their entirety in Exhibit 1.4(b) to the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A.

The Union Special Meeting (page [—])

The Union special meeting will be held on [—], 2013 at [—]:[—][—].m. local time, at Union’s Operations Center, located at 24010 Partnership Boulevard, Ruther Glen, Virginia.

At the special meeting, the shareholders of Union will be asked to vote on the following matters:

•	the Union merger proposal;

•	the articles amendment proposal; and

•	the Union adjournment proposal.

The StellarOne Special Meeting (page [—])

The StellarOne special meeting will be held on [—], 2013 at [—]:[—][—].m. local time, at [the Doubletree Hotel, located at 990 Hilton Heights Road,] Charlottesville, Virginia.

At the special meeting, the shareholders of StellarOne will be asked to vote on the following matters:

•	the StellarOne merger proposal;

•	the compensation proposal; and

•	the StellarOne adjournment proposal.

Record Date and Votes Required – Union Special Meeting (pages [—] and [—])

You can vote at the Union special meeting of shareholders if you owned Union common stock at the close of business on [—], 2013. On that date, Union had [—] shares of common stock outstanding and entitled to vote. For each proposal presented at the Union special meeting, a shareholder can cast one vote for each share of Union common stock owned on the record date.

The votes required to approve the proposals at the Union special meeting are as follows:

•	The Union merger proposal requires the affirmative vote of a majority of the outstanding shares of Union common stock entitled to vote on the proposal.

•	The articles amendment proposal requires the affirmative vote of a majority of the outstanding shares of Union common stock entitled to vote on the proposal.

•	The Union adjournment proposal requires the affirmative vote of a majority of the shares voted on the proposal, whether or not a quorum is present.

Record Date and Votes Required – StellarOne Special Meeting (pages [—] and [—])

You can vote at the StellarOne special meeting of shareholders if you owned StellarOne common stock at the close of business on [—], 2013. On that date, StellarOne had [—] shares of common stock outstanding and entitled to vote. For each proposal presented at the StellarOne special meeting, a shareholder can cast one vote for each share of StellarOne common stock owned on the record date.

The votes required to approve the proposals at the StellarOne special meeting are as follows:

•	The StellarOne merger proposal requires the affirmative vote of a majority of the outstanding shares of StellarOne common stock entitled to vote on the proposal.

•	Approval of the compensation proposal, to be obtained on an advisory basis only, requires the affirmative vote of at least a majority of the shares voted on the proposal.

•	The StellarOne adjournment proposal requires the affirmative vote of a majority of the shares voted on the proposal, whether or not a quorum is present.

Affiliate Agreements and Voting by Union and StellarOne Directors and Executive Officers (page [—])

Each of Union’s directors and executive officers has agreed, subject to several conditions and exceptions, to vote all of his or her shares of Union common stock in favor of the Union merger proposal and the articles amendment proposal. As of [—], 2013, the record date for the Union special meeting, directors and executive officers of Union and their affiliates owned and are entitled to vote [—] shares of Union common stock, or approximately [—]% of the total voting power of the shares of Union common stock outstanding on that date, of which [—] shares or [—]% of the total voting power of the shares of Union common stock outstanding on that date are subject to an affiliate agreement.

Each of StellarOne’s directors and executive officers has agreed, subject to several conditions and exceptions, to vote all of his or her shares of StellarOne common stock in favor of the StellarOne merger proposal. As of [—], 2013, the record date for the StellarOne special meeting, directors and executive officers of StellarOne and their affiliates owned and are entitled to vote [—] shares of StellarOne common stock, or approximately [—]% of the total voting power of the shares of StellarOne common stock outstanding on that date, of which [—] shares or [—]% of the total voting power of the shares of StellarOne common stock outstanding on that date are subject to an affiliate agreement.

No Appraisal or Dissenters’ Rights (page [—])

Under Virginia law, the shareholders of Union and StellarOne are not entitled to appraisal or dissenters’ rights in connection with the merger.

Shareholders of Union and StellarOne Have Different Rights (page [—])

Union and StellarOne are Virginia corporations governed by the Virginia Stock Corporation Act (the “Virginia SCA”). In addition, the rights of Union and StellarOne shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, StellarOne shareholders will become shareholders of Union, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of Union, each as amended, and by the Virginia SCA. The rights of shareholders of Union differ in certain respects from the rights of shareholders of StellarOne.

The Merger Will Be Accounted for Under the Acquisition Method of Accounting (page [—])

Union will use the acquisition method of accounting to account for the merger.

Treasury Warrant (page [—])

Notwithstanding the terms of the merger agreement, it is the present intention of Union, either alone or together with StellarOne, to repurchase the warrant to purchase 302,623 shares of StellarOne common stock (“Treasury Warrant”) that was issued to the United States Department of the Treasury (the “Treasury”) on December 19, 2008 in connection with StellarOne’s participation in the Capital Purchase Program of Treasury’s Troubled Asset Relief Program. Such repurchase would occur on or about the effective date of the merger for a purchase price subject to final negotiation with the Treasury. If the Treasury Warrant has not been repurchased at the time of the merger, it will be converted into a warrant to purchase shares of Union common stock in an amount and at an exercise price determined in accordance with the terms of the Treasury Warrant.

Listing of Union Common Stock (page [—])

Union will list the shares of common stock to be issued in the merger on the NASDAQ Global Select Market.

Market Prices and Share Information (page [—])

Union’s common stock is listed on the NASDAQ Global Select Market under the symbol “UBSH” and StellarOne’s common stock is listed on the NASDAQ Global Select Market under the symbol “STEL.” The following table sets forth the closing sale prices per share of Union common stock and StellarOne common stock as reported on the NASDAQ Global Select Market on June 7, 2013, the last trading day before we announced the signing of the merger agreement, and on [—], 2013, the last trading day before the date of this joint proxy statement/prospectus.

	Union Common Stock		StellarOne Common Stock

June 7, 2013		$20.02		$16.21
[—], 2013	$	[—]	$	[—]

Union cannot assure StellarOne shareholders that its stock price will continue to trade at or above the prices shown in the table above. You should obtain current stock price quotations for Union common stock and StellarOne common stock from a newspaper, via the Internet or by calling your broker.

Litigation Relating to the Merger (page [—])

On June 14, 2013, Jaclyn Crescente, individually and purportedly on behalf of all other StellarOne shareholders, filed a class action complaint against StellarOne, its current directors, StellarOne Bank (the “StellarOne Defendants”) and Union, in the U.S. District Court for the Western District of Virginia, Charlottesville Division (Case No. 3:13-cv-00021-NKM). The complaint alleges that the StellarOne directors breached their fiduciary duties by approving the merger with Union, and that Union aided and abetted in such breaches of duty. The complaint seeks, among other things, an order enjoining the defendants from proceeding with or consummating the merger, as well as other equitable relief and/or money damages in the event that the transaction is completed. On July 26, 2013, the StellarOne Defendants and Union filed separate motions to dismiss the complaint. StellarOne and Union believe that the claims are without merit. See “The Merger – Litigation Relating to the Merger.”

Risk Factors (page [—])

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors under “Risk Factors.”

SELECTED HISTORICAL FINANCIAL DATA OF UNION

The following table sets forth certain of Union’s consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2012 and as of and for the six months ended June 30, 2013 and 2012. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2012, is derived from Union’s audited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The consolidated financial information as of and for the six-month periods ended June 30, 2013 and 2012 is derived from Union’s unaudited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. In Union’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the six months ended June 30, 2013 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2013.

The selected historical financial data below is only a summary and should be read in conjunction with the consolidated financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes.

Union First Market Bankshares Corporation

	Six Months Ended June 30, (Unaudited)		December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Amounts in thousands, except per share information)

Results of Operations:
Interest and dividend income	$85,973	$91,178	$181,863	$189,073	$189,821	$128,587	$135,095
Interest expense	10,816	14,744	27,508	32,713	38,245	48,771	57,222

Net interest income	75,157	76,434	154,355	156,360	151,576	79,816	77,873
Provision for loan losses	3,050	6,500	12,200	16,800	24,368	18,246	10,020

Net interest income after provision for loan losses	72,107	69,934	142,155	139,560	127,208	61,570	67,853
Noninterest income	21,133	18,729	41,068	32,964	34,217	23,442	21,797
Noninterest expenses	67,783	65,874	133,479	130,815	129,920	75,762	70,878

Income before income taxes	25,457	22,789	49,744	41,709	31,505	9,250	18,772
Income tax expense	7,011	6,446	14,333	11,264	8,583	890	4,258

Net income	$18,446	$16,343	$35,411	$30,445	$22,922	$8,360	$14,514

Financial Condition:
Assets	$4,056,557	$3,982,288	$4,095,865	$3,907,087	$3,837,247	$2,587,272	$2,551,932
Loans, net of unearned income	3,000,855	2,887,790	2,966,847	2,818,583	2,837,253	1,874,224	1,874,088
Deposits	3,265,963	3,218,986	3,297,767	3,175,105	3,070,059	1,916,364	1,926,999
Stockholders’ equity	428,429	433,436	435,863	421,639	428,085	282,088	273,798

Ratios:
Return on average assets	0.92%	0.84%	0.89%	0.79%	0.61%	0.32%	0.61%
Return on average equity	8.53%	7.68%	8.13%	6.90%	5.50%	2.90%	6.70%
Efficiency ratio	68.58%	67.74%	66.86%	67.55%	68.19%	70.81%	68.75%
Common equity to total assets	10.56%	10.88%	10.64%	10.79%	10.26%	10.90%	10.71%
Tangible common equity / tangible assets	8.92%	9.11%	8.97%	8.91%	8.22%	8.64%	6.10%

	Six Months Ended June 30, (Unaudited)		December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Amounts in thousands, except per share information)

Asset Quality:
Allowance for loan losses	$34,333	$40,985	$34,916	$39,470	$38,406	$30,484	$25,496
Nonaccrual loans	$27,022	$39,171	$26,206	$44,834	$61,716	$22,348	$14,412
Other real estate owned	$35,153	$35,802	$32,834	$32,263	$36,122	$22,509	$7,140
ALL / total outstanding loans	1.14%	1.42%	1.18%	1.40%	1.35%	1.63%	1.36%
ALL / total outstanding loans, adjusted for acquired	1.33%	1.74%	1.40%	1.83%	1.88%	NA	NA
ALL / nonperforming loans	127.06%	104.63%	133.24%	88.04%	62.23%	136.41%	176.91%
NPAs / total outstanding loans	2.07%	2.60%	1.99%	2.74%	3.45%	2.39%	1.15%
Net charge-offs / total outstanding loans	0.24%	0.35%	0.56%	0.56%	0.58%	0.71%	0.21%
Provisions / total outstanding loans	0.21%	0.45%	0.41%	0.60%	0.86%	0.97%	0.53%

Per Share Data:
Earnings per share, basic	$0.74	$0.63	$1.37	$1.07	$0.83	$0.19	$1.08
Earnings per share, diluted	0.74	0.63	1.37	1.07	0.83	0.19	1.07
Cash dividends paid	0.26	0.15	0.37	0.28	0.25	0.30	0.74
Market value per share	20.59	14.45	15.77	13.29	14.78	12.39	24.80
Book value per common share	17.32	16.75	17.30	16.17	15.16	15.34	16.03
Price to earnings ratio, diluted	13.80	11.41	11.51	12.42	17.81	65.21	23.18
Price to book value ratio	1.19	0.86	0.91	0.82	0.98	0.81	1.55
Dividend payout ratio	35.14%	23.81%	27.01%	26.17%	30.12%	157.89%	69.16%
Weighted average shares outstanding, basic	24,891,655	25,899,648	25,872,316	25,981,222	25,222,565	15,160,619	13,477,760
Weighted average shares outstanding, diluted	24,969,174	25,923,505	25,900,863	26,009,839	25,268,216	15,201,993	13,542,948

SELECTED HISTORICAL FINANCIAL DATA OF STELLARONE

The following table sets forth certain of StellarOne’s consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2012 and as of and for the six months ended June 30, 2013 and 2012. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2012, is derived from StellarOne’s audited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The consolidated financial information as of and for the six-month periods ended June 30, 2013 and 2012 is derived from StellarOne’s unaudited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. In StellarOne’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the six months ended June 30, 2013 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2013.

The selected historical financial data below is only a summary and should be read in conjunction with the consolidated financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes.

During the first quarter of 2013, StellarOne began reporting mortgage banking-related fees and fiduciary and brokerage fee income net of associated commission expense, as applicable. In addition, since that time, debit card interchange costs and net demand deposit charge-offs have been reported as a reduction of the associated retail banking fee income. Previously, these expenses were reported in noninterest expense. All prior periods presented contain the reclassification between noninterest expense and noninterest income in order to conform to the current presentation. Management considers the net presentation to be more consistent with industry practice, accurately reflecting income derived from our retail banking activities and the net contribution of the mortgage banking and wealth management segments to the consolidated financial results.

StellarOne Corporation

	Six Months Ended June 30, (Unaudited)		December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Amounts in thousands, except per share information)

Results of Operations:
Interest and dividend income	$55,948	$57,892	$115,056	$120,861	$127,922	$139,709	$156,236
Interest expense	7,477	9,817	18,479	24,440	33,912	50,512	57,821

Net interest income	48,471	48,075	96,577	96,421	94,010	89,197	98,415
Provision for loan losses	315	2,250	5,550	12,700	22,850	37,800	20,787

Net interest income after provision for loan losses	48,156	45,825	91,027	83,721	71,160	51,397	77,628
Noninterest income	15,265	14,045	28,864	25,706	28,894	20,895	20,900
Noninterest expenses	46,022	45,606	89,649	88,938	88,584	88,416	85,469

Income (loss) before income taxes	17,399	14,264	30,242	20,489	11,470	(16,124)	13,059
Income tax expense (benefit)	5,171	3,882	8,079	4,604	1,705	(7,594)	3,648

Net income	$12,228	$10,382	$22,163	$15,885	$9,765	$(8,530)	$9,411

Financial Condition:
Assets	$3,014,166	$2,979,866	$3,023,204	$2,917,928	$2,940,442	$3,033,101	$2,995,285
Loans, net of unearned income	2,182,989	2,037,143	2,079,593	2,031,430	2,099,484	2,186,507	2,264,586
Deposits	2,466,847	2,446,063	2,484,324	2,395,600	2,386,102	2,436,120	2,323,108
Stockholders’ equity	426,329	422,034	431,642	414,173	426,437	420,785	433,556

Ratios:
Return on average assets	0.82%	0.72%	0.75%	0.54%	0.33%	–0.28%	0.33%
Return on average equity	5.76%	4.98%	5.23%	3.70%	2.29%	–1.99%	2.59%
Efficiency ratio	67.99%	69.76%	68.10%	69.10%	69.80%	74.10%	67.50%
Common equity to total assets	14.14%	14.16%	14.28%	14.19%	14.50%	13.87%	14.47%
Tangible common equity / tangible assets	10.65%	10.60%	10.82%	10.56%	9.84%	9.29%	9.81%

Asset Quality:
Allowance for loan losses	$27,366	$30,142	$29,824	$32,588	$37,649	$40,172	$30,464
Nonaccrual loans	$26,094	$35,482	$35,882	$39,174	$43,474	$60,238	$43,618
Other real estate owned	$4,095	$7,014	$5,760	$8,575	$10,894	$4,505	$4,627
ALL / total outstanding loans	1.25%	1.48%	1.43%	1.60%	1.79%	1.84%	1.35%
ALL / nonperforming loans	104.87%	84.95%	83.12%	83.19%	86.60%	66.69%	69.84%
NPAs / total outstanding loans	1.38%	2.09%	2.00%	2.35%	2.59%	2.96%	2.13%
Net charge-offs / total outstanding loans	0.26%	0.46%	0.40%	0.87%	1.21%	1.29%	0.75%
Provisions / total outstanding loans	0.03%	0.22%	0.27%	0.63%	1.09%	1.73%	0.92%

Per Share Data:
Earnings (loss) per share, basic	$0.53	$0.45	$0.96	$0.59	$0.35	$(0.46)	$0.45
Earnings (loss) per share, diluted	0.53	0.45	0.96	0.59	0.35	(0.46)	0.45
Cash dividends paid	0.18	0.12	0.26	0.16	0.16	0.28	0.64
Market value per share	19.65	12.48	14.14	11.38	14.54	9.96	16.90
Book value per common share	18.93	18.45	18.86	18.15	18.75	18.57	19.18
Price to earnings ratio, diluted	18.41	13.87	14.73	19.29	41.54	(21.65)	37.56
Price to book value ratio	103.80	67.64	74.97	62.70	77.55	53.63	88.11
Dividend payout ratio	33.70%	26.68%	27.09%	30.82%	52.83%	(90.39)%	134.03%
Weighted average shares outstanding, basic	22,859,821	23,076,760	23,089,457	22,794,508	22,721,246	22,644,931	20,725,650
Weighted average shares outstanding, diluted	22,911,637	23,076,818	23,090,012	22,861,199	22,779,584	22,644,931	20,794,127

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Union and StellarOne, as an acquisition by Union of StellarOne using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of StellarOne will be recorded by Union at their respective fair values as of the date the merger is completed. The pro forma financial information should be read in conjunction with the Quarterly Report on Form 10-Q for the period ended June 30, 2013 and Annual Report on Form 10-K for the calendar year ended December 31, 2012 of both Union and StellarOne, which are incorporated by reference herein. See “Selected Historical Financial Data of Union” on page [—], “Selected Historical Financial Data of StellarOne” on page [—], “Information about StellarOne Corporation” on page [—], “Information about Union First Market Bankshares Corporation” on page [—], and “Where You Can Find More Information” on page [—].

The merger was announced on June 10, 2013. As a result of the merger, the holders of shares of StellarOne common stock will receive 0.9739 shares of Union common stock for each share of StellarOne common stock held immediately prior to the effective date of the merger. Each share of Union common stock outstanding immediately prior to the merger will continue to be outstanding after the merger. Each option to purchase shares of StellarOne common stock granted under a StellarOne equity-based compensation plan that is outstanding immediately prior to the effective date of the merger will be converted into an option to purchase shares of Union common stock, adjusted based on the 0.9739 exchange ratio. Each restricted share of StellarOne common stock granted under a StellarOne equity-based compensation plan that is outstanding immediately prior to the effective date of the merger will be converted into a restricted share of Union common stock, adjusted based on the 0.9739 exchange ratio.

At the effective date of the merger, if the Treasury Warrant (or warrants derived therefrom) is then outstanding and unexercised it will cease to represent a right to acquire StellarOne common stock and will be converted into a warrant to purchase shares of Union common stock in an amount and at an exercise price determined in accordance with the terms of the merger agreement and the Treasury Warrant.

The merger is intended to be treated as a “reorganization” for federal income tax purposes; Union and StellarOne shareholders are not expected to recognize, for federal income tax purposes, any gain or loss on the merger or the receipt of shares of Union common stock. For more information, see “Material U.S. Federal Income Tax Consequences” on page [—].

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on June 30, 2013. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2013 and the year ended December 31, 2012 give effect to the merger as if the transaction had occurred on January 1, 2012.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised and may not agree to actual amounts recorded by Union upon consummation of the merger. This financial information does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of Union and its subsidiaries, which are incorporated in this document by reference, and the historical consolidated financial statements and related notes thereto of StellarOne and its subsidiaries, which are also incorporated by reference.

UNION AND STELLARONE

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of June 30, 2013

(Dollars in thousands)

	Union (As Reported)	StellarOne (As Reported)	Merger Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$71,547	$51,693	$—		$123,240
Securities available for sale, at fair value	582,312	488,925	—		1,071,237
Restricted stock, at cost	17,956	—	18,205	(A)	36,161
Loans held for sale	109,395	28,926	—		138,321

Loans, net of unearned income	3,000,855	2,182,989	(39,551)	(a)	5,144,293
Less allowance for loan losses	34,333	27,366	(27,366)	(b)	34,333

Net loans	2,966,522	2,155,623	(12,185)		5,109,960

Bank premises and equipment, net	82,857	74,018	7,635	(c)	164,510
Other real estate owned, net of valuation allowance	35,153	4,095	(1,400)	(d)	37,848
Core deposit intangibles, net	13,821	3,048	23,815	(e)	40,684
Goodwill	59,400	114,167	67,281	(f)	240,848
Other assets	117,594	93,671	(18,898)	(g)(A)	192,367

Total assets	$4,056,557	$3,014,166	$84,453		$7,155,176

LIABILITIES
Noninterest-bearing demand deposits	668,303	379,616	—		1,047,919
Interest-bearing deposits	2,597,660	2,087,231	10,048	(h)	4,694,939

Total deposits	3,265,963	2,466,847	10,048		5,742,858

Securities sold under agreements to repurchase	101,418	757	—		102,175
Other short-term borrowings	28,000	4,000	—		32,000
Long-term borrowings	198,229	102,991	3,902	(h)	305,122
Other liabilities	34,518	13,242	2,437	(i)	50,197

Total liabilities	3,628,128	2,587,837	16,387		6,232,352

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock	32,901	22,519	7,078	(j)(k)	62,498
Surplus	168,600	265,845	198,953	(j)(k)	633,398
Retained earnings	227,563	135,206	(135,206)	(j)	227,563
Accumulated other comprehensive income	(635)	2,759	(2,759)	(j)	(635)

Total stockholders’ equity	428,429	426,329	68,066		922,824

Total liabilities and stockholders’ equity	$4,056,557	$3,014,166	$84,453		$7,155,176

See accompanying notes to condensed consolidated financial statements.

UNION AND STELLARONE

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME

For the Six Months Ended June 30, 2013

(Dollars and shares in thousands, except per share amounts)

	Union (As Reported)	StellarOne (As Reported)	Merger Pro Forma Adjustments		Pro Forma Combined

Interest and dividend income:
Interest and fees on loans	$77,912	$50,765	$(36)	(l)	$128,641
Other interest income	8,061	5,183	—		13,244

Total interest and dividend income	85,973	55,948	(36)		141,885

Interest expense:
Interest on deposits	7,663	5,967	(2,512)	(m)	11,118
Other interest expense	3,153	1,510	(493)	(n)	4,170

Total interest expense	10,816	7,477	(3,005)		15,288

Net interest income	75,157	48,471	2,969		126,597
Provision for loan losses	3,050	315	—		3,365

Net interest income after provision for loan losses	72,107	48,156	2,969		123,232

Noninterest income:
Service charges on deposit accounts	4,618	4,051	340	(B)	9,009
Other service charges, commissions and fees	6,029	5,639	—		11,668
Gains on sales of mortgage loans, net of commissions	8,520	3,691	—		12,211
Other operating income	1,966	1,884	610	(C)(D)	4,460

Total noninterest income	21,133	15,265	950		37,348

Noninterest expenses:
Salaries and benefits	35,878	24,402	390	(D)(E)	60,670
Occupancy expenses	5,619	4,562	191	(p)	10,372
Furniture and equipment expenses	3,585	4,280	—		7,865
Other expenses	22,701	12,778	3,438	(o)(B)(C)(E)	38,917

Total noninterest expenses	67,783	46,022	4,019		117,824

Income before income taxes	25,457	17,399	(100)		42,756
Income tax expense	7,011	5,171	(35)		12,147

Net income	$18,446	$12,228	$(65)		$30,609

Earnings per common share, basic	$0.74	$0.53			$0.65

Earnings per common share, diluted	$0.74	$0.53			$0.65

Weighted average common shares outstanding, basic	24,892	22,860	(724)	(q)	47,028
Weighted average common shares outstanding, diluted	24,969	22,912	(660)	(q)	47,221

See accompanying notes to condensed consolidated financial statements.

UNION AND STELLARONE

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME

For the Year Ended December 31, 2012

(Dollars and shares in thousands, except per share amounts)

	Union (As Reported)	StellarOne (As Reported)	Merger Pro Forma Adjustments		Pro Forma Combined

Interest and dividend income:
Interest and fees on loans	$162,637	$103,192	$(72)	(l)	$265,757
Other interest income	19,226	11,864	—		31,090

Total interest and dividend income	181,863	115,056	(72)		296,847

Interest expense:
Interest on deposits	19,446	15,407	(5,024)	(m)	29,829
Other interest expense	8,062	3,072	(986)	(n)	10,148

Total interest expense	27,508	18,479	(6,010)		39,977

Net interest income	154,355	96,577	5,938		256,870
Provision for loan losses	12,200	5,550	—		17,750

Net interest income after provision for loan losses	142,155	91,027	5,938		239,120

Noninterest income:
Service charges on deposit accounts	9,033	9,411	—		18,444
Other service charges, commissions and fees	10,898	11,787	—		22,685
Gains on sales of mortgage loans, net of commissions	16,651	8,317	(1,791)	(F)	23,177
Other operating income	4,486	4,828	1,491	(C)	10,805

Total noninterest income	41,068	34,343	(300)		75,111

Noninterest expenses:
Salaries and benefits	68,648	51,375	(1,431)	(E)(F)	118,592
Occupancy expenses	12,150	8,593	382	(p)	21,125
Furniture and equipment expenses	7,251	8,220	—		15,471
Other expenses	45,430	26,940	7,847	(o)(C)(E)	80,217

Total noninterest expenses	133,479	95,128	6,798		235,405

Income before income taxes	49,744	30,242	(1,160)		78,826
Income tax expense	14,333	8,079	(406)		22,006

Net income	$35,411	$22,163	$(754)		$56,820

Earnings per common share, basic	$1.37	$0.96			$1.18

Earnings per common share, diluted	$1.37	$0.96			$1.18

Weighted average common shares outstanding, basic	25,872	23,089	(953)	(q)	48,008
Weighted average common shares outstanding, diluted	25,901	23,090	(838)	(q)	48,153

See accompanying notes to condensed consolidated financial statements.

NOTE A – BASIS OF PRESENTATION

On June 9, 2013, Union entered into the merger agreement with StellarOne. The merger agreement provides that at the effective date of the merger, each outstanding share of common stock of StellarOne will be converted into the right to receive 0.9739 shares of Union common stock, par value $1.33 per share.

The unaudited pro forma condensed combined financial information of Union’s financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with StellarOne was consummated on January 1, 2012 for purposes of the unaudited pro forma condensed combined statements of income and on June 30, 2013 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of StellarOne at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of StellarOne’s tangible, and identifiable intangible, assets and liabilities as of the effective date of the merger.

NOTE B – PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates, and assumptions. Subsequent to the completion of the merger, Union will engage an independent third party valuation firm to determine the fair value of the assets acquired and liabilities assumed which could significantly change the amount of the estimated fair values used in pro forma financial information presented.

(a)	A fair value adjustment was recorded to StellarOne’s outstanding loan portfolio. This fair value adjustment consists of:

i.	An adjustment for credit deterioration of the acquired portfolio in the amount of $52.1 million which represented a mark of 2.4% on StellarOne’s outstanding loan portfolio. Of the $52.1 million credit mark, approximately $12.3 million is estimated to be an accretable adjustment. In order to determine the adjustment related to credit deterioration, Union engaged an independent third party loan review team to review and perform analytics on StellarOne’s loan portfolio.

ii.	A further fair value adjustment (premium) to reflect differences in interest rates in the amount of $12.6 million partially offset the credit deterioration adjustment. This portion of the fair value adjustment was based on current market interest rates and spreads including the consideration for liquidity concerns.

(b)	Elimination of StellarOne’s allowance for loan losses. Purchased loans acquired in a business combination are recorded at fair value and the recorded allowance of the acquired company is not carried over.

(c)	Estimated fair value adjustments of acquired premises (buildings and land) as of acquisition date. The premium of $7.6 million represents 10.3% of StellarOne’s bank premises based on an independent third party valuation utilizing a market approach.

(d)	Estimated fair value adjustment of the acquired other real estate owned (“OREO”) as of the acquisition date. The discount of $1.4 million is based on an independent third party valuation utilizing market data for similar assets and applying judgment based on the individual circumstances of the OREO.

(e)	Union’s estimate of the fair value of the core deposit intangible asset ($26.9 million) and the elimination of StellarOne’s previously reported core deposit intangible asset ($3.1 million). This will be amortized over seven years using sum-of-years digits method. This estimate represents a 1.5% premium on StellarOne’s core deposits based on current market data for similar transactions.

(f)	Elimination of StellarOne’s goodwill ($114.2 million) plus the addition of goodwill generated as a result of the total purchase price and the fair value of assets acquired exceeding the fair value of liabilities assumed ($181.5 million) (See Note D).

(g)	Elimination of other non-goodwill intangible assets ($693 thousand).

(h)	Estimated fair value adjustment on deposits and long-term borrowings at current market rates and spreads for similar products.

(i)	Adjustment for deferred taxes associated with the adjustments to record the assets and liabilities of StellarOne at fair value based on Union’s statutory rate of 35%.

(j)	Elimination of StellarOne’s stockholders’ equity representing conversion of all of StellarOne’s common shares into Union common shares.

(k)	Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $1.33 par value of Union’s common stock issued to effect the transaction. The adjustment to surplus represents in the amount of equity consideration above the par value of Union’s common stock issued.

(l)	Represents the net premium amortization on acquired loans assuming the merger closed on January 1, 2012 (see Note E). Premium will be amortized over four years using the straight-line method.

(m)	Represents premium amortization on deposits assumed as part of the merger assuming the merger closed on January 1, 2012 (see Note E). Premium will be amortized over two years using the straight-line method.

(n)	Represents net premium amortization on borrowings assumed as part of the merger assuming the merger closed on January 1, 2012 (see Note E). Discount on trust preferred capital notes will be accreted over eighteen years using the straight-line method. Premium on other long-term borrowings will be amortized over four years using the straight-line method.

(o)	Represents amortization of core deposit premium assuming the merger closed on January 1, 2012 (see Note E). Premium will be amortized over seven years using the sum-of-years digits method.

(p)	Represents premium amortization on bank premises assuming the merger closed on January 1, 2012 (see Note E). Premium will be amortized over twenty years using the straight-line method.

(q)	Weighted average basic and diluted shares outstanding were adjusted to effect the transaction.

The following conforming reclassifications are adjustments to StellarOne’s reported balance sheet and income statement in order to more closely align with the presentation of Union.

(A)	Reclassification of restricted stock reported within other assets ($18.2 million).

(B)	Adjustment of noninterest operating expenses recorded in service charges reclassified to other expense.

(C)	Adjustment of OREO and related costs recorded in other income and reclassified to other expense.

(D)	Adjustment of brokerage commissions recorded in other income and reclassified to salaries expense.

(E)	Adjustment of pre-employment, workers’ compensation, and temporary employment services expenses recorded in other expenses reclassified to salaries and benefits expense.

(F)	Adjustment of mortgage related commissions recorded in salaries and benefits reclassified to gains on sales of mortgage loans, net of commissions.

NOTE C – CAPITAL PURCHASE PROGRAM WARRANT

On December 28, 2011, StellarOne completed its repurchase of the 30,000 shares of preferred stock issued to the Treasury in connection with StellarOne’s participation in the Capital Purchase Program of Treasury’s Troubled Asset Relief Program (the “CPP”). The repurchased shares of preferred stock were originally issued on December 19, 2008. The Treasury Warrant for 302,622 shares of common stock issued by StellarOne at the inception of the CPP purchase as a condition to StellarOne’s participation in the CPP expires December 19, 2018 and remains outstanding. At the effective date of the merger, if the Treasury Warrant (or warrants derived therefrom) is then outstanding and unexercised it will cease to represent a right to acquire StellarOne common stock and will be converted into a warrant to purchase shares of Union common stock in an amount and at an exercise price determined in accordance with the terms of the merger agreement and the Treasury Warrant.

While not a term of the merger agreement, it is the present intention of Union, either alone or together with StellarOne, to repurchase the Treasury Warrant held by the Treasury on or before the effective date of the merger; however, for the purposes hereof, StellarOne and Union have assumed that the Treasury Warrant will be outstanding and unexercised at the effective date of the merger and convert automatically into a warrant to purchase Union common stock in accordance with the terms of the Treasury Warrant. In that case, the number of Union common shares for which the Treasury Warrant will become exercisable and the exercise price will be adjusted to reflect the 0.9739 share exchange ratio. The fair value of the Treasury Warrant is not material to the unaudited condensed combined balance sheet.

NOTE D – PRO FORMA ALLOCATION OF PURCHASE PRICE

The following table shows the pro forma allocation of the consideration paid for StellarOne’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction (unaudited, dollars in thousands):

Purchase Price:
Fair Value of common shares issued		$487,314
Fair Value of stock options, restricted stock, and Treasury warrant		7,081

Total pro forma purchase price		$494,395

Fair value of assets acquired:
Cash and cash equivalents	$51,693
Securities available for sale	488,925
Restricted stock, at cost	18,205
Loans held for sale	28,926
Net loans	2,143,438
Bank premise and equipment	81,653
OREO, net of valuation allowance	2,695
Core deposit intangible	26,863
Other assets	74,773

Total assets	2,917,171

Fair value of liabilities assumed:
Deposits	2,476,895
Securities sold under agreements to repurchase	757
Other short-term borrowings	4,000
Long-term borrowings	106,893
Other liabilities	15,679

Total liabilities	2,604,224

Net assets acquired		$312,947

Preliminary pro forma goodwill		$181,448

The following table depicts the sensitivity of the purchase price and resulting goodwill to changes in the price of Union’s common stock at a price of $22.22 as of July 29, 2013:

Share Price Sensitivity (unaudited, dollars in thousands)
	Purchase Price	Estimated Goodwill
Up 20%	$593,274	$280,327
Up 10%	$543,835	$230,888
As presented in proforma	$494,395	$181,448
Down 10%	$444,956	$132,009
Down 20%	$395,516	$82,569

NOTE E – ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of Union after the merger with StellarOne (unaudited, dollars in thousands):

	Discount Accretion (Premium Amortization)
	For the Years Ended December 31,
	2014	2015	2016	2017	2018	Thereafter	Total

Loans	$(72)	$(72)	$(72)	$(72)	$—	$—	$(288)
Bank premises	(382)	(382)	(382)	(382)	(382)	(5,725)	(7,635)
Deposits	(5,024)	(5,024)	—	—	—	—	(10,048)
Borrowings	(986)	(986)	(986)	(986)	3	39	(3,902)
Core Deposit Intangible	(6,716)	(5,756)	(4,797)	(3,838)	(2,878)	(2,878)	(26,863)

The actual effect of purchase accounting adjustments on the future pre-tax income of Union will differ from these estimates based on the closing date estimates of fair values and the use of different amortization methods than assumed above.

NOTE F– ESTIMATED COST SAVINGS AND MERGER–RELATED COSTS

Estimated cost savings, expected to approximate 32% of StellarOne’s annualized pre-tax operating expenses, are excluded from the pro forma analysis. Cost savings are estimated to be realized at 65% in the first year after acquisition and 100% in subsequent years. In addition, estimated merger-related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger and not indicative of what historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger-related costs are estimated to be approximately $19.5 million, after-tax.

COMPARATIVE HISTORICAL AND PRO FORMA UNAUDITED SHARE DATA

Summarized below is historical unaudited per share information for Union and StellarOne and additional information as if the companies had been combined for the periods shown, which is referred to as “pro forma” information.

The StellarOne pro forma equivalent per share amounts are calculated by multiplying the Union pro forma combined book value per share and net income per share by the exchange ratio of 0.9739 so that the per share amounts equate to the respective values for one share of StellarOne common stock.

It is expected that both Union and StellarOne will incur merger and integration charges as a result of the merger. Also anticipated is that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect all of these anticipated financial benefits or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

In addition, the information set forth below has been prepared based on preliminary estimates of merger consideration and fair values attributable to the merger; the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair value will be based on the actual net tangible and intangible assets and liabilities of StellarOne that will exist on the date of completion of the merger.

The information in the following table is based on, and should be read together with, the historical financial information and the notes thereto for Union and StellarOne incorporated by reference into, or contained in, this joint proxy statement/prospectus.

	Historical
	Union	StellarOne	Pro Forma Combined		Pro Forma Equivalent StellarOne Share

Basic Earnings Per Common Share
For the year ended December 31, 2012	$1.37	$0.96	$1.18	(1)	$1.15	(2)
For the six months ended June 30, 2013	$0.74	$0.53	$0.65	(1)	$0.63	(2)

Diluted Earnings Per Common Share
For the year ended December 31, 2012	$1.37	$0.96	$1.18	(1)	$1.15	(2)
For the six months ended June 30, 2013	$0.74	$0.53	$0.65	(1)	$0.63	(2)

Cash Dividends Per Common Share
For the year ended December 31, 2012	$0.37	$0.26	$0.37	(3)	$0.36	(2)
For the six months ended June 30, 2013	$0.26	$0.18	$0.26	(3)	$0.25	(2)

Book Value Per Common Share
For the year ended December 31, 2012	$17.30	$18.86	$19.62	(4)	$19.11	(2)
For the six months ended June 30, 2013	$17.32	$18.93	$19.63	(4)	$19.12	(2)

(1)	Pro forma earnings per share is based on pro forma combined net income and pro forma combined shares outstanding at the end of the period.
(2)	Calculated based on pro forma combined multiplied by 0.9739 exchange ratio.
(3)	Pro forma dividends per share represent Union’s historical dividends per share.
(4)	Calculated based on pro forma combined equity and pro forma combined shares outstanding at the end of the period.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page [—], you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. Certain risks can also be found in the documents incorporated by reference into this joint proxy statement/prospectus by Union and StellarOne. See “Where You Can Find More Information” on page [—].

Because of the fixed exchange ratio and the fluctuation of the market price of Union common stock, shareholders of Union and StellarOne will not know at the time of the special meetings the market value of the merger consideration to be paid by Union to StellarOne shareholders.

In the merger, each share of StellarOne common stock will be converted into the right to receive 0.9739 shares of Union common stock, the value of which will depend upon the price of Union common stock at the effective date of the merger. The price of Union common stock as of the effective date of the merger may vary from its price at the date the fixed exchange ratio was established, at the date of this joint proxy statement/prospectus and at the date of the special meetings. Such variations in the price of Union common stock may result from changes in the business, operations or prospects of Union, regulatory considerations, general market and economic conditions, and other factors. At the time of the special meetings, shareholders of Union and StellarOne will not know the exact value of the consideration to be paid by Union when the merger is completed. You should obtain current market quotations for shares of Union common stock and for shares of StellarOne common stock.

The market price of Union common stock after the merger may be affected by factors different from those affecting the shares of Union or StellarOne currently.

Upon completion of the merger, holders of StellarOne common stock will become holders of Union common stock. Union’s business differs in important respects from that of StellarOne, and, accordingly, the results of operations of the combined company and the market price of Union common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Union and StellarOne. For a discussion of the businesses of Union and StellarOne and of certain factors to consider in connection with those businesses, see the information described elsewhere in this joint proxy statement/prospectus and the documents incorporated herein by reference.

Combining Union and StellarOne may be more difficult, costly or time-consuming than we expect.

The success of the merger will depend, in part, on Union’s ability to realize the anticipated benefits and cost savings from combining the businesses of Union and StellarOne and to combine the businesses of Union and StellarOne in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of StellarOne or Union or decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, Union must successfully combine the businesses of Union and StellarOne. If Union is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.

Union and StellarOne have operated, and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on Union’s ability to successfully combine the businesses of Union and StellarOne. To realize these anticipated benefits, after the completion of the merger, Union expects to integrate StellarOne’s business into its own. The integration process in the merger could result in the loss of key employees, the disruption of each party’s ongoing business, inconsistencies in standards, controls, procedures and policies that affect adversely either party’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Union’s ability to successfully conduct its business in the markets in which StellarOne now operates, which could have an adverse effect on Union’s financial results and the value of its common stock. If Union experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized, fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be disruptions that cause Union and StellarOne to lose customers or cause customers to withdraw their deposits from StellarOne’s or Union’s banking subsidiaries, or other unintended consequences that could have a material adverse effect on Union’s results of operations or financial condition after the merger. These integration matters could have an adverse effect on each of StellarOne and Union during this transition period and for an undetermined period after consummation of the merger.

If Union and StellarOne do not successfully integrate, the combined company may not realize the expected benefits from the merger.

Integration in connection with a merger is sometimes difficult, and there is a risk that integrating Union and StellarOne may take more time and resources than we expect. Union’s ability to integrate StellarOne and its future success depend in large part on the ability of members of its board of directors and executive officers to work together effectively. After the merger, Union will be governed by a board of directors comprised of 19 directors, of which 11 are current directors of Union and eight are current directors of StellarOne. One of the eight such StellarOne directors, Dr. Raymond D. Smoot, Jr., current chairman of StellarOne’s board of directors, will serve as chairman of Union’s board of directors. Ronald L. Hicks, the current chairman of Union’s board, will serve as vice chairman of Union’s board. Further, any current StellarOne directors who are not selected to serve on Union’s board of directors will be offered a position on the board of directors of Union First Market Bank in connection with the subsidiary bank merger. Members of Union’s executive management team will remain in their current positions. After the merger, current StellarOne executive vice president and chief financial officer, Jeffrey W. Farrar, will serve as executive vice president for wealth management, insurance and mortgage of Union and Union First Market Bank, and current StellarOne chief risk officer, David G. Bilko, will serve as chief risk officer for Union and Union First Market Bank. Other additions from StellarOne’s management team, if any, will be determined at a later date. Disagreements among board members and executive management could arise in connection with integration issues, strategic considerations and other matters. As a result, there is a risk that Union’s board of directors and executive officers may not be able to operate effectively, which would affect adversely Union’s ability to integrate the operations of Union and StellarOne successfully and Union’s future operating results.

Union may not be able to effectively integrate the operations of StellarOne Bank into Union First Market Bank.

The future operating performance of Union and Union First Market Bank will depend, in part, on the success of the merger of StellarOne Bank and Union First Market Bank, which is expected to occur in May 2014. The success of the merger of the banks will, in turn, depend on a number of factors, including Union’s ability to: (i) integrate the operations and branches of StellarOne Bank and Union First Market Bank; (ii) retain the deposits and customers of StellarOne Bank and Union First Market Bank; (iii) control the incremental increase in noninterest expense arising from the merger in a manner that enables the combined bank to improve its overall operating efficiencies; and (iv) retain and integrate the appropriate personnel of StellarOne Bank into the operations of Union First Market Bank, as well as reducing overlapping bank personnel. The integration of StellarOne Bank and Union First Market Bank following the subsidiary bank merger will require the dedication of the time and resources of the banks’ management and may temporarily distract managements’ attention from the day-to-day business of the banks. If Union First Market Bank is unable to successfully integrate StellarOne Bank, Union First Market Bank may not be able to realize expected operating efficiencies and eliminate redundant costs.

Future results of the combined company may be materially different from those reflected in the unaudited pro forma condensed combined financial statements included in this document because such financial statements do not reflect actual merger-related expenses and restructuring charges.

The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus only show a combination of Union’s and StellarOne’s historical results, and they do not necessarily indicate the future financial condition or operating results of the combined company. Union estimates that the combined company will record an aggregate of approximately $19.5 million, net of income tax effect, in merger-related expenses and restructuring charges. The actual charges may be higher or lower than estimated, depending upon how costly or difficult it is to integrate the two companies. These charges will decrease the capital of the combined company available for future profitable, income-earning investments.

The merger may distract management of Union and StellarOne from their other responsibilities.

The merger could cause the respective management groups of Union and StellarOne to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Union or StellarOne before the merger, or the business and earnings of Union after the merger.

Termination of the merger agreement could negatively impact Union or StellarOne.

If the merger agreement is terminated, Union’s or StellarOne’s business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Union’s or StellarOne’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. Furthermore, costs relating to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed. If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Union’s or StellarOne’s board of directors, Union or StellarOne may be required to pay to the other party a termination fee of $21.8 million. See “The Merger Agreement – Termination Fee” on page [—].

Neither of the fairness opinions received by Union and StellarOne in connection with the merger have been updated to reflect changes in circumstances since the signing of the merger agreement, and they likely will not be updated before completion of the merger.

The opinions rendered by Keefe, Bruyette & Woods, Inc., financial advisor to Union, and Raymond James & Associates, Inc., financial advisor to StellarOne, on June 9, 2013, are based upon information available as of such date. Neither opinion has been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Union or StellarOne, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of Union or StellarOne or the prices of shares of Union common stock or StellarOne common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of such opinions.

Union and StellarOne do not currently anticipate asking their respective financial advisors to update the opinions prior to the time the merger is completed. For a description of the opinion that Union received from its financial advisor, please see “The Merger – Opinion of Union’s Financial Advisor,” beginning on page [—]. For a description of the opinion that StellarOne received from its financial advisor, please see “The Merger – Opinion of StellarOne’s Financial Advisor,” beginning on page [—].

StellarOne’s directors and executive officers have interests in the merger that differ from the interests of StellarOne’s other shareholders.

StellarOne shareholders, in deciding how to vote on the StellarOne merger proposal, should be aware that StellarOne’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of StellarOne shareholders generally. These interests exist because of, among other things, employment, change in control or severance agreements that the officers entered into with StellarOne, rights that StellarOne officers and directors have under StellarOne’s benefit plans including equity plans (i.e., the acceleration of vesting of restricted stock awards) and deferred compensation plans, arrangements to continue as employees and directors of Union following the merger and Union First Market Bank following the subsidiary bank merger (including potential arrangements), and rights to indemnification and directors and officers insurance following the merger. These employment, change in control and severance agreements provide certain officers with severance benefits if their employment is terminated in connection with the merger.

Union has agreed to pay O. R. Barham, Jr., president and chief executive officer of StellarOne, the change of control benefits provided for under his employment agreement with StellarOne when his employment is terminated without cause on or after the closing of the merger. The total value of the change of control benefits to which Mr. Barham is entitled under his employment agreement, when combined with the value associated with accelerated vesting of his unvested restricted stock awards, is approximately $1,853,461, assuming the merger was completed on September 30, 2013. The change of control benefits that will be paid to Mr. Barham likely will be reduced to the extent necessary to avoid imposition of an excise tax under Sections 280G and 4999 of the Code. Jeffrey W. Farrar, executive vice president and chief financial officer of StellarOne, has agreed to waive any change of control benefits to which he may be entitled under his employment agreement with StellarOne. Mr. Farrar’s employment agreement with StellarOne will terminate at the closing of the merger and be superseded by new agreements with Union. Accordingly, Mr. Farrar will not receive any change of control payment under his StellarOne agreement in connection with the merger.

Union has agreed to assume the change of control agreement between StellarOne and David G. Bilko, chief risk officer of StellarOne, who has accepted an offer to serve as chief risk officer of Union and Union First Market Bank following the merger. The change of control agreement with Mr. Bilko provides that if his employment is terminated without cause or if he resigns for good reason (as each of those terms are defined in the agreements) within two years following a change of control of StellarOne (provided the resignation for good reason must be within 180 days after the occurrence of good reason), he will be entitled to certain severance payments and benefits, as more fully described under “The Merger – Interests of Certain StellarOne Directors and Executive Officers in the Merger” on page [—]. The total value of the change of control benefits to which Mr. Bilko is entitled under his change of control agreement, when combined with the value associated with the accelerated vesting of his unvested restricted stock awards, is approximately $422,146, assuming the merger closed on September 30, 2013 and that all conditions to the payment of this amount were satisfied. In light of his anticipated employment with Union, however, Mr. Bilko is not expected to receive any of the change of control benefits provided under his StellarOne agreement in connection with the merger.

Similar to the treatment of Mr. Barham’s unvested restricted stock awards, any restricted stock awards held by Mr. Farrar or Mr. Bilko that are not vested on the closing of the merger will accelerate and become fully vested. Assuming the merger was completed on September 30, 2013, the accelerated vesting of the restricted stock awards would have represented a value of $360,007 for Mr. Farrar (which would be the total value of the change of control benefit he would receive in connection with the merger) and $187,719 for Mr. Bilko. Assuming the merger closed on September 30, 2013, the value of the accelerated vesting for Mr. Farrar and the value of the change of control benefits, including the value of the accelerated vesting, for Mr. Bilko would have been below their respective 280G limits, such that no reduction would have been necessary to avoid the imposition of the excise tax described above.

Upon the completion of the merger, Mr. Farrar will serve as executive vice president for wealth management, insurance and mortgage of Union and Union First Market Bank. Mr. Farrar will have an annual base salary of $258,300 and the right to participate in short-term and long-term cash and/or equity incentive plans. Mr. Farrar has also entered into a change of control agreement with Union which will only become effective in the event of a change of control of Union. Under this agreement, upon a change of control of Union, Union or its successor is required to continue to employ Mr. Farrar for a term of three years, with a salary at least equal to the level paid in the immediate prior year and bonuses at least equal to the average annual bonus paid or payable for the two years immediately preceding the change of control. Also, Mr. Farrar will receive certain other payments if, during the three year term, he is terminated without cause or resigns for good reason, as more fully set forth under “The Merger – Interests of Certain StellarOne Directors and Executive Officers in the Merger” on page [—]. Upon the completion of the merger, Mr. Bilko will serve as chief risk officer of Union and Union First Market Bank, will have an annual base salary of $223,000 and may participate in short-term and long-term cash and/or equity incentive plans of Union.

StellarOne also has change of control agreements with 19 other officers. Under the terms of each change of control agreement, if, within two years following a change of control of StellarOne, the officer’s employment is terminated “without cause” or the officer terminates his or her employment with “good reason,” he or she will be entitled to receive (i) severance payments equal to base salary for a period of 12 months after the termination date; and (ii) continuation of medical, dental and vision coverage for the officer and his or her family for a period of 12 months after the termination date. For example, assuming a termination under such circumstances occurred on September 30, 2013 following a change of control of StellarOne, the average severance payment to each officer under the change of control agreements would have been approximately $169,000. Union has agreed to assume all obligations under these change of control agreements in connection with the merger, to the extent that the agreements are not superseded by agreements between the officers and Union.

Other than as described below, none of the directors of StellarOne or StellarOne Bank, other than Mr. Barham, who is also an executive officer of StellarOne and StellarOne Bank, will receive any compensation or benefits as a result of the merger. Under the terms of the merger agreement, eight current directors of StellarOne will become directors of Union following the merger and the remaining StellarOne directors will be offered a position on the board of directors of Union First Market Bank in connection with the subsidiary bank merger. One of the eight such StellarOne directors, Dr. Raymond D. Smoot, Jr., current chairman of StellarOne’s board of directors, will serve as chairman of Union’s board of directors. Non-executive officer members of the board of directors of Union and Union First Market Bank currently receive $1,000 and $700, respectively, for attending each board meeting and $500 and $300, respectively, for attending each committee meeting. Additionally, each director who attends a minimum of 75% of all board and committee meetings during a year (or since the appointment in a director’s first year of service) receives, for a Union director, a $25,000 annual retainer and for a Union First Market Bank director, an $18,000 annual retainer (pro-rated in case of a new director), paid in shares of Union’s common stock. Union and Union First Market Bank also provide a $10,000 and $2,250 stock retainer, respectively, to their board chairmen and Union provides a $7,500 stock retainer for serving as a chairman of one of the various committees of Union’s board of directors. In addition, the vesting of outstanding restricted stock awards held by non-executive officer directors of StellarOne will accelerate in the merger; the aggregate value of such awards held by such StellarOne directors is approximately $267,462, assuming a value of $19.05 per each unvested share of common stock to be accelerated in the merger.

Those interests may cause directors and executive officers of StellarOne to view the merger proposal differently than other StellarOne shareholders view the proposal. See “The Merger – Interests of Certain StellarOne Directors and Executive Officers in the Merger” on page [—].

The merger agreement limits the ability of Union and StellarOne to pursue alternatives to the merger and might discourage competing offers for a higher price or premium.

The merger agreement contains “no-shop” provisions that, subject to limited exceptions, limit the ability of Union and StellarOne to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of each company. In addition, under certain circumstances, if the merger agreement is terminated and either Union or StellarOne, subject to certain restrictions, consummates a similar transaction other than the merger, the party consummating such transaction must pay to the other a termination fee of $21.8 million. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant percentage of ownership of Union or StellarOne from considering or proposing the acquisition even if it were prepared to pay consideration, with respect to StellarOne, with a higher per share market price than that proposed in the merger, and with respect to Union, with a per share market price that would amount to a premium over the current per share market price of Union. See “The Merger Agreement – Termination Fee” on page [—].

Union and StellarOne will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Union and StellarOne. These uncertainties may impair Union’s and StellarOne’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Union and StellarOne to seek to change existing business relationships with Union and StellarOne. Retention of certain employees by Union and StellarOne may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Union or StellarOne. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Union or StellarOne, Union’s or StellarOne’s business, or the business of the combined company following the merger, could be harmed. In addition, subject to certain exceptions, Union and StellarOne have each agreed to operate its business in the ordinary course prior to closing and from taking certain specified actions until the merger occurs. See “The Merger Agreement – Business Pending the Merger” on page [—] for a description of the restrictive covenants applicable to Union and StellarOne.

If the merger is not completed, Union and StellarOne will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Union and StellarOne has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Union and StellarOne would have to incur these expenses without realizing the expected benefits of the merger.

Current holders of Union and StellarOne common stock will have less influence as holders of Union common stock after the merger.

It is expected that the current holders of Union common stock will own approximately 53% of the outstanding common stock of Union after the merger. As a group, the current holders of common stock of StellarOne will own approximately 47% of the outstanding common stock of Union after the merger. Each current holder of Union and StellarOne common stock will own a smaller percentage of Union after the merger than they currently own of Union or StellarOne, respectively. As a result of the merger, holders of Union and StellarOne common stock will have less influence on the management and policies of Union than they currently have on the management and policies of Union or StellarOne, respectively.

Union is not obligated to pay cash dividends on its common stock.

Union is a bank holding company and, currently, its primary source of funds for paying dividends to its shareholders is dividends it receives from Union First Market Bank. Union is currently paying a quarterly cash dividend to holders of its common stock at a rate of $0.14 per share. However, Union is not obligated to pay dividends in any particular amounts or at any particular times. Its decision to pay dividends in the future will depend on a number of factors, including its capital and the availability of funds from which dividends may be paid. See “Market for Common Stock and Dividends” on page [—] and “Description of Union Capital Stock” on page [—].

The shares of Union common stock to be received by StellarOne shareholders as a result of the merger will have different rights than shares of StellarOne common stock.

Upon completion of the merger, StellarOne shareholders will become Union shareholders and their rights as shareholders will be governed by Virginia law and the Union articles of incorporation and bylaws. The rights associated with StellarOne common stock are different from the rights associated with Union common stock. See “Comparative Rights of Shareholders” beginning on page [—] for a discussion of the different rights associated with Union common stock.

StellarOne shareholders are not entitled to appraisal rights in connection with the merger.

Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. The Virginia SCA provides that appraisal rights are not available to holders of common or preferred stock of a Virginia corporation in a merger when the stock is either listed on a national securities exchange, such as the NASDAQ Global Select Market, or is held by at least 2,000 shareholders of record. The stock of each of Union and StellarOne is listed on the NASDAQ Global Select Market. Therefore, StellarOne shareholders are not entitled to appraisal rights in connection with the merger.

In July 2013, the Federal Reserve and other federal banking agencies adopted final rules subjecting banks and bank holding companies to more stringent capital and liquidity requirements, the short-term and long-term impact of which is uncertain.

Union and StellarOne are each subject to capital adequacy guidelines and other regulatory requirements specifying minimum amounts and types of capital which each must maintain. In July 2013, the Federal Reserve and the federal banking agencies issued final rules revising risk-based and leverage capital requirements and the method for calculating risk-weighted assets. The rules implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The rules establish a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets) and a higher minimum Tier 1 risk-based capital requirement (6% of risk-weighted assets), and assign higher risk weightings to loans that are past due and certain loans financing the acquisition, development or construction of commercial real estate. Union and StellarOne (and the combined company if the merger is completed) will be required to comply with the new rules beginning on January 1, 2015. These requirements and any other new regulations, could adversely affect each company’s ability to pay dividends, or could require it to reduce business levels or to raise capital, including in ways that may adversely affect its financial condition or results of operations.

Pending litigation against StellarOne and Union could result in an injunction preventing the completion of the merger or a  judgment resulting in the payment of damages.

In connection with the merger, a purported StellarOne shareholder has filed a proposed class action complaint against StellarOne, its current directors, StellarOne Bank and Union. Among other remedies, the plaintiff seeks to enjoin the merger. The outcome of any such litigation is uncertain. If the case is not resolved, the lawsuit could prevent or delay completion of the merger and result in substantial costs to Union and StellarOne, including any costs associated with the indemnification of directors and officers. The plaintiff and other potential shareholder plaintiffs may file additional lawsuits against Union, StellarOne and/or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Union’s business, financial condition, results of operations and cash flows. See “The Merger – Litigation Relating to the Merger” beginning on page [—].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Union and StellarOne desire to take advantage of these “safe harbor” provisions with regard to the forward-looking statements in this joint proxy statement/prospectus and in the documents that are incorporated herein by reference. These forward-looking statements reflect the current views of Union and StellarOne with respect to future events and financial performance. Specifically, forward-looking statements may include:

•	statements relating to the ability of Union and StellarOne to timely complete the merger and the benefits thereof, including anticipated efficiencies, opportunities, synergies and cost savings estimated to result from the merger;

•	projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth and other performance measures;

•	statements regarding expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives;

•	discussion of the future state of the economy, competition, regulation, taxation, our business strategies, subsidiaries, investment risk and policies; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements express the best judgment of Union and StellarOne based on currently available information and we believe that the expectations reflected in our forward-looking statements are reasonable.

By their nature, however, forward-looking statements often involve assumptions about the future. Such assumptions are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. As such, Union and StellarOne cannot guarantee you that the expectations reflected in our forward-looking statements actually will be achieved. Actual results may differ materially from those in the forward-looking statements due to, among other things, the following factors:

•	the businesses of Union and StellarOne may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;

•	revenues following the merger may be lower than expected;

•	customer and employee relationships and business operations may be disrupted by the merger;

•	the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger within the expected timeframe, may be more difficult, time-consuming or costly than expected;

•	changes in general business, economic and market conditions;

•	changes in fiscal and monetary policies, and laws and regulations;

•	changes in interest rates, deposit flows, loan demand and real estate values;

•	a deterioration in credit quality and/or a reduced demand for, or supply of, credit;

•	volatility in the securities markets generally or in the market price of Union’s stock specifically; and

•	the risks outlined in “Risk Factors” beginning on page [—].

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of a document incorporated herein by reference, as of the date of that document. Except as required by law, neither Union nor StellarOne undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Union and StellarOne. See “Where You Can Find More Information” beginning on page [—] for a list of the documents incorporated herein by reference.

THE UNION SPECIAL MEETING

Date, Place and Time

This joint proxy statement/prospectus is first being mailed on or about [—], 2013 to Union shareholders who held shares of common stock, par value $1.33 per share, on the record date for the Union special meeting of shareholders. This joint proxy statement/prospectus is accompanied by the notice of the special meeting and a form of proxy that is solicited by the board of directors of Union for use at the special meeting to be held on [—], 2013 at [—]:[—][—].m. local time, at Union’s Operations Center, located at 24010 Partnership Boulevard, Ruther Glen, Virginia, and at any adjournments of that meeting.

Purposes of the Union Special Meeting

At the special meeting, the shareholders of Union will be asked:

•	to approve the Union merger proposal as more fully described in this joint proxy statement/prospectus;

•	to approve the articles amendment proposal as more fully described in this joint proxy statement/prospectus; and

•	to approve the Union adjournment proposal as more fully described in this joint proxy statement/prospectus.

Recommendation of the Union Board of Directors

The Union board believes that the proposed merger with StellarOne is fair to and is in the best interests of Union and its shareholders and unanimously recommends that Union shareholders vote “FOR” each of the proposals that will be presented at the Union special meeting as described in this joint proxy statement/prospectus.

Record Date and Voting Rights; Quorum

The Union board of directors has fixed the close of business on [—], 2013 as the record date for determining the shareholders of Union entitled to notice of and to vote at the special meeting or any adjournments thereof. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of Union common stock at the close of business on the record date. At that date, [—] shares of Union common stock were outstanding and entitled to vote.

To have a quorum that permits Union to conduct business at the Union special meeting, the presence, whether in person or by proxy, of the holders of Union’s common stock representing a majority of the voting shares outstanding on the record date is required. You are entitled to one vote for each outstanding share of Union common stock you held as of the close of business on the record date.

Holders of shares of Union common stock present in person at the special meeting but not voting, and shares of the common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

Votes Required

Vote Required for Approval of the Union Merger Proposal. The approval of the Union merger proposal requires the affirmative vote of a majority of the shares of Union common stock outstanding on the record date for the special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast on the proposal. Because, however, approval of the Union merger proposal requires the affirmative vote of at least a majority of the shares of Union common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the Union merger proposal.

Vote Required for Approval of the Articles Amendment Proposal. The approval of the articles amendment proposal requires the affirmative vote of a majority of the shares of Union common stock outstanding on the record date for the special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast on the proposal. Because, however, approval of the articles amendment proposal requires the affirmative vote of at least a majority of the shares of Union common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the articles amendment proposal.

Vote Required for Approval of the Union Adjournment Proposal. The approval of the Union adjournment proposal requires the affirmative vote of a majority of the shares of Union common stock voted on the proposal, whether or not a quorum is present.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the Union adjournment proposal has been approved.

Stock Ownership of Union Executive Officers and Directors

Each director and executive officer of Union has entered into an agreement with Union and StellarOne pursuant to which he or she has agreed to vote all of his or her shares in favor of the Union merger proposal and the articles amendment proposal, subject to certain exceptions, including that certain shares they hold in a fiduciary capacity or for which they do not have sole voting or dispositive power are not covered by the agreement. As of the record date, directors and executive officers of Union and their affiliates beneficially owned and were entitled to vote approximately [—] shares of Union common stock at the Union special meeting, or approximately [—]% of the total voting power of Union shares entitled to vote at the special meeting, of which [—] shares or [—]% of the total voting power of the shares of Union common stock outstanding on that date are subject to an affiliate agreement.

Voting at the Union Special Meeting

Record Holders. If your shares of Union common stock are held of record in your name, your shares can be voted at the Union special meeting in any of the following ways:

•	By Mail. You can vote your shares by using the proxy card which is enclosed for your use in connection with the special meeting. If you complete and sign the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of Union common stock represented by it will be voted at the Union special meeting in accordance with the instructions contained in the proxy card.

If proxy cards are returned properly executed without an indication as to how the proxies should vote, the Union common stock represented by each such proxy card will be considered to be voted (i) “FOR” the Union merger proposal, (ii) “FOR” the articles amendment proposal and (iii) “FOR” the Union adjournment proposal.

•	By the Internet or Telephone. You can appoint the proxies to vote your shares for you by going to the Internet website (http://www.rtcoproxy.com/ubsh) or by calling 1-866-870-7497. When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by Internet or telephone only until 3:00 a.m. Eastern Time on [—], 2013, which is the day of the Union special meeting. If you vote by the Internet or telephone, you need not sign and return a proxy card. Under Virginia law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

•	In Person. You can attend the Union special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, or follow the instructions above to vote by the Internet or telephone, whether or not you plan to attend the Union special meeting in person.

Shares Held in “Street Name.” Only the record holders of shares of Union common stock, or their appointed proxies, may vote those shares. As a result, if your shares of Union common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker or nominee with your copy of this joint proxy statement/prospectus. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the Union special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the Union special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

If your shares are held in “street name” and you wish to vote them in person at the Union special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Revocation of Proxies

Record Holders. If you are the record holder of shares of Union common stock and you sign and return a proxy card or appoint the proxies by the Internet or telephone and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the Union special meeting by taking the appropriate action described below.

To change the voting instructions you gave the proxies:

•	you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the special meeting or, if hand delivered, before the voting takes place at the Union special meeting; or

•	if you appointed the proxies by the Internet or telephone, you can go to the same Internet website (http://www.rtcoproxy.com/ubsh), or use the same telephone number (1-866-870-7497) before 3:00 a.m. Eastern Time on [—], 2013 (the day of the special meeting), enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the special meeting.

To revoke your proxy card or your appointment of the proxies by the Internet or telephone:

•	you can give Union’s Corporate Secretary a written notice, before the special meeting or, if hand delivered, before the voting takes place at the special meeting, that you want to revoke your proxy card or Internet or telephone appointment; or

•	you can attend the special meeting and vote in person or notify Union’s Corporate Secretary, before the voting takes place, that you want to revoke your proxy card or Internet or telephone appointment. Simply attending the special meeting alone, without voting in person or notifying Union’s Corporate Secretary, will not revoke your proxy card or Internet or telephone appointment.

If you submit your new proxy card or notice of revocation by mail, it should be addressed to Union’s Corporate Secretary at Union First Market Bankshares Corporation, Attention: Corporate Secretary, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, and must be received no later than the beginning of the Union special meeting or, if the special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by Union’s Corporate Secretary before the voting takes place at the special meeting or at any adjourned meeting.

If you need assistance in changing or revoking your proxy, please contact:

•	Union’s Corporate Secretary by calling (804) 633-5031 or by writing to Union First Market Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, Attention: Corporate Secretary; or

•	Regan & Associates, Inc. by calling, toll-free, 1-800-737-3426 or by writing to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018.

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your bank, broker, custodian or nominee.

Participants in the Union ESOP

Pursuant to the Union ESOP, the trustee of the ESOP votes the shares allocated to participants in accordance with their instructions. The trustee also votes the combined fractional shares allocated to all participants’ accounts, to the extent possible, to reflect the direction of the participants. When no voting instructions have been received, the trustee is not permitted to vote the shares allocated to a participant’s account.

Solicitation of Proxies

This solicitation is made on behalf of the Union board of directors, and Union will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders. Proxies may be solicited, without extra compensation, by Union’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. Union has currently engaged Regan & Associates, Inc. to assist it in the distribution and solicitation of proxies for a fee of $17,500, plus reasonable expenses. Union will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

PROPOSALS TO BE CONSIDERED AT THE UNION SPECIAL MEETING

Approval of the Union Merger Proposal (Union Proposal No. 1)

At the special meeting, shareholders of Union will be asked to approve the Union merger proposal providing for the merger of StellarOne with and into Union. Shareholders of Union should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the Union board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger to be advisable and in the best interests of Union and the shareholders of Union. See “The Merger – Union’s Reasons for the Merger; Recommendation of Union’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the Union board of directors’ recommendation.

The Union board of directors unanimously recommends that Union shareholders vote “FOR” the Union merger proposal.

Approval of the Articles Amendment Proposal (Union Proposal No. 2)

In connection with the approval of the merger agreement and the merger by the Union board of directors on June 9, 2013, the Union board also approved an amendment to Article III, Capital Stock, of Union’s articles of incorporation to increase the number of authorized shares of Union common stock from 36,000,000 to 100,000,000, primarily in order to have a sufficient number of authorized shares of common stock to issue to former StellarOne shareholders upon completion of the merger, and for other reasons set forth below. The approval of the articles amendment proposal by the Union board is subject to the approval of such amendment by the holders of a majority of the shares of Union common stock outstanding on the record date for the Union special meeting. If the shareholders of either Union or StellarOne do not approve the Union merger proposal or the StellarOne merger proposal, respectively, Union will not amend its articles of incorporation, even if Union shareholders approve the articles amendment proposal.

If the articles amendment proposal is not approved by the Union shareholders at the Union special meeting, Union will not be able to fulfill a closing condition in the merger agreement, as it will not have a sufficient number of authorized shares of common stock to provide former StellarOne shareholders with Union common stock and complete the merger. Under the Union articles of incorporation, the company currently has authority to issue 36,000,000 shares of common stock, par value $1.33 per share, of which [—] shares were issued and outstanding as of [—], 2013. In addition, there were [—] shares reserved for issuance pursuant to stock options outstanding as of [—], 2013. Taking into account the shares underlying outstanding options, [—] shares were authorized but unissued on that date. Union expects to issue approximately [—] shares of its common stock in connection with the merger and also reserve [—] shares for outstanding StellarOne stock options. In addition, if the Treasury Warrant has not been repurchased at the time of the merger, it will be converted into a warrant to purchase shares of Union common stock in an amount and at an exercise price determined in accordance with the terms of the Treasury Warrant, and Union would have to reserve such shares for future issuance upon the exercise of the Treasury Warrant. There are no preemptive rights with respect to Union common stock.

The Union board of directors approved the proposed amendment to Union’s articles of incorporation in connection with approving the merger agreement and the merger, and would not have otherwise approved such amendment. Accordingly, a vote against the articles amendment proposal may be viewed as a vote against the Union merger proposal.

The increase in authorized shares of common stock under the articles amendment proposal will not only facilitate the merger but will ensure that a number of shares (the number remaining after issuance of shares of Union common stock to StellarOne shareholders in connection with the merger) will be available, if needed, for issuance in connection with possible future transactions approved by the Union board of directors, including, among others, equity offerings, acquisitions, stock dividends, stock incentive plans and other corporate purposes. The Union board believes that the availability of the additional shares for such purposes without delay will be beneficial to Union by providing it with the flexibility to consider and respond to future business opportunities and needs as they arise. The availability of such additional shares will also enable Union to act promptly when the Union board determines that the issuance of additional shares of common stock is advisable. It is possible that shares of common stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares currently outstanding.

Union continually explores strategic alternatives to strengthen its capital position and enhance long-term shareholder value, but, other than in connection with the merger, does not currently have any agreements, arrangements, commitments or understandings with respect to the issuance of any additional shares of Union common stock that would be authorized upon approval of the articles amendment proposal.

The Union board of directors unanimously recommends that Union shareholders vote “FOR” the articles amendment proposal.

Approval of the Union Adjournment Proposal (Union Proposal No. 3)

If at the Union special meeting there are not sufficient votes to approve both the Union merger proposal and the articles amendment proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the Union merger proposal and/or the articles amendment proposal. In that event, Union shareholders will be asked to vote on the Union adjournment proposal, may be asked to vote on the Union merger proposal or the articles amendment proposal if there are sufficient votes to approve one of them, and will not be asked to vote on the Union merger proposal and/or the articles amendment proposal if there are insufficient votes to approve such proposal(s) at the Union special meeting.

In order to allow proxies that have been received by Union at the time of the Union special meeting to be voted for the Union adjournment proposal, Union is submitting the Union adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks Union shareholders to authorize the holder of any proxy solicited by the Union board of directors on a discretionary basis to vote in favor of adjourning the Union special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Union shareholders who have previously voted.

If it is necessary to adjourn the Union special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the Union special meeting is adjourned. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

The Union board of directors unanimously recommends that Union shareholders vote “FOR” the Union adjournment proposal.

THE STELLARONE SPECIAL MEETING

Date, Place and Time

This joint proxy statement/prospectus is first being mailed on or about [—], 2013 to StellarOne shareholders who held shares of common stock, par value $1.00 per share, on the record date for the StellarOne special meeting of shareholders. This joint proxy statement/prospectus is accompanied by the notice of the special meeting and a form of proxy that is solicited by the board of directors of StellarOne for use at the special meeting to be held on [—], 2013 at [—]:[—][—].m. local time, at [the Doubletree Hotel, located at 990 Hilton Heights Road,] Charlottesville, Virginia, and at any adjournments of that meeting.

Purposes of the StellarOne Special Meeting

At the special meeting, the shareholders of StellarOne will be asked:

•	to approve the StellarOne merger proposal as more fully described in this joint proxy statement/prospectus;

•	to approve, on an advisory basis only, the compensation proposal as more fully described in this joint proxy statement/prospectus; and

•	to approve the StellarOne adjournment proposal as more fully described in this joint proxy statement/prospectus.

Recommendation of the StellarOne Board of Directors

The StellarOne board believes that the proposed merger with Union is fair to and is in the best interests of StellarOne and its shareholders and unanimously recommends that StellarOne shareholders vote “FOR” each of the proposals that will be presented at the StellarOne special meeting as described in this joint proxy statement/prospectus.

Record Date and Voting Rights; Quorum

The StellarOne board of directors has fixed the close of business on [—], 2013 as the record date for determining the shareholders of StellarOne entitled to notice of and to vote at the special meeting or any adjournments thereof. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of StellarOne common stock at the close of business on the record date. At that date, [—] shares of StellarOne common stock were outstanding and entitled to vote.

To have a quorum that permits StellarOne to conduct business at the StellarOne special meeting, we require the presence, whether in person or by proxy, of the holders of StellarOne’s common stock representing a majority of the voting shares outstanding on the record date. You are entitled to one vote for each outstanding share of StellarOne common stock you held as of the close of business on the record date.

Holders of shares of StellarOne common stock present in person at the special meeting but not voting, and shares of the common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

Votes Required

Vote Required for Approval of the StellarOne Merger Proposal. The approval of the StellarOne merger proposal requires the affirmative vote of a majority of the shares of common stock outstanding on the record date for the special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast. Because, however, approval of the StellarOne merger proposal requires the affirmative vote of at least a majority of the shares of StellarOne common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the StellarOne merger proposal.

Vote Required for Approval, on an Advisory Basis Only, of the Compensation Proposal. The approval, on an advisory basis only, of the compensation proposal requires the affirmative vote of a majority of the shares of StellarOne common stock voted on the proposal.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect on the compensation proposal.

Vote Required for Approval of the StellarOne Adjournment Proposal. The approval of the StellarOne adjournment proposal requires the affirmative vote of a majority of the shares of StellarOne common stock voted on the proposal, whether or not a quorum is present.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the StellarOne adjournment proposal has been approved.

Stock Ownership of StellarOne Executive Officers and Directors

Each director and executive officer of StellarOne has entered into an agreement with Union and StellarOne pursuant to which he or she has agreed to vote all of his or her shares in favor of the StellarOne merger proposal, subject to certain exceptions, including that certain shares they hold in a fiduciary capacity or for which they do not have sole voting or dispositive power are not covered by the agreement. As of the record date, directors and executive officers of StellarOne and their affiliates beneficially owned and were entitled to vote approximately [—] shares of StellarOne common stock at the StellarOne special meeting, or approximately [—]% of the total voting power of StellarOne shares entitled to vote at the special meeting, of which [—] shares or [—]% of the total voting power of the shares of StellarOne common stock outstanding on that date are subject to an affiliate agreement.

Voting at the StellarOne Special Meeting

Record Holders. If your shares of StellarOne common stock are held of record in your name, your shares can be voted at the StellarOne special meeting in any of the following ways:

•	By Mail. You can vote your shares by using the proxy card which is enclosed for your use in connection with the special meeting. If you complete and sign the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of StellarOne common stock represented by it will be voted at the StellarOne special meeting in accordance with the instructions contained in the proxy card.

If proxy cards are returned properly executed without an indication as to how the proxies should vote, the StellarOne common stock represented by each such proxy card will be considered to be voted (i) “FOR” the StellarOne merger proposal, “FOR” the compensation proposal and (iii) “FOR” the StellarOne adjournment proposal.

•	By the Internet or Telephone. You can appoint the proxies to vote your shares for you by going to the Internet website (http://www.rtcoproxy.com/stel) or by calling 1-855-484-1034. When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 3:00 a.m. Eastern Time on [—], 2013, which is the day of the StellarOne special meeting. If you vote by the Internet or telephone, you need not sign and return a proxy card. Under Virginia law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

•	In Person. You can attend the StellarOne special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, or follow the instructions above to vote by the Internet or telephone, whether or not you plan to attend the StellarOne special meeting in person.

Shares Held in “Street Name.” Only the record holders of shares of StellarOne common stock, or their appointed proxies, may vote those shares. As a result, if your shares of StellarOne common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e. the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker or nominee with your copy of this joint proxy statement/prospectus. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the StellarOne special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the StellarOne special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

If your shares are held in “street name” and you wish to vote them in person at the StellarOne special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Revocation of Proxies

Record Holders. If you are the record holder of shares of StellarOne common stock and you sign and return a proxy card or appoint the proxies by the Internet or by telephone and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the StellarOne special meeting by taking the appropriate action described below.

To change the voting instructions you gave the proxies:

•	you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the special meeting or, if hand delivered, before the voting takes place at the StellarOne special meeting; or

•	if you appointed the proxies by the Internet or telephone, you can go to the same Internet website (http://www.rtcoproxy.com/stel), or use the same telephone number (1-855-484-1034) before 3:00 a.m. Eastern Time on [—], 2013 (the day of the special meeting), enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the special meeting.

To revoke your proxy card or your appointment of the proxies by the Internet or telephone:

•	you can give StellarOne’s Corporate Secretary a written notice, before the special meeting or, if hand delivered, before the voting takes place at the special meeting, that you want to revoke your proxy card or Internet or telephone appointment; or

•	you can attend the special meeting and vote in person or notify StellarOne’s Corporate Secretary, before the voting takes place, that you want to revoke your proxy card or Internet or telephone appointment. Simply attending the special meeting alone, without voting in person or notifying StellarOne’s Corporate Secretary, will not revoke your proxy card or Internet or telephone appointment.

If you submit your new proxy card or notice of revocation by mail, it should be addressed to StellarOne’s Corporate Secretary at StellarOne Corporation, Attention: Corporate Secretary, 102 South Main Street, Culpepper, Virginia 22701, and must be received no later than the beginning of the StellarOne special meeting or, if the special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by StellarOne’s Corporate Secretary before the voting takes place at the special meeting or at any adjourned meeting.

If you need assistance in changing or revoking your proxy, please contact:

•	StellarOne’s Corporate Secretary by calling (540) 829-1633 or by writing to StellarOne Corporation, 102 South Main Street, Culpepper, Virginia 22701, Attention: Corporate Secretary; or

•	Regan & Associates, Inc. by calling, toll-free, 1-800-737-3426 or by writing to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018.

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your bank, broker, custodian or nominee.

Solicitation of Proxies

This solicitation is made on behalf of the StellarOne board of directors, and StellarOne will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders. Proxies may be solicited, without extra compensation, by StellarOne’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. In addition, StellarOne has engaged Regan & Associates, Inc. to assist it in the distribution and solicitation of proxies for a fee of $17,500, plus reasonable expenses. StellarOne will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

PROPOSALS TO BE CONSIDERED AT THE STELLARONE SPECIAL MEETING

Approval of the StellarOne Merger Proposal (StellarOne Proposal No. 1)

At the special meeting, shareholders of StellarOne will be asked to approve the StellarOne merger proposal providing for the merger of StellarOne with and into Union. Shareholders of StellarOne should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the StellarOne board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger, to be advisable and in the best interests of StellarOne and the shareholders of StellarOne. See “The Merger – StellarOne’s Reasons for the Merger; Recommendation of StellarOne’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the StellarOne board of directors’ recommendation.

The StellarOne board of directors unanimously recommends that StellarOne shareholders vote “FOR” the StellarOne merger proposal.

Approval of the Compensation Proposal (StellarOne Proposal No. 2)

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), StellarOne is providing its shareholders with the opportunity to approve, in a non-binding advisory vote, the compensation proposal, by voting on the following resolution:

“RESOLVED, that the compensation that may be paid to the named executive officers of StellarOne in connection with or as a result of the merger, as disclosed in the sections entitled “The Merger – Interests of Certain StellarOne Directors and Executive Officers in the Merger – Employment and Change of Control Agreements for StellarOne Named Executive Officers” and “ – Payments and Benefits to StellarOne Named Executive Officers” and the related table and narrative, is hereby APPROVED.”

Approval of this proposal is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote on the StellarOne merger proposal. Because the compensation proposal is advisory in nature only, a vote for or against approval will not be binding on either StellarOne or Union.

The compensation that is subject to this proposal is a contractual obligation of StellarOne and/or StellarOne Bank and of Union and Union First Market Bank as the successors thereto. If the merger is approved and completed, such compensation may be paid, subject only to the conditions applicable thereto, even if shareholders fail to approve this proposal. If the merger is not completed, the StellarOne board of directors will consider the results of the vote in making future executive compensation decisions.

The StellarOne board of directors unanimously recommends that StellarOne shareholders vote “FOR” the compensation proposal.

Approval of the StellarOne Adjournment Proposal (StellarOne Proposal No. 3)

If at the StellarOne special meeting there are not sufficient votes to approve the StellarOne merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the StellarOne merger proposal. In that event, StellarOne shareholders will be asked to vote on the StellarOne adjournment proposal, may be asked to vote on the compensation proposal and will not be asked to vote on the StellarOne merger proposal at the StellarOne special meeting.

In order to allow proxies that have been received by StellarOne at the time of the StellarOne special meeting to be voted for the StellarOne adjournment proposal, StellarOne is submitting the StellarOne adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks StellarOne shareholders to authorize the holder of any proxy solicited by the StellarOne board of directors on a discretionary basis to vote in favor of adjourning the StellarOne special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from StellarOne shareholders who have previously voted.

If it is necessary to adjourn the StellarOne special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the StellarOne special meeting is adjourned. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

The StellarOne board of directors unanimously recommends that StellarOne shareholders vote “FOR” the StellarOne adjournment proposal.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this joint proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.

General

The Union board of directors and the StellarOne board of directors have each approved the merger agreement and the merger, which provides for the merger of StellarOne with and into Union.

Pursuant to the terms of the merger agreement, as a result of the merger, each share of StellarOne common stock issued and outstanding before the merger will be converted into the right to receive 0.9739 shares of Union common stock. We sometimes refer to this as the “exchange ratio.” The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective date of the merger. No fractional shares will be issued; instead cash will be paid for fractional shares.

As of the date of this joint proxy statement/prospectus, Union expects that it will issue approximately [—] shares of Union common stock to the holders of StellarOne common stock in the merger (assuming the Treasury Warrant is repurchased). At the completion of the merger, it is expected that there will be issued and outstanding approximately [—] million shares of Union common stock, with current Union shareholders owning approximately 53% of Union’s outstanding common stock, on a fully diluted basis, and former holders of StellarOne common stock owning approximately 47% of Union’s outstanding common stock, on a fully diluted basis.

After the merger and in May 2014, it is expected that StellarOne Bank, the Virginia chartered bank subsidiary of StellarOne, will merge with and into Union First Market Bank, the Virginia chartered bank subsidiary of Union. Union First Market Bank will be the surviving bank in the subsidiary bank merger.

Background of the Merger

Each of Union and StellarOne’s board of directors and senior management have from time to time separately engaged in long-term strategic reviews and have considered ways to enhance shareholder value and their respective companies’ performance and prospects in light of competitive and other relevant developments. For each company, these reviews have included periodic discussions concerning potential transactions that could further its strategic objectives and the potential benefits and risks of any such transactions.

Beginning in 2012, StellarOne’s board of directors engaged in a routine strategic review process in which it considered various strategic alternatives to enhance shareholder value. During that time, StellarOne pursued several acquisitions of smaller institutions where negotiations were terminated prior to reaching an agreement. StellarOne evaluated these acquisitions along with other potential strategic options and ultimately determined that remaining independent was the best alternative available. During 2012, G. William Beale, Union’s chief executive officer, contacted Dr. Raymond D. Smoot, StellarOne’s chairman of the board, and O. R. Barham, Jr., StellarOne’s chief executive officer, on multiple occasions to discuss the possibility of a merger of equals transaction involving Union and StellarOne. Ultimately, StellarOne’s board of directors concluded that a merger of equals transaction would not be in the best interests of its shareholders at that time due to a number of factors, including because it would not provide a premium to the current trading price of its stock. Accordingly, prior to 2013, none of Union’s inquiries progressed beyond preliminary discussions.

On March 27, 2012, Mr. Barham announced his intention to retire as president and chief executive officer of StellarOne effective as of December 31, 2013. As a result, StellarOne announced the commencement of a succession plan for its chief executive officer (the “CEO Succession Plan”) and the engagement of an outside consultant to assist with this process. StellarOne had not hired a replacement for Mr. Barham by the first quarter of 2013.

In late February 2013, KBW advised Union that the outperformance of Union’s market price relative to StellarOne’s made it possible for Union to offer StellarOne a premium to StellarOne’s market price and generate a financially attractive transaction to Union. On February 27, 2013, Union informally retained KBW to advise the company on a potential acquisition of StellarOne. On March 13, 2013, a representative of KBW contacted a representative of Raymond James, which had in the past provided financial advisory services to StellarOne, to request that he deliver a proposal from Union to acquire StellarOne by merger in an all stock transaction valued at $19 per share. Such offer represented a premium of approximately 18.5% above the $16.04 closing price of StellarOne common stock on March 13, 2013. No exchange ratio was discussed in connection with the proposed offer. KBW also conveyed a request from Union for an in-person meeting with representatives of StellarOne.

On March 14, 2013, a representative of Raymond James contacted Dr. Smoot and Mr. Barham to communicate Union’s proposal and request for an in-person meeting.

On March 15, 2013, Dr. Smoot and Mr. Barham contacted representatives of Troutman Sanders LLP, outside legal counsel to StellarOne, to discuss an appropriate response to Union’s proposal and request for an in-person meeting. After that discussion, Dr. Smoot and Mr. Barham contacted representatives of Raymond James to request that a telephonic meeting with Union be scheduled for March 17, 2013.

On March 17, 2013, Dr. Smoot, Mr. Barham and H. Wayne Parrish, vice chairman of StellarOne, met by telephone with Mr. Beale and Ronald L. Hicks, Union’s chairman of the board, W. Tayloe Murphy, Jr., Union’s vice chairman, and Patrick J. McCann, a director of Union. During this meeting, Mr. Beale outlined Union’s proposal to acquire StellarOne by merger in an all stock transaction valued at $19 per share. Mr. Beale discussed Union’s views regarding how the two companies would complement each other and create value for each of their respective shareholders. Mr. Beale also discussed potential representation on the combined company’s board of directors. At that meeting, Mr. Hicks offered the chairman of the board position to Dr. Smoot.

On March 18, 2013, StellarOne’s board of directors held a special meeting in executive session to discuss matters relating to its CEO Succession Plan. Following the succession planning discussion, Dr. Smoot and Mr. Barham updated the board on their recent meeting with representatives from Union and Union’s interest in combining with StellarOne. StellarOne’s board of directors, with the assistance of representatives of Raymond James, reviewed and discussed certain aspects of a potential transaction with Union.

At a special meeting of Union’s board of directors on March 22, 2013, Union’s board of directors discussed the proposed transaction with StellarOne and received presentations from management and KBW. The board was presented with information regarding the branch locations and market presence of StellarOne, StellarOne’s loan and deposit composition, pricing in comparable merger transactions, integration and operational matters, and other information about the proposed transaction. Following a full discussion of the proposed transaction, Union’s board of directors authorized management and Union’s representatives to continue discussions with StellarOne and to proceed with the due diligence process.

On March 26, 2013, StellarOne’s board of directors held a special meeting to discuss Union’s recent proposal. Representatives of Raymond James were invited to attend the meeting and provided preliminary observations regarding StellarOne, Union and the proposed transaction, based on publicly available information and an assumed exchange ratio of 0.9577 shares of Union common stock for each share of StellarOne common stock, which implied a $19 per share offer based on Union’s prior trading day closing price on March 22, 2013. Among other things, StellarOne’s board of directors discussed potential benefits of a merger with Union and the potential to create significant value for StellarOne’s shareholders, concluding that a combination with Union was worthy of further consideration. StellarOne’s board of directors determined that it would be helpful to their review of the offer to have representatives of Union make a presentation directly to StellarOne’s board of directors and requested that Raymond James arrange such a meeting.

On April 3, 2013, StellarOne’s board of directors held a special meeting, with representatives of Raymond James also present. Mr. Beale, Mr. McCann and Mr. Murphy and a representative of KBW also attended the meeting to present Union’s proposal and express their views regarding the potential merits of combining StellarOne and Union. During the meeting, Mr. Beale reviewed in detail Union’s views of the unique opportunity that would be created by combining Union and StellarOne. He then confirmed that Union’s proposal represented an exchange ratio of 0.9577 shares of Union common stock for each share of StellarOne common stock. Representatives of Union and KBW then left the meeting. StellarOne’s board of directors then engaged in a discussion as to whether StellarOne was more likely to successfully achieve the goals of its strategic plan independently, or whether StellarOne could better achieve these goals through a combination with Union. StellarOne’s board of directors discussed Union and how the two entities might complement each other and create value for StellarOne’s shareholders and acknowledged that a combination with Union could provide a unique opportunity for StellarOne and its shareholders. After further discussions, including conversations with representatives of Raymond James, StellarOne’s board of directors determined that given the potential benefits of Union’s proposal, it would schedule a further special meeting of the board of directors in order to continue to evaluate Union’s proposal. After the April 3, 2013 meeting, Mr. Barham met with Jeffrey W. Farrar, the chief financial officer of StellarOne, and David G. Bilko, the chief risk officer of StellarOne, to advise them of the proposal in order for them to assist StellarOne’s board of directors in evaluating the proposal.

On April 7, 2013, StellarOne’s board of directors held a special meeting to further discuss and consider Union’s proposal. Mr. Farrar, Mr. Bilko, representatives of Troutman Sanders and representatives of Raymond James also attended the meeting. Troutman Sanders reviewed with StellarOne’s board of directors their fiduciary duties under Virginia law, including a focused summary of fiduciary duties in connection with a merger. Representatives of Raymond James then updated StellarOne’s board of directors on recent discussions with KBW, including Union’s request that the parties engage in a due diligence process and enter into exclusive negotiations. Raymond James then provided an update on its financial analysis regarding StellarOne, Union and the proposed transaction. StellarOne’s board of directors reviewed with management StellarOne’s strategic plan (on a stand-alone basis) and its ability to undertake its strategic initiatives, including succession planning for its chief executive officer. StellarOne’s board of directors also discussed, with the assistance of its advisors, the relative value of a fixed or floating exchange ratio, the cost savings and economies of scale anticipated with a proposed transaction with Union, and the fact that StellarOne’s shareholders would be receiving a premium in this proposed transaction, along with the potential for a significant increase in dividends, while also obtaining significant representation on Union’s board of directors. StellarOne’s board of directors discussed with Raymond James and members of management the advantages and disadvantages of focusing its efforts and merger discussions with Union as opposed to exploring other potential strategic buyers or merger partners or continuing the pursuit of its strategic plan. Finally, StellarOne’s board of directors determined that a transaction review committee of the StellarOne’s board of directors (the “Transaction Review Committee”) should be established to facilitate further discussions and negotiations with Union, and that Dr. Smoot should be the Chairman of the Transaction Review Committee. The StellarOne’s board of directors further directed that Troutman Sanders and Raymond James provide advice and assistance to the Transaction Review Committee.

On April 11, 2013, the Transaction Review Committee, consisting of Dr. Smoot, Mr. Barham, Glenn C. Combs, Gregory L. Fisher and Keith L. Wampler, met to further discuss and consider Union’s recent proposal to acquire StellarOne and to determine whether to engage in a due diligence process and negotiations with Union on an exclusive basis. Mr. Farrar and representatives of Troutman Sanders and Raymond James were also present at the meeting. Raymond James provided updated observations regarding StellarOne, Union and the proposed transaction at various potential exchange ratios based on publicly available information. The Transaction Review Committee determined to recommend that StellarOne’s board of directors instruct Raymond James to communicate to Union that Union should deliver a non-binding letter of intent with the key terms of their proposal and reflecting certain additional terms, including a fixed exchange ratio of 1.0 shares of Union common stock for each share of StellarOne common stock.

On April 16, 2013, StellarOne’s board of directors held a special meeting to further discuss and consider Union’s proposal. Representatives of Raymond James and Troutman Sanders also attended the meeting. Raymond James provided its updated observations regarding the proposed transaction. Again, StellarOne’s board of directors, with the assistance of Raymond James, discussed the potential benefits of the proposed transaction with Union, including the premium to the current trading price of StellarOne common stock implied by the proposed exchange ratio, the increase in the dividend likely to be received by the former holders of StellarOne common stock, and enhanced earnings likely to result from the merger. After thorough discussion, StellarOne’s board of directors approved the Transaction Review Committee’s recommendation that StellarOne request a non-binding term sheet from Union, reflecting certain proposed terms including an exchange ratio of 1.0, before agreeing to engage in a due diligence process and negotiations with Union on an exclusive basis. Representatives of Raymond James then left the meeting at which point StellarOne’s board of directors discussed the terms of Raymond James’ engagement to provide financial advisory services to StellarOne in connection with the possible transaction, which terms were subsequently confirmed in writing pursuant to a letter agreement dated April 22, 2013.

A number of discussions between Raymond James and KBW regarding the exchange ratio occurred during the period from April 17 to April 22, 2013. On April 22, 2013, KBW communicated to Raymond James that Union was willing to increase its offer to an exchange ratio of 0.9610, but was not willing to offer a 1.0 exchange ratio as had been requested by StellarOne.

On April 23, 2013, StellarOne’s board of directors held a special meeting to further discuss and consider Union’s recent proposal. Representatives of Raymond James and Troutman Sanders also attended the meeting. Raymond James conveyed Union’s proposal of an exchange ratio of 0.9610 shares of Union common stock for each share of StellarOne common stock and provided additional financial analysis regarding StellarOne, Union and the proposed transaction. StellarOne’s board of directors, with the assistance of its advisors, continued to review StellarOne’s strategic plan (on a stand-alone basis) and its ability to undertake its strategic initiatives, including its succession planning needs, and discussed the potential benefits of the proposed merger with Union. StellarOne’s board of directors also discussed the potential benefits to StellarOne’s shareholders based on the proposed exchange ratio. StellarOne’s board of directors instructed Raymond James to reiterate that an exchange ratio of 0.9610 shares of Union common stock for each share of StellarOne common stock would not be acceptable and that an exchange ratio of 1.0 share of Union common stock for each share of StellarOne common stock should be reflected in a non-binding letter of intent from Union.

Also, on April 23, 2013, Union’s board of directors held a regularly scheduled organizational meeting that immediately followed Union’s 2013 annual meeting of shareholders. In addition to its standard annual agenda, Union’s board of directors discussed extensively the proposed combination with StellarOne. Management provided an update regarding the ongoing negotiations and StellarOne’s proposed exchange ratio of 1.0 share of Union common stock for each share of StellarOne common stock. Union’s board of directors also discussed the impact of an increase in the number of Union board members, board integration issues, committee structure and the impact of a new Chairman. The expected cost savings from the transaction, the conversion and integration process and the impact on Union operations during the pendency of the transaction were also discussed. Union’s board of directors ultimately authorized management to continue its negotiations with StellarOne.

On April 24, 2013, Union delivered a non-binding letter of intent to StellarOne regarding the proposed transaction that provided for an exchange ratio of 0.9739 shares of Union common stock for each share of StellarOne common stock. In connection with delivery of the letter of intent, representatives of KBW told representatives of Raymond James that this was Union’s final offer on the exchange ratio. The letter of intent also provided that at closing the size of Union’s board of directors would be increased to 19 members, composed of eight legacy StellarOne directors and 11 legacy Union directors, and that Dr. Smoot would serve as the chairman of the board.

On April 25, 2013, the Transaction Review Committee met, with representatives of Raymond James and Troutman Sanders also in attendance, to further discuss and consider Union’s proposal and the letter of intent, including the potential benefits of the proposed merger with Union. Representatives of Raymond James reviewed with the committee its updated financial analysis of StellarOne, Union and the proposed transaction based on the proposed exchange ratio of 0.9739. The Transaction Review Committee met again on April 26, 2013 to continue its discussions on these topics.

On April 26, 2013, StellarOne’s board of directors held a special meeting to receive an update from the Transaction Review Committee regarding the letter of intent. Representatives of Raymond James and Troutman Sanders were also present. Representatives of Raymond James provided updated financial analysis regarding StellarOne, Union and the proposed transaction. After discussions with the assistance of its advisors, StellarOne’s board of directors instructed Dr. Smoot and Mr. Barham to speak directly with Mr. Beale to express StellarOne’s willingness to accept a 0.9739 exchange ratio, but also to request clarification of Union’s expectations regarding the diligence process being undertaken by Union and certain other aspects of Union’s letter of intent. Later that same day, Dr. Smoot, Mr. Barham and Mr. Beale spoke by telephone regarding these matters, and Mr. Beale agreed to provide certain clarifications on these points in a revised letter of intent.

On May 1, 2013, Union delivered a revised non-binding letter of intent to StellarOne, reflecting an exchange ratio of 0.9739 shares of Union common stock for each share of StellarOne common stock, as well as certain clarifications regarding the letter of intent. The Transaction Review Committee met later that day to further discuss and consider the revised letter of intent with representatives of Raymond James and Troutman Sanders. Raymond James provided its updated financial analysis regarding StellarOne, Union and the proposed transaction, based on the revised letter of intent. The Transaction Review Committee reviewed again the challenges associated with StellarOne undertaking its strategic initiatives over the next two to four years, including its succession planning needs. The Transaction Review Committee also discussed the significant cost savings and economies of scale anticipated with a proposed transaction with Union, the fact that StellarOne’s shareholders would be receiving a premium to the current trading price in this proposed transaction (approximately 22.9% above the April 30, 2013 StellarOne closing price of $14.99), along with the likely significant increase in dividends (approximately

26.6% based on the last dividends declared as of such date), while also receiving significant representation and leadership on Union’s board of directors. The Transaction Review Committee discussed with the assistance of Raymond James the advantages and disadvantages of focusing its efforts and merger discussions with Union as opposed to exploring other potential strategic buyers or merger partners or continuing the pursuit of its strategic plan. Following this discussion, the Transaction Review Committee determined to recommend to StellarOne’s board of directors that StellarOne engage in a due diligence process, and enter into negotiations on an exclusive basis, with Union.

On May 3, 2013, StellarOne’s board of directors held a special meeting to further discuss and consider Union’s proposal and the revised letter of intent. Representatives of Raymond James and Troutman Sanders were also present. StellarOne’s board of directors, with the assistance of its advisors, discussed how a combination with Union could create a Virginia-based regional franchise that could not be achieved through a combination with another bank, and that such a combination would enable StellarOne to realize its strategic goals faster, on a stronger platform, on a greater scale and with stronger financial results than it could achieve by itself. After further discussion regarding these subjects, the board of directors unanimously approved the recommendation of the Transaction Review Committee to proceed with a due diligence process, and enter into negotiations on an exclusive basis with Union based on an exchange ratio of 0.9739 shares of Union common stock for each share of StellarOne common stock and the other terms set forth in the letter of intent.

On May 6, 2013, StellarOne and Union entered into a mutual confidentiality agreement and formal due diligence between the parties began. Each company began exchanging materials and information and scheduling meetings to facilitate mutual due diligence during this period. Following the commencement of due diligence, each of Union and StellarOne engaged a recognized independent third party specializing in the review of financial institution asset quality to review the other party’s loan portfolio.

From May 6 to May 24, 2013, Union and StellarOne, with the assistance of their respective advisors and representatives, gathered and reviewed business, financial and other information regarding the other and attended meetings at KBW’s offices in Richmond, Virginia. During these meetings, members of management of each of the companies, with the assistance of their advisors and representatives, engaged in a series of discussions about each company’s respective businesses.

On May 30, 2013, representatives of LeClairRyan, A Professional Corporation, outside legal counsel to Union, provided Troutman Sanders with a draft merger agreement.

At a special meeting of Union’s board of directors on May 31, 2013, at which representatives of KBW and LeClairRyan were also present, management further reviewed with Union’s board of directors the progress of negotiations and reported on Union’s due diligence investigation of StellarOne. Management and the board discussed potential cost savings and operational issues related to the transaction. Representatives of KBW reviewed with Union’s board of directors additional information, including financial information regarding Union, StellarOne and the transaction. Following questions and discussions among those present, Union’s board of directors met in executive session. Union’s board of directors reconvened and authorized Union’s management to complete negotiations with StellarOne of a definitive agreement for the acquisition of StellarOne.

Between May 30 and June 7, 2013, the Transaction Review Committee met by telephone on numerous occasions and received updates on the status of the due diligence process and provided guidance and instructions to its management and representatives regarding the terms of a definitive merger agreement with Union. Representatives of Troutman Sanders and Raymond James were present at these meetings to assist the Transaction Review Committee in connection with its review and negotiation of the merger agreement and related documents. During this time, the parties continued to conduct final due diligence regarding the proposed transaction and worked to finalize the terms of the merger agreement and related transaction documents. Key terms negotiated between the first draft of the merger agreement delivered on May 30, 2013 and the final merger agreement, included: (i) the conversion of StellarOne stock options into options to acquire Union common stock rather than cash, (ii) the right of each party to terminate the merger agreement without a shareholder vote in favor of a definitive agreement to accept a superior proposal, (iii) the amount of the termination fee payable by each party, (iv) covenants regarding the conduct of StellarOne’s business prior to closing, (v) benefits payable to StellarOne employees in connection with the merger, (vi) the terms of the director and officer tail insurance policy to be maintained by Union after closing, and (vii) the terms of the bylaw amendments relating to Dr. Smoot’s appointment as chairman of the board of Union.

On June 9, 2013, StellarOne’s board of directors held a special meeting and discussed the terms and conditions of the proposed merger agreement. Certain members of management of StellarOne and representatives of Troutman Sanders and Raymond James also attended the meeting. At the meeting, the Transaction Review Committee presented StellarOne’s board of directors with a summary of the merger negotiations, particularly those with respect to termination rights and governance matters. Raymond James then reviewed with StellarOne’s board of directors its financial analyses with respect to StellarOne, Union and the proposed transaction. Thereafter, representatives of Raymond James delivered to StellarOne’s board of directors an oral opinion (which was confirmed in writing by delivery of Raymond James’ written opinion dated June 9, 2013), to the effect that, as of June 9, 2013 and based on and subject to various assumptions, qualifications and limitations described in the opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of StellarOne common stock. Representatives of Troutman Sanders reviewed in detail the terms of the definitive merger agreement and related documents with StellarOne’s board of directors. After discussion, the Transaction Review Committee unanimously recommended that StellarOne’s board of directors approve the merger, the merger agreement and the related plan of merger. StellarOne’s board of directors then unanimously approved, and recommended that StellarOne’s shareholders approve, the merger, the merger agreement and the plan of merger.

Also, on June 9, 2013, Union’s board of directors held a special meeting to consider the proposed merger and the merger agreement. At the meeting, Union’s board of directors received an update from Union’s management on the status of the negotiations with StellarOne. Also at the meeting, representatives of KBW reviewed its financial analysis of the terms of the merger, including the exchange ratio in the merger agreement, and delivered to Union’s board of directors a written opinion to the effect that, as of June 9, 2013 and based on and subject to various assumptions and limitations described in the opinion, the exchange ratio in the merger was fair, from a financial point of view, to Union. Representatives of LeClairRyan discussed with Union’s board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed in detail the proposed merger agreement and related agreements. Following these discussions, Union’s board of directors unanimously voted to approve the merger, the merger agreement and the related plan of merger.

StellarOne and Union executed the merger agreement on June 9, 2013 and, before the financial markets opened on June 10, 2013, issued a joint press release announcing the execution of the merger agreement and the terms of the merger.

Union’s Reasons for the Merger; Recommendation of Union’s Board of Directors

After careful consideration, Union’s board of directors, at a meeting held on June 9, 2013, unanimously determined that the merger agreement is in the best interests of Union and its shareholders. Accordingly, Union’s board of directors adopted and approved the merger agreement and unanimously recommends that Union shareholders vote “FOR” the Union merger proposal, “FOR” the articles amendment proposal and “FOR” the Union adjournment proposal.

In reaching its decision to adopt and approve the merger agreement and to recommend that its shareholders approve the merger agreement, Union’s board of directors consulted with Union management, as well as Union’s financial and legal advisors, and considered a number of factors, including, but not limited to, the following material factors:

•	StellarOne’s financial condition, earnings, business, operations, asset quality and prospects, taking into account the results of Union’s due diligence investigation of StellarOne;

•	the compatibility of StellarOne’s business, operations and business culture with those of Union;

•	the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry, the regulatory and compliance environment, and the likely effect of the foregoing factors on Union with and without the merger;

•	the fact that the merger will create a Virginia-based bank with more than $7.0 billion in assets;

•	the complementary branch networks of Union and StellarOne and the fact that the merger will create a combined entity with branches across Virginia;

•	Union’s expectations and analyses, and its financial advisors’ analyses, of cost synergies (pre-tax expense savings of approximately $28 million), earnings per share accretion (over 10%), tangible book value dilution (approximately 7.5%) and internal rate of return (greater than 20%), among other metrics;

•	Union’s belief that the merger will accelerate Union’s achievement of its financial performance goals;

•	the strong capital positions maintained by Union and StellarOne prior to the merger and the anticipated strong capital position for the combined entity following the merger;

•	the potential risks and costs associated with integrating StellarOne’s business, operations and workforce with those of Union;

•	the potential risks of diverting management attention and resources from the operation of Union’s business and towards the completion of the merger;

•	the governance and management of Union following the merger, including the composition of its board of directors and executive management team;

•	the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

•	the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions;

•	the financial and other terms of the transaction, including the fixed exchange ratio, expected tax treatment, mutual deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors; and

•	the opinion of Keefe, Bruyette & Woods, Inc. delivered to the Union board of directors on June 9, 2013 to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio in the merger agreement was fair, from a financial point of view, to Union.

The foregoing discussion of the information and factors considered by Union’s board of directors is not intended to be exhaustive but includes the material factors considered by Union’s board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, Union’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of Union’s board of directors may have given different weight to different factors. Union’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Union management and Union’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

The foregoing explanation of Union’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

StellarOne’s Reasons for the Merger; Recommendation of StellarOne’s Board of Directors

After careful consideration, StellarOne’s board of directors, at a meeting held on June 9, 2013, unanimously determined that the merger agreement is in the best interests of StellarOne and its shareholders. Accordingly, StellarOne’s board of directors adopted and approved the merger agreement and unanimously recommends that StellarOne shareholders vote “FOR” the approval of the StellarOne merger proposal, “FOR” the approval of the compensation proposal and “FOR” the approval of the StellarOne adjournment proposal.

In reaching its decision to adopt and approve the merger agreement and to recommend that its shareholders approve the merger agreement, the StellarOne board of directors consulted with StellarOne management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors:

•	the business strategy and strategic plan of StellarOne, its prospects for the future, projected financial results and expectations relating to the proposed merger with Union;

•	a review of the risks and prospects of StellarOne remaining independent, including the challenges of the current financial and regulatory climate and the challenges of implementing the CEO Succession Plan versus merging StellarOne with Union;

•	a review of the historical financial statements and condition of StellarOne and certain other internal information, primarily financial in nature, relating to the businesses, earnings and balance sheet of StellarOne;

•	the fact that the merger would combine two established banking franchises to create a uniquely positioned, Virginia based bank with over $7.0 billion in assets;

•	comparative pro forma analyses of StellarOne, Union and the combined entity, and the earnings per share, dividends and capital levels of each entity;

•	the consistency of the merger with StellarOne’s long-term strategic vision to seek profitable future expansion, and provide the foundation for future expansion of its geographic footprint, leading to continued growth in overall shareholder value;

•	the anticipated future earnings growth of StellarOne compared to the potential future earnings growth of Union and the combined entity;

•	the anticipated future trading value of the StellarOne common stock compared to the value of the common stock consideration offered by Union and the potential future trading value of Union common stock;

•	the anticipated future receipt by StellarOne shareholders of a significant increase in dividends after completion of the merger as Union shareholders, based on Union’s current and forecasted dividend payout ratio;

•	the complementary nature of the businesses of StellarOne and Union and the anticipated improved stability of the combined company’s business and earnings in varying economic and market climates;

•	the opportunity to build greater brand recognition and awareness;

•	the familiarity of StellarOne’s senior management team with Union’s senior management team and the belief of StellarOne’s senior management that the management and employees of both StellarOne and Union possess complementary skills and expertise, as well as the potential advantages of a combined larger institution when pursuing, or seeking to retain, production and management talent;

•	the financial strength of Union based on Union’s historical revenues and revenue expectations over the near- and long-term;

•	the strength and recent performance of Union’s common stock;

•	the value of Union’s common stock consideration being offered to StellarOne shareholders in relation to the market value, tangible book value per share, earnings per share and projected earnings per share of StellarOne and Union;

•	the form and amount of the merger consideration, including the tax effects of stock consideration compared to cash consideration;

•	the greater market capitalization and trading liquidity of Union common stock in the event StellarOne shareholders desire to sell the shares of Union common stock to be received by them upon completion of the merger;

•	the fact that the merger consideration represented more than a 20% premium to the closing price of StellarOne common stock on June 7, 2013 (the business day prior to the news report of a potential transaction), 19.2x LTM core earnings per share and 1.42 times the March 31, 2013 tangible book value per share of StellarOne common stock;

•	the ability of StellarOne’s shareholders to benefit from Union’s potential growth and stock appreciation since it is more likely that the combined entity will have superior future earnings and prospects compared to StellarOne’s earnings and prospects on an independent basis as the result of greater operating efficiencies and better penetration of commercial and consumer banking markets;

•	the anticipated future trading value of StellarOne common stock compared to the value of the common stock consideration offered by Union and the potential future trading value of Union common stock;

•	the ability of Union to complete a merger transaction from a financial and regulatory perspective;

•	the geographic fit and increased customer convenience of the branch networks of the combined entity;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining StellarOne with Union;

•	the potential cost-saving opportunities resulting from the merger;

•	the additional products offered by Union to its customers, the ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company;

•	the continued representation of StellarOne’s management on the management team and board of directors of the combined entity;

•	the shared community banking philosophies of StellarOne and Union;

•	the increased legal lending limit available to borrowers by reason of the merger;

•	the likelihood of successful integration and operation of the combined company;

•	the likelihood of obtaining the regulatory approvals needed to complete the transaction;

•	the long-term and short-term interests of StellarOne and its shareholders, the interests of the employees, customers, creditors and suppliers of StellarOne, and community and societal considerations including those of the communities in which StellarOne maintains offices;

•	the analyses presented by Troutman Sanders, StellarOne’s outside legal counsel, as to the structure of the merger, the merger agreement, duties of the StellarOne board of directors under applicable law, and the process that StellarOne (including its board of directors) employed in considering all potential strategic alternatives, including the merger with Union;

•	certain structural protections included in the merger agreement, including the ability of StellarOne to terminate the merger agreement in certain circumstances; and

•	the financial analyses reviewed and discussed with the StellarOne board of directors by representatives of Raymond James, as well as the oral opinion of Raymond James rendered to the StellarOne board of directors on June 9, 2013 (which was subsequently confirmed in writing by delivery of Raymond James’ written opinion dated June 9, 2013) with respect to the fairness of the exchange ratio in the merger pursuant to the merger agreement, from a financial point of view, to the holders of StellarOne common stock.

The StellarOne board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the challenges of integrating StellarOne’s businesses, operations and employees with those of Union;

•	the need to obtain approval by shareholders of StellarOne and Union, as well as regulatory approvals in order to complete the transaction;

•	the risks associated with the operations of the combined company including the ability to achieve the anticipated cost savings;

•	the risks associated with entry into the merger agreement and the conduct of StellarOne’s business before the merger is completed, and the impact that provisions of the merger agreement relating to payment of a termination fee by StellarOne may have on StellarOne receiving superior acquisition offers; and

•	that the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines in Union’s stock price prior to the completion of the merger, meaning that StellarOne shareholders would not be protected against decreases in Union’s stock price prior to the completion of the merger; based upon its review of Union and its historical stock prices and prospects, the StellarOne board of directors believes that a fixed exchange ratio is appropriate and in the best interests of StellarOne shareholders.

The StellarOne board of directors also noted that it could terminate the merger agreement in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that was received and considered by StellarOne in compliance with the nonsolicitation provisions of the merger agreement and that would, if consummated, result in a transaction that is more favorable to StellarOne shareholders than the merger. This termination right is conditioned on StellarOne providing notice of the unsolicited acquisition proposal to Union, Union not making a revised offer to StellarOne that is at least as favorable as the unsolicited acquisition proposal and StellarOne paying a $21.8 million break-up fee to Union. The amount of this potential fee was negotiated at arm’s-length and was deemed by the StellarOne board of directors to be reasonable. As of the date of this joint proxy statement/prospectus, no unsolicited acquisition proposals have been received. See “The Merger Agreement – Termination Fee” on page [—] for more information.

Based on the factors described above, the board of directors of StellarOne determined that the merger with Union would be advisable and in the best interests of StellarOne shareholders and other constituencies and unanimously approved the merger agreement.

The foregoing discussion of the information and factors considered by StellarOne’s board of directors is not intended to be exhaustive but includes the material factors considered by StellarOne’s board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, StellarOne’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of StellarOne’s board of directors may have given different weight to different factors. StellarOne’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, StellarOne management and StellarOne’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

The foregoing explanation of StellarOne’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Financial Forecasts

Union and StellarOne do not as a matter of course publicly disclose internal management forecasts or projections as to future financial performance due to the unpredictability of the underlying assumptions and estimates. However, in connection with their respective confirmatory due diligence, Union requested, and StellarOne’s management provided Union and its financial advisors with, certain non-public financial forecasts prepared by StellarOne’s management, and StellarOne requested, and Union’s management provided StellarOne and its financial advisors with, certain non-public financial forecasts prepared by Union’s management.

Set forth below are the material financial forecasts that were provided by StellarOne to Union:

Material Financial Forecasts Provided by StellarOne to Union

(all amounts are approximate)

	Projected 2013	Projected 2014	Projected 2015
	(in thousands)

Net interest income	$98,343	$103,717	$107,789
Total non-interest income	33,014	35,133	37,119
Total non-interest expense	88,689	87,243	86,174
Provision for loan losses	5,500	6,200	6,800
Net income	26,980	32,643	37,107

Set forth below are the material financial forecasts that were provided by Union to StellarOne:

Material Financial Forecasts Provided by Union to StellarOne

(all amounts are approximate)

	Projected 2013	Projected 2014	Projected 2015
	(in thousands)

Net interest income	$154,000	$160,600	$169,200
Total non-interest income	45,500	47,800	49,000
Total non-interest expense	134,100	134,400	137,100
Provision for loan losses	8,200	8,800	9,400
Net income	40,900	46,000	50,300

The financial forecasts set forth above represent the most recent projections prepared by StellarOne and delivered to Union and by Union and delivered to StellarOne prior to the announcement of the acquisition, which, with respect to StellarOne, was in May 2013, and with respect to Union, was in June 2013. At the time the financial forecasts were prepared, they represented the best estimates and judgments of the management teams of StellarOne and Union, respectively, that prepared the forecasts in good faith. These financial forecasts cannot be considered a reliable predictor of future operating results, and no assurance can be given regarding future events. The projections represent Union’s and StellarOne’s independent forecasts. The StellarOne financial forecasts set forth above were adjusted by Union management, which adjusted forecasts were used by the Union board in its analysis of StellarOne and its consideration of the transaction. At the direction of Union management, such adjusted forecasts were used by and relied upon by Union’s financial advisor in the course of its review of the financial terms of the transaction and performance of its related financial analyses. The financial forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements and do not fully comply with generally accepted accounting principles in the United States (“GAAP”). In light of the foregoing, and considering that the Union and StellarOne shareholder meetings will be held at least five months after the financial forecasts were prepared, as well as the uncertainties inherent in any financial forecasts, shareholders of Union and StellarOne are cautioned not to rely on these financial forecasts as a predictor of future operating results or otherwise.

The estimates and assumptions underlying the financial forecasts of StellarOne and Union involve assumptions and judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, including those risk factors detailed in the sections entitled “Risk Factors” beginning on page [—] and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [—], all of which are difficult to predict and many of which are beyond the control of StellarOne and Union and will be beyond the control of the combined company after the merger. Estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. In addition, the financial forecasts prepared by StellarOne and Union represent each company’s own evaluation of its future financial performance on a stand-alone basis, and without reference to transaction-related costs or benefits. Accordingly, actual results could vary materially from those presented in the financial forecasts, and actual values or future results could be significantly more or less favorable than what is suggested by the forecasts. The inclusion of these financial forecasts should not be interpreted as an indication that StellarOne or Union considers this information a reliable prediction of future results, and this information should not be relied on for that purpose. Union and its management did not participate in preparing, and do not express any view on, the StellarOne financial forecasts set forth above, or the assumptions underlying such financial forecasts. StellarOne and its management did not participate in preparing, and do not express any view on, the Union financial forecasts set forth above, or the assumptions underlying such financial forecasts.

The prospective financial information of StellarOne and Union included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, the management teams of

StellarOne and Union, respectively. Neither StellarOne’s nor Union’s auditors, nor any other independent registered public accounting firm, nor StellarOne’s or Union’s financial advisors have examined, compiled or performed any procedures with respect to these forecasts, nor have they expressed any opinion or any other form of assurance on this information or its achievability.

Neither Union nor StellarOne intends to disclose publicly any update or other revision to these forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

Opinion of Union’s Financial Advisor

On May 16, 2013, Union entered into an engagement agreement with Keefe, Bruyette & Woods, Inc. to render financial advisory and investment banking services to Union. As part of its engagement, KBW agreed to assist Union in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Union and StellarOne. KBW also agreed to provide Union with an opinion as to the fairness, from a financial point of view, of the exchange ratio to Union in the proposed merger. Union engaged KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Union and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On June 9, 2013, the Union board of directors held a meeting to evaluate the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the Union board that, as of such date and based upon and subject to factors and assumptions set forth therein, the exchange ratio in the merger is fair, from a financial point of view, to Union. The Union board of directors approved the merger agreement at this meeting.

The full text of KBW’s written opinion, dated June 9, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Union’s shareholders are urged to read the opinion in its entirety.

KBW’s opinion speaks only as of the date of the opinion and KBW undertakes no obligation to revise or update its opinion. The opinion is directed to the Union board of directors and addresses only the fairness, from a financial point of view to Union, of the exchange ratio in the merger. The opinion does not address, and KBW expresses no view or opinion with respect to, (i) the underlying business decision of Union to engage in or proceed with the merger, (ii) the relative merits or effect of the merger as compared to any strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by Union or Union’s board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to Union, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger. Union and StellarOne determined the exchange ratio through the negotiation process. The opinion does not constitute a recommendation to any Union shareholder as to how such shareholder should vote at the Union special meeting on the merger or any related matter. The opinion does not express any view as to the fairness of the amount or nature of the compensation to any of Union’s or StellarOne’s officers, directors or employees, or any class of such persons, relative to the exchange ratio. The opinion has been reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

KBW has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the Union board of directors as Appendix B to this joint proxy statement/prospectus and to the references to KBW and its opinion contained herein. A copy of the consent of KBW is attached as Exhibit 99.1 to the registration statement on Form S-4.

In connection with its opinion, KBW reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of Union and StellarOne and the merger, including among other things, the following:

•	a draft of the merger agreement dated June 9, 2013 (the most recent draft made available to KBW);

•	the Annual Report to Shareholders for the year ended December 31, 2012 and Annual Reports on Form 10-K for the three years ended December 31, 2012 of Union;

•	the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2012 of StellarOne;

•	certain interim reports to shareholders and the Quarterly Reports on Form 10-Q for the three months ended March 31, 2013 of Union and StellarOne and certain other communications from Union and StellarOne to their respective shareholders; and

•	other financial information concerning the businesses and operations of Union and StellarOne furnished to KBW by Union and StellarOne for purposes of its analysis.

KBW also held discussions with members of senior management of Union and StellarOne regarding the past and current business operations, regulatory relations, financial condition, and future prospects of the respective companies and other matters that KBW deemed relevant to its inquiry. In addition, KBW compared certain financial and stock market information for Union and StellarOne with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry, and performed other studies and analyses that it considered appropriate. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through the date of such opinion.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification or accuracy. KBW relied upon the management teams of Union and StellarOne as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefore, including cost savings, operating synergies and merger-related costs) provided to KBW, and KBW assumed that such forecasts and projections reflected the best currently available estimates and judgments of such management teams and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management teams. As stated in its opinion, KBW is not an expert in the independent valuation of the adequacy of allowances for loan and lease losses, and without independent verification, assumed that the aggregate allowances for loan and lease losses for Union and StellarOne are adequate to cover those losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Union or StellarOne, nor did KBW examine or review any individual credit files.

The projections and associated assumptions furnished to and used by KBW in certain of its analyses were prepared by Union’s and StellarOne’s senior management teams. Union and StellarOne do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. Any estimates or projections contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

KBW was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger or any aspect of the merger, other than the exchange ratio, to the extent expressly specified in KBW’s opinion. For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which will not differ in any respect material to KBW’s analyses from the draft reviewed) with no additional payments or adjustments to the exchange ratio;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase transaction under GAAP, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Union common stock will trade since the announcement of the proposed merger or the actual value of the Union common shares when issued as a result of the merger, or the prices at which the Union common shares will trade following the completion of the merger.

In performing its analyses, KBW considered such financial and other factors it deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Union and StellarOne; (ii) the assets and liabilities of Union and StellarOne; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. KBW also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally.

The exchange ratio was determined through negotiation between Union and StellarOne and the decision to enter into the merger was solely that of Union’s board of directors. In addition, the KBW opinion was among several factors taken into consideration by the Union board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Union board with respect to the fairness of the exchange ratio in the merger.

Summary of Analysis by KBW. The following is a summary of the material financial analyses performed by KBW and presented to the Union board on June 9, 2013, in connection with rendering the fairness opinion described above. The following summary is not a complete description of the financial analyses performed by KBW in rendering its opinion or the presentation made by KBW to the Union board and is qualified in its entirety by reference to the written opinion of KBW attached as Appendix B to this joint proxy statement/prospectus. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth herein, without considering the analysis as a whole, could create an incomplete view of the processes underlying KBW’s opinion. The order of analysis described in this summary does not represent relative importance or weight given to any particular analysis by KBW. In arriving at its opinion, KBW considered the results of its entire analysis and KBW did not attribute any particular weight to any analysis or factor that it considered. Rather, KBW made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its entire analysis. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW’s analyses and the summary of its analyses must be considered as a whole and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Pursuant to the terms of the merger agreement, each share of common stock of StellarOne, par value $1.00 per share, issued and outstanding and not owned by Union or StellarOne (other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be converted into and exchanged for 0.9739 shares of common stock, par value $1.33 per share, of Union. The terms and conditions of the merger are more fully set forth in the merger agreement which is attached as Appendix A to this joint proxy statement/prospectus.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of StellarOne to the following banks and bank holding companies traded on the New York Stock Exchange, NYSE MKT Equities or NASDAQ, and headquartered in Virginia, West Virginia, North Carolina, South Carolina, or Maryland, with total assets between $1.5 billion and $10.0 billion, and excluded merger targets as of June 7, 2013. Companies in this group were:

United Bankshares, Inc.	Cardinal Financial Corporation
WesBanco, Inc.	First Community Bancshares, Inc.
SCBT Financial Corporation	FNB United Corp.
TowneBank	Hampton Roads Bankshares, Inc.
Sandy Spring Bancorp, Inc.	Park Sterling Corporation
City Holding Company	Yadkin Financial Corporation
Eagle Bancorp, Inc.	NewBridge Bancorp
First Bancorp	HomeTrust Bancshares, Inc.
BNC Bancorp

To perform this analysis, KBW used financial information as of the most recent three month period available (ended March 31, 2013) and market price information as of June 7, 2013. Earnings estimates for 2013 and 2014 were taken from a nationally recognized earnings estimate consolidator for selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Union’s and StellarOne’s historical financial statements, or to the data prepared by Raymond James, presented under the section “Opinion of StellarOne’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning Union’s and StellarOne’s financial performance for the last twelve months:

	Union	StellarOne	Selected Companies Minimum	Selected Companies Mean	Selected Companies Median	Selected Companies Maximum

Core Return on Average Assets (1)	0.92%	0.76%	(1.59%)	0.44%	0.91%	1.62%
Core Return on Average Equity (1)	8.37%	5.26%	(32.95%)	2.28%	7.14%	15.17%
Net Interest Margin	4.29%	3.78%	3.03%	3.91%	3.88%	4.80%
Fee Income / Operating Revenue Ratio (2)	21.6%	24.1%	14.9%	24.3%	21.7%	39.4%
Efficiency Ratio	64.1%	68.1%	49.5%	65.2%	65.8%	99.2%

(1)	Core income defined as net income after taxes, but excluding extraordinary items, non-recurring items and gains/losses on sale of securities.
(2)	Excludes gains/losses on sale of securities.

KBW’s analysis showed the following concerning Union’s and StellarOne’s financial condition:

	Union	StellarOne	Selected Companies Minimum	Selected Companies Mean	Selected Companies Median	Selected Companies Maximum

Tangible Common Equity / Tangible Assets	8.97%	10.72%	3.73%	9.16%	8.48%	23.32%
Total Capital Ratio	14.44%	16.47%	12.50%	15.05%	14.08%	22.66%
Loans / Deposits	89.8%	86.5%	60.0%	85.3%	85.3%	100.4%
Loan Loss Reserve / Loans	1.11%	1.34%	0.79%	1.73%	1.58%	2.98%
Nonperforming Assets / Loans + OREO	3.24%	2.71%	0.48%	3.66%	2.86%	10.35%
Nonperforming Assets / Assets	2.51%	1.96%	0.40%	2.48%	1.71%	6.41%
Net Charge-Offs / Average Loans	0.33%	0.28%	(0.08%)	0.40%	0.33%	1.26%

KBW’s analysis showed the following concerning Union’s and StellarOne’s market performance:

	Union	StellarOne	Selected Companies Minimum	Selected Companies Mean	Selected Companies Median	Selected Companies Maximum

Market Capitalization (dollars in millions)	$498	$366	$163	$460	$340	$1,303
One-Year Stock Price Change	43.7%	36.3%	(40.3%)	29.5%	29.2%	58.6%
One-Year Total Return	47.2%	39.0%	(40.3%)	31.4%	30.8%	60.0%
Year-to-Date Price Change	26.9%	14.6%	(26.8%)	12.6%	13.2%	41.8%
Stock Price / Book Value per Share	1.16x	0.85x	0.89x	1.29x	1.13x	2.06x
Stock Price / Tangible Book Value per Share	1.40x	1.18x	0.91x	1.57x	1.37x	2.37x
Stock Price / 2013 EPS (1)	13.3x	15.6x	9.0x	14.0x	13.6x	17.8x
Stock Price / 2014 EPS (1)	12.8x	14.8x	10.4x	12.7x	12.6x	15.5x
Dividend Yield	2.60%	2.47%	0.00%	1.59%	1.56%	4.79%
2014 Dividend Payout Ratio (1)	33.3%	36.5%	0.0%	22.6%	19.9%	66.4%

(1)	Consensus earnings estimates per FactSet Research Systems, Inc., as compiled by SNL Financial, as of June 7, 2013.

Selected Transactions Analysis. KBW reviewed publicly available information related to selected bank and thrift transactions announced after January 1, 2011 with deal values greater than $100 million and a target assets / buyer assets ratio greater than 30% but less than 100%. The transactions included in the group were:

Acquiror:	Acquired Company:

Provident New York Bancorp	Sterling Bancorp
SCBT Financial Corporation	First Financial Holdings, Inc.
Renasant Corporation	First M&F Corporation
United Bankshares, Inc.	Virginia Commerce Bancorp, Inc.
PacWest Bancorp	First California Financial Group, Inc.
Columbia Banking System, Inc.	West Coast Bancorp
FirstMerit Corporation	Citizens Republic Bancorp, Inc.
M&T Bank Corporation	Hudson City Bancorp, Inc.
Cadence Bancorp, LLC	Encore Bancshares, Inc.
Prosperity Bancshares, Inc.	American State Financial Corporation
Capital One Financial Corporation	ING Bank, FSB
Brookline Bancorp, Inc.	Bancorp Rhode Island, Inc.

Transaction multiples for the merger were derived from an implied aggregate offer price per share of $19.50 for StellarOne, based on Union’s closing price of $20.02 on June 7, 2013 and a fixed exchange ratio of 0.9739. For each transaction referred to above, KBW derived and compared, among other things, the following implied ratios:

•	price per common share paid for the acquired company to tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	tangible common equity premium (excess of purchase price over tangible common equity) to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	price per common share paid for the acquired company to last twelve months earnings per share of the acquired company; and

•	price per common share paid for the acquired company as a premium to the closing price of the acquired company one day, 30 days, 60 days and 90 days prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day, 30 day, 60 day and 90 day market premiums).

The results of the analysis are set forth in the following table:

Transaction Multiples:	Union / StellarOne Merger	Selected Transactions Minimum	Selected Transactions Mean	Selected Transactions Median	Selected Transactions Maximum

Price / Tangible Book Value	1.42x	0.84x	1.56x	1.57x	2.40x
Core Deposit Premium	6.0%	(3.5%)	7.9%	8.2%	17.6%
Price / LTM EPS	19.9x	2.6x	17.8x	19.0x	31.9x
One-Day Market Premium	20.3%	9.5%	24.0%	16.2%	56.8%
30-Day Market Premium	26.9%	7.7%	33.2%	26.2%	74.8%
60-Day Market Premium	23.6%	13.0%	38.8%	33.0%	92.3%
90-Day Market Premium	19.9%	13.5%	41.6%	42.3%	76.5%

No company or transaction used as a comparison in the above analysis is identical to Union, StellarOne or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Contribution Analysis. KBW analyzed the relative contribution of Union and StellarOne to the pro forma market capitalization, balance sheet and income statement items of the combined entity, including pro forma ownership, assets, gross loans held for investment, deposits, tangible common equity, and projected 2014 and 2015 net income available to common shareholders (all income projections were provided by Union management and exclude the anticipated impact of cost savings). This analysis excluded any purchase accounting adjustments and was based on Union’s and StellarOne’s closing prices on June 7, 2013 of $20.02 and $16.21, respectively, the most recent closing prices then-available. To perform this analysis, KBW used financial information as of the three month period ended March 31, 2013. The results of KBW’s analysis are set forth in the following table:

	Union Stand-alone at March 31, 2013	Union as a % of Total	StellarOne Stand-alone at March 31, 2013	StellarOne as a % of Total	Total (1)

Ownership
100% stock (0.9739x exchange ratio)		53%		47%

Balance Sheet (dollars in millions)
Assets	$4,051	57%	$3,013	43%	$7,064
Gross Loans Held for Investment	$2,974	58%	$2,141	42%	$5,115
Deposits	$3,312	57%	$2,476	43%	$5,788
Tangible Common Equity (2)	$357	54%	$309	46%	$666

Earnings (dollars in millions) (3)
2014 Est. GAAP Net Income	$46	61%	$30	39%	$76
2015 Est. GAAP Net Income	$50	59%	$34	41%	$85

Market Capitalization (dollars in millions)
Current Market Capitalization	$498	58%	$365	42%	$862

(1)	Total does not include any purchase accounting adjustments.

(2)	StellarOne tangible common equity was adjusted to reflect $1.2 million in share repurchases that occurred after the March 31, 2013 financial results were reported.
(3)	All income projections were provided by Union management and exclude the anticipated impact of cost savings.

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Union and StellarOne. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were provided by Union management and were used to calculate the financial impact that the merger would have on certain projected financial results of Union. In the course of this analysis, KBW used earnings estimates for Union and StellarOne for 2014 and 2015, as well as projected share repurchases, as prepared and provided by Union management. This analysis indicated that the merger is expected to be accretive to Union’s estimated earnings per share in 2014 and 2015. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Union and that Union is expected to maintain well-capitalized capital ratios. For all of the above analyses, the actual results achieved by Union following the merger will vary from the estimates used and the projected results, and the variations may be material.

StellarOne Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that StellarOne could provide to equity holders through 2018 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for StellarOne, cost savings estimates, loan credit mark adjustments and restructuring charges, all as prepared and provided by Union management, and assumed discount rates ranging from 12.0% to 16.0%. The range of values was determined by adding (i) the present value of projected cash flows to StellarOne shareholders from 2014 to 2018; and (ii) the present value of the terminal value of StellarOne’s common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth provided by Union management and assumed that StellarOne would maintain a tangible common equity/tangible asset ratio of 7.50% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained represented dividendable cash flows for StellarOne. In calculating the terminal value of StellarOne, KBW applied multiples ranging from 10.0 times to 15.0 times 2019 forecasted earnings. This resulted in a range of values of StellarOne from $22.06 to $33.20 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of StellarOne.

Union Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Union could provide to equity holders through 2018 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for Union prepared and provided by Union management and assumed discount rates ranging from 10.0% to 14.0%. The range of values was determined by adding (i) the present value of projected cash flows to Union shareholders from 2014 to 2018; and (ii) the present value of the terminal value of Union’s common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth provided by Union management and assumed that Union would maintain a tangible common equity/tangible asset ratio of 7.50%, and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained represented dividendable cash flows for Union. In calculating the terminal value of Union, KBW applied multiples ranging from 10.0 times to 15.0 times 2019 forecasted earnings. This resulted in a range of values of Union from $21.33 to $32.92 per share. To illustrate the implied offer to StellarOne, KBW applied the exchange ratio of 0.9739 shares of Union to the aforementioned implied discounted cash flow value per Union share, resulting in an implied offer range of values to StellarOne of $20.78 to $32.06 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Union.

Pro Forma Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Union (pro forma for the merger) could provide to equity holders through 2018 on a pro forma basis. In performing this analysis, KBW used earnings estimates, cost savings estimates, purchase accounting adjustments, share repurchase assumptions, and restructuring charges provided by Union management and assumed discount rates ranging from 10.0% to 14.0%. The range of values was determined by adding (i) the present value of projected cash flows to Union (pro forma for the merger) shareholders from 2014 to 2018 and (ii) the present value of the terminal value of Union’s (pro forma for the merger) common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth prepared and provided by Union management and assumed, at the direction of Union management, that Union (pro forma for the merger) would maintain a tangible common equity/tangible asset ratio of 7.50% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained represented dividendable cash flows for Union (pro forma for the merger). In calculating the terminal value of Union (pro forma for the merger), KBW applied multiples ranging from 10.0 times to 15.0 times 2019 forecasted earnings. This resulted in a range of values of Union (pro forma for the merger) from $22.76 to $35.43 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Union (pro forma for the merger).

Engagement of KBW by Union. The Union board retained KBW as financial adviser to Union regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Union and StellarOne. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Union and StellarOne for KBW’s own account and for the accounts of its customers. To the extent KBW held any such positions, it was disclosed to the Union board of directors.

KBW has acted exclusively for the Union board of directors in rendering its opinion in connection with the merger. Pursuant to the KBW engagement agreement, Union agreed to pay to KBW a cash fee of $500,000 concurrently with the rendering of KBW’s opinion as well as a cash contingent advisory fee equal to $3,000,000 to be paid at the time of closing of the merger. In addition, pursuant to the engagement agreement, Union also agreed to reimburse KBW for all reasonable out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, incurred in connection with the engagement and to indemnify KBW and related parties against certain liabilities, including but not limited to liabilities under federal securities laws, relating to, or arising out of, its engagement. During the two years preceding the date of its opinion to the Union board of directors, KBW has not received compensation for investment banking services from Union, and KBW has not received compensation for investment banking services from StellarOne.

Opinion of StellarOne’s Financial Advisor

StellarOne retained Raymond James as its financial advisor on April 22, 2013 to assist StellarOne in reviewing strategic alternatives, including a potential transaction with Union. Pursuant to that engagement, the StellarOne board of directors requested that Raymond James evaluate the fairness of the exchange ratio in the merger pursuant to the merger agreement, from a financial point of view, to the holders of StellarOne common stock.

At the June 9, 2013 meeting of the StellarOne board of directors, Raymond James rendered its oral opinion to the StellarOne board of directors, which was subsequently confirmed by delivery of its written opinion dated June 9, 2013, as of such date and based upon and subject to various qualifications, assumptions and limitations set forth in its written opinion, as to the fairness of the exchange ratio in the merger pursuant to the merger agreement, from a financial point of view, to the holders of StellarOne common stock.

The full text of the written opinion of Raymond James, dated June 9, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Raymond James in connection with its opinion, is attached as Appendix C to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion.

Raymond James provided its opinion for the information and assistance of the StellarOne board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the merger. The Raymond James opinion only addressed whether, as of the date of such opinion, the exchange ratio in the merger, pursuant to the merger agreement was fair, from a financial point of view, to the holders of StellarOne Common Stock and did not address any other term or aspect of the merger agreement or the merger. The Raymond James opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to StellarOne or StellarOne’s underlying business decision to effect the merger or any related transaction. The opinion does not constitute a recommendation to the StellarOne board of directors or any shareholder of StellarOne as to how the StellarOne board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James was not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of StellarOne.

Raymond James has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the StellarOne board of directors as Appendix C to this joint proxy statement/prospectus and to the references to Raymond James and its opinion contained herein. A copy of the consent of Raymond James is attached as Exhibit 99.2 to the registration statement on Form S-4.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions set forth in a draft of the merger agreement, dated June 9, 2013;

•	reviewed the annual reports to shareholders and annual reports on Form 10-K as of and for the years ended December 31, 2012 and 2011, for each of StellarOne and Union, and the unaudited financial statements for the quarter ended March 31, 2013, for each of StellarOne and Union;

•	reviewed certain other publicly available information regarding each of StellarOne and Union;

•

reviewed and discussed with members of the senior management of StellarOne and Union certain information regarding the historical and current financial and operating performance of StellarOne and Union as provided by StellarOne and Union respectively, certain internal financial forecasts regarding the future financial results and condition of StellarOne (the “StellarOne Financial Forecasts”) prepared and provided to Raymond James by StellarOne’s senior management, and certain projections regarding the future financial results and condition of Union (the “Union Financial Forecasts”) prepared by Union’s senior management, all of which were approved for Raymond James’s use in connection with the preparation of its opinion by StellarOne; and

•	such other information relating to StellarOne, Union and the proposed merger which Raymond James deemed relevant to its inquiry.

With the consent of StellarOne, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of StellarOne, Union or any other party, as well as publicly available information, and Raymond James did not undertake any duty or responsibility to verify independently, and did not so verify, any of such information. In addition, Raymond James did not receive or review any individual credit files nor did Raymond James make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of StellarOne or Union or any of their respective subsidiaries and Raymond James was not furnished with any such evaluations or appraisals. Raymond James is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, Raymond James assumed that such allowances for losses were in the aggregate adequate to cover such losses. With respect to the StellarOne Financial Forecasts, Raymond James was advised by StellarOne and Raymond James assumed that the StellarOne Financial Forecasts were reasonably prepared and reflected the best currently available estimates, judgments and assumptions of the management of StellarOne as to the future financial performance of StellarOne. With respect to the Union Financial Forecasts, Raymond James was advised by Union and Raymond James assumed that the Union Financial Projections were reasonably prepared and reflected the best currently available estimates, judgments and assumptions of the management of Union as to the future financial performance of Union. Raymond James was authorized by StellarOne to rely upon such forecasts and other information and data, including without limitation the StellarOne Financial Forecasts and the Union Financial Forecasts, and Raymond James expressed no view as to any such forecasts or other information or data, or the bases or assumptions on which they were prepared. Raymond James assumed that each party to the merger agreement would advise Raymond James promptly if any information previously provided to Raymond James became inaccurate or was required to be updated during the period of its review. Raymond James assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by Raymond James in all respects material to its analyses, that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any terms or conditions thereof and that, in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the merger, no delays, limitations, restrictions or conditions would be imposed that would have an adverse effect on StellarOne, Union or the contemplated benefits of the merger.

Raymond James expressed no opinion as to the underlying business decision of the StellarOne board of directors to effectuate the merger, the structure or legal, tax, accounting or regulatory aspects or consequences of the merger or the availability or advisability of any alternatives to the merger. Raymond James did not structure the merger, negotiate the final terms of the merger or determine the exchange ratio. Raymond James relied upon, without independent verification, the assessment by the respective managements of StellarOne and Union and their legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Code. Raymond James did not express any opinion as to the value of StellarOne common stock or Union common stock following the announcement of the proposed merger, the value of Union common stock following the consummation of the merger, or the prices at which shares of StellarOne common stock or Union common stock may be purchased or sold at any time, which in each case, may vary depending on numerous factors, including factors outside of the control of StellarOne and Union. With the consent of StellarOne, Raymond James assumed that the shares of Union common stock to be issued in the merger would be listed on the NASDAQ Global Select Market.

In arriving at its opinion, Raymond James took into account such analyses and information and considerations as it deemed relevant, including, among other things, a review of (i) historical and projected assets, loans, deposits, revenues, operating earnings, net income and capitalization of StellarOne and Union and certain other publicly held companies, with publicly traded equity securities, that Raymond James believed relevant; (ii) the current and projected financial position and results of operations of StellarOne and Union; and (iii) the historical market prices and trading activity of StellarOne common stock and Union common stock.

Raymond James’ opinion was limited to the fairness of the exchange ratio in the merger pursuant to the merger agreement, from a financial point of view, to the holders of StellarOne common stock, and does not address any other term, aspect or implication of the merger agreement, the merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, the fairness (financial or otherwise) of the amount or nature of, or any other aspect relating to, any compensation to be received by any officers, directors or employees of any parties to the merger, or class of such persons, relative to the exchange ratio or otherwise.

The following summarizes the material financial analyses reviewed by Raymond James with the StellarOne board of directors in connection with the Raymond James opinion rendered on June 9, 2013. No company used in the analyses described below is identical or directly comparable to StellarOne or Union. Unless the context indicates otherwise, equity values and implied exchange ratios derived from the analyses described below were calculated using the closing prices of Union and StellarOne common stock as of June 7, 2013 and for the selected companies analysis, the closing price of the common stock of the selected companies listed below as of June 7, 2013. Unless otherwise indicated, for each of the following analyses performed by Raymond James, financial and market data and earnings per share estimates for the selected companies were based on the companies’ filings with the SEC and certain publicly available research analyst estimates for those companies.

Contribution Analysis. Raymond James analyzed the relative contribution of StellarOne and Union to the combined company’s results as of and for the twelve months ending March 31, 2013, and projected results for the fiscal year ending December 31, 2014. Raymond James used actual results as of and for the twelve months ended March 31, 2013, estimated future operating and financial information for StellarOne and Union for the fiscal year 2014 provided by management of StellarOne and Union for StellarOne and Union, respectively, and estimated future operating and financial information for StellarOne and Union for the fiscal year 2014 based on certain publicly available analyst estimates. Such information included, for each of StellarOne and Union: (i) market capitalization; (ii) gross loans held for investment; (iii) core deposits (defined as total deposits excluding certificates of deposits in excess of $100,000); (iv) tangible common equity; (v) last twelve months core GAAP net income (LTM Core Net Income is defined as net income adjusted for after-tax impact of securities gains and losses, nonrecurring items, amortization of intangibles and any other extraordinary items); (vi) publicly available analysts’ consensus estimates for 2014 GAAP net income; and (vii) estimates for 2014 GAAP net income as provided by management of StellarOne and Union. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below:

	Contribution		Implied Exchange Ratio
	Union	StellarOne	StellarOne / Union

Market Capitalization	57.5%	42.5%	0.8097x
Gross Loans Held for Investment	58.1%	41.9%	0.7881x
Core Deposits	55.5%	44.5%	0.8757x
Tangible Common Equity	53.5%	46.5%	0.9527x
LTM Core Net Income	63.1%	36.9%	0.6410x
2014E Net Income (Analyst)	61.3%	38.7%	0.6907x
2014E Net Income (Management)	58.5%	41.5%	0.7762x

Exchange Ratio in the Proposed Merger			0.9739x

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of StellarOne and Union by calculating the estimated present value of the estimated free cash flows that StellarOne and Union were forecasted to generate through December 31, 2018. Raymond James applied a range of terminal value multiples of 10.0x to 14.0x estimated 2019 earnings for each of StellarOne and Union. The present values of such estimated free cash flows and terminal values were then calculated using discount rates ranging from 14.0% to 16.0%. In performing this analysis, Raymond James used the StellarOne Financial Forecasts and the Union Financial Forecasts, as adjusted based on discussions with and the approval of StellarOne management. Raymond James reviewed the ranges of implied per share prices indicated by the discounted cash flow analysis for each of StellarOne and Union and calculated a range of implied exchange ratios by dividing the maximum implied per share price of StellarOne by the minimum implied per share price of Union common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share price of StellarOne by the maximum implied per share price of Union to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:

	Implied Equity Value
	Union		StellarOne

Minimum	$16.67		$15.69
Maximum	22.65		20.52

Implied Exchange Ratio Range	0.6927x	-	1.2308x

Exchange Ratio in the Proposed Merger		0.9739x

Selected Companies Analysis. Raymond James reviewed certain data for selected banks and thrifts (non-mutual holding companies) with publicly traded equity securities that Raymond James deemed relevant.

The financial data reviewed included (i) tangible book value per share, (ii) LTM core earnings per share for the twelve months ended March 31, 2013 (LTM EPS is defined as net income adjusted for after-tax impact of securities gains and losses, nonrecurring items, amortization of intangibles and any other extraordinary items divided by fully diluted shares); and (iii) publicly available analysts’ consensus estimates for earnings per share for the fiscal year 2014. The selected companies and resulting data are below:

United Bankshares Inc.	Charleston, WV	Fidelity Southern Corp.	Atlanta, GA
Capital Bank Finl Corp	Coral Gables, FL	CenterState Banks	Davenport, FL
United Community Banks Inc.	Blairsville, GA	Park Sterling Corporation	Charlotte, NC
WesBanco Inc.	Wheeling, WV	1st United Bancorp Inc.	Boca Raton, FL
SCBT Financial Corp.	Columbia, SC	Heritage Financial Group Inc.	Albany, GA
Pinnacle Financial Partners	Nashville, TN	American National Bankshares	Danville, VA
TowneBank	Portsmouth, VA	Middleburg Financial Corp.	Middleburg, VA
Renasant Corp.	Tupelo, MS	Charter Financial Corp.	West Point, GA
Home BancShares Inc.	Conway, AR	Community Bankers Trust Corp	Glen Allen, VA
Bank of the Ozarks Inc.	Little Rock, AR	Crescent Financial Bancshares	Raleigh, NC
Simmons First National Corp.	Pine Bluff, AR	Premier Financial Bancorp Inc.	Huntington, WV
City Holding Co.	Charleston, WV	National Bankshares Inc.	Blacksburg, VA
BNC Bancorp	High Point, NC	Eastern Virginia Bankshares	Tappahannock, VA
Ameris Bancorp	Moultrie, GA	WashingtonFirst Bankshares Inc	Reston, VA
Cardinal Financial Corp.	McLean, VA	Monarch Financial Hldgs	Chesapeake, VA
First Community Bancshares Inc	Bluefield, VA	Peoples Bancorp of NC Inc.	Newton, NC
State Bank Finl Corp.	Atlanta, GA

	Mean	Median

Price/ Tangible Book Value	148%	129%
Price/ LTM Core EPS	19.3x	16.5x
Price/2014E EPS	13.7x	13.9x

Taking into account the results of the selected companies analysis, Raymond James applied the mean and median of the price to tangible book value ratio and earnings per share multiples to corresponding financial data for each of StellarOne and Union. Raymond James reviewed the ranges of implied per share prices and calculated a range of implied exchange ratios by dividing the higher implied per share price of StellarOne by the lower implied per share price of Union to calculate the high implied exchange ratio, and by dividing the lower implied per share price of StellarOne by the higher implied per share price of Union to calculate the low implied exchange ratio. The results of the selected companies analysis are summarized below:

	Implied Equity Value Indicated by Financial Data				Implied Exchange Ratio
	Union		StellarOne		StellarOne/Union
	Mean	Median	Mean	Median	Low/High		High/Low

Price/ Tangible Book Value	$21.28	$18.52	$20.40	$17.76	0.8348x	-	1.1014x
Price/ LTM Core EPS	30.14	25.76	19.71	16.84	0.5587x	-	0.7652x
Price/2014E EPS (Analyst)	21.38	21.73	15.08	15.33	0.6937x	-	0.7167x
Price/2014E EPS (Management)	24.94	25.35	19.68	20.00	0.7762x	-	0.8020x

Exchange Ratio in the Proposed Merger					0.9739x

Additional Considerations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor.

Raymond James’ analyses involved numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of StellarOne and Union. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the StellarOne board of directors and were prepared solely as part of the analysis of Raymond James of the fairness of the exchange ratio in the merger pursuant to the merger agreement, from a financial point of view, to the holders of StellarOne common stock. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into consideration by the StellarOne board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the StellarOne board of directors or its management’s opinion with respect to StellarOne, Union or the merger.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of June 9, 2013, and any material change in such circumstances and conditions may affect the Raymond James opinion, but Raymond James does not have any obligation to update, revise or reaffirm its opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of StellarOne since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

StellarOne retained Raymond James based on its qualifications and experience in providing financial advice, on its reputation as a nationally recognized investment banking firm and its experience in the financial services sector. Raymond James and its affiliates have in the past provided investment banking and other financial services to StellarOne, including, during the past two years, having provided financial services to StellarOne in connection with a share repurchase program, for which services Raymond James received compensation of approximately $15,000. In addition, Raymond James and its affiliates may in the future provide investment banking and other financial services to StellarOne, Union and certain of their respective affiliates for which Raymond James and its affiliates would expect to receive compensation. In the ordinary course of Raymond James’s business, it may trade in the securities of StellarOne and Union for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James Financial, an affiliate of Raymond James, provides certain brokerage, clearing and other services to Union pursuant to a contractual arrangement for which it is paid customary fees. In addition, Ronald L. Tillett, a Union board member, is a managing director within Raymond James’s fixed income division. Mr. Tillett was not a member of the investment banking team of Raymond James advising StellarOne with respect to the merger.

Raymond James will receive a transaction fee currently estimated to be 0.75% of the merger consideration due at closing for its services as financial advisor to StellarOne in connection with the merger, of which $500,000 became payable upon delivery of its opinion and the balance of which is contingent upon the closing of the merger. StellarOne also agreed to reimburse Raymond James for certain of its expenses incurred in connection with its services and to indemnify Raymond James and certain of its affiliates against certain liabilities arising out of its engagement.

Amendment to Union Articles of Incorporation

In order to have a sufficient number of authorized shares of common stock to issue to former StellarOne shareholders upon completion of the merger, and for other corporate reasons, the Union board of directors has approved an amendment to Union’s articles of incorporation to increase the number of authorized shares of common stock from 36,000,000 to 100,000,000 shares. Under Virginia law and Union’s articles of incorporation, the approval of the articles amendment proposal requires the affirmative vote of a majority of the shares of Union common stock outstanding on the record date for the special meeting. If the shareholders of either Union or StellarOne shareholders do not approve the Union merger proposal or the StellarOne merger proposal, respectively, Union will not amend its articles of incorporation, even if Union shareholders approve the articles amendment proposal. The form of the amendment to Union’s articles of incorporation increasing the number of authorized shares of common stock is attached as Appendix D to this joint proxy statement/prospectus. The articles amendment proposal is described more fully in the “Proposals to be Considered at the Union Special Meeting – Approval of the Articles Amendment Proposal” beginning on page [—].

Amendment to Union Bylaws

Composition of the Union Board After the Merger. In connection with entering into the merger agreement and to facilitate the addition of certain StellarOne directors to the Union board of directors at the time of the merger, Union has agreed to amend its bylaws prior to the merger so that the number of directors that will comprise the full Union board after the merger is to be fixed at such number, not to exceed 19 directors, consisting of (i) not more than 11 current Union directors designated by Union, including the current chief executive officer of Union, and (ii) eight current StellarOne directors to be designated prior to the effective date of the merger by StellarOne, subject to the consent of Union which shall not be unreasonably withheld. The Union Directors and StellarOne Directors will be split as equally as possible among the three classes of directors to serve staggered terms. Until the third anniversary of the merger, all vacancies on the Union board created by the cessation of service of a Union Director must be filled by a nominee proposed to the nominating committee of the Union board by a majority of the remaining Union Directors, and all vacancies on the Union board created by the cessation of service of a StellarOne Director must be filled by a nominee proposed to the nominating committee of the Union board by a majority of the remaining StellarOne Directors, as applicable. Such bylaw provision may not be modified, amended or repealed other than by the affirmative vote of all StellarOne Directors during such three-year period.

Chairman and Vice Chairman of the Union Board. The terms of the merger agreement also require Union to amend its bylaws prior to the merger to provide that, until the third anniversary of the merger, Dr. Raymond D. Smoot, Jr., current chairman of StellarOne’s board of directors, will serve as chairman of Union’s board of directors and as a member of its executive committee. Ronald L. Hicks, the current chairman of Union’s board, will serve as vice chairman of Union’s board.

During such three-year period, the removal of Dr. Smoot, or the failure to appoint or re-elect Dr. Smoot as chairman of the Union board, and any determination not to nominate Dr. Smoot as director of Union, shall each require the affirmative vote of at least 75% of the full Union board of directors. Any modification, amendment or repeal of such bylaw provision may only be adopted by the affirmative vote of at least 75% of the full Union board.

The forms of the above-described bylaw amendments are set forth in their entirety in Exhibit 1.4(b) to the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A.

Interests of Certain StellarOne Directors and Executive Officers in the Merger

In considering the recommendations of the StellarOne board of directors that StellarOne shareholders vote in favor of the StellarOne merger proposal and the compensation proposal, StellarOne shareholders should be aware that StellarOne directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of StellarOne. The StellarOne board of directors was aware of these interests and took them into account in its decision to approve the merger agreement and the merger.

Indemnification and Insurance. Union has agreed to indemnify the officers and directors of StellarOne against certain liabilities arising before the effective date of the merger. Union has also agreed to purchase a six year “tail” prepaid policy, on the same terms as StellarOne’s existing directors’ and officers’ liability insurance, for the current officers and directors of StellarOne, subject to a cap on the cost of such policy equal to 300% of StellarOne’s current annual premium.

Director Appointments. Eight current directors of StellarOne will be chosen by StellarOne’s board of directors, and approved by Union’s board of directors, to become directors of Union following the merger. One of the eight such StellarOne directors, Dr. Raymond D. Smoot, Jr., current chairman of StellarOne’s board of directors, will serve as chairman of Union’s board of directors. Other than Dr. Smoot, the current directors of StellarOne who will become directors of Union at the time of the merger have not been determined as of the date of this joint proxy statement/prospectus.

If the merger is completed, it is expected that StellarOne Bank, StellarOne’s wholly-owned bank subsidiary, will merge with and into Union First Market Bank, Union’s wholly-owned bank subsidiary, in May 2014. The current StellarOne directors who are not designated to serve on Union’s board of directors will be offered a position on the board of directors of Union First Market Bank effective at the time of the subsidiary bank merger.

Non-executive officer members of the board of directors of Union and Union First Market Bank currently receive $1,000 and $700, respectively, for attending each board meeting and $500 and $300, respectively, for attending each committee meeting. Additionally, each director who attends a minimum of 75% of all board and committee meetings during a year (or since the appointment in a director’s first year of service) receives, for a Union director, a $25,000 annual retainer and for a Union First Market Bank director, an $18,000 annual retainer (pro-rated in case of a new director), paid in shares of Union’s common stock. Union and Union First Market Bank also provide a $10,000 and $2,250 stock retainer, respectively, to their board chairmen and Union provides a $7,500 stock retainer for serving as a chairman of one of the various committees of Union’s board of directors.

Employment and Change of Control Agreements for StellarOne Named Executive Officers. StellarOne currently has employment agreements with O. R. Barham, Jr. and Jeffrey W. Farrar and a change of control agreement with David G. Bilko, each of whom is a named executive officer of StellarOne.

StellarOne Employment Agreements with Messrs. Barham and Farrar. Union has agreed to assume the employment agreement, dated as of January 1, 2011, between Mr. Barham and StellarOne. In light of the fact that Mr. Barham’s employment will be terminated without cause following completion of the merger, Mr. Barham will be entitled to the change of control benefits provided by his employment agreement that are set forth in the table below in the section “Potential Payments and Benefits to StellarOne Named Executive Officers.”

For purposes of determining the change of control benefits to which Mr. Barham is entitled in connection with the merger, Mr. Barham’s employment agreement provides that he will be entitled to the following payments and benefits if his employment is terminated without cause or if he resigns for good reason (as each of those terms are defined in the agreement) within three years following a change of control of StellarOne:

•	annual base salary through the date of termination and the amount, if any, of any incentive or bonus compensation that has been earned but not paid;

•	a pro-rated cash bonus equal to the product of the annual bonus paid or payable for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365;

•	any benefits or awards (including both stock and cash components) which pursuant to the terms of any plans, policies or programs have been earned or become payable;

•	a cash severance payment equal to 2.00 times Mr. Barham’s “final compensation,” which is defined in his employment agreement as the sum of his then-current base salary plus the average annual bonus paid for the two most recently completed fiscal years, both of which shall include the gross amount thereof prior to the application of any salary reductions or compensation deferrals; and

•	the continuation of coverage under any health care (medical, dental and vision) plan or plans provided to Mr. Barham and his spouse and dependents at the date of termination, with StellarOne or its successor paying the normal company-paid contribution therefor, provided that continued participation is permitted under the general terms and provisions of the health care plans. If continued participation is not permitted, or if such continued participation would adversely affect the tax status of the health care plans, comparable coverage is to be provided or a comparable payment of the estimated cost of expected company contribution is to be made. This benefit would continue for 36 months following termination of employment, provided that the benefit would cease sooner if and when Mr. Barham has obtained comparable health care coverage from a subsequent employer.

Because the value of the change of control benefits to which Mr. Barham is entitled under his employment agreement likely would constitute an “excess parachute payment” under Section 280G of the Code, thereby resulting in the imposition of an excise tax on Mr. Barham and a loss of an income tax deduction by Union, the change of control benefits that will be paid to Mr. Barham likely will be reduced to the extent necessary to avoid imposition of any such excise taxes and the preservation of such tax deduction. Under the requirements of Section 280G of the Code, the maximum amount that could be paid to an executive without causing him to be subject to an excise tax under Sections 280G and 4999 of the Code (the “280G limit”) in connection with a merger closing in 2014 cannot be calculated until after the end of the 2013 tax year. Assuming the merger were to close in 2013, the maximum amount that could be paid to Mr. Barham without causing him to be subject to the excise tax described above is approximately $1,312,900.

StellarOne entered into an employment agreement, dated January 1, 2011, with Mr. Farrar that provides for the payment of change of control benefits under the same terms and conditions as Mr. Barham’s employment agreement. Mr. Farrar has, however, agreed to waive any change of control payments and benefits payable under his StellarOne employment agreement, which will terminate at the effective date of the merger and be superseded by a new employment agreement and change of control agreement that Mr. Farrar entered into with Union shortly after the execution of the merger agreement. As a result, Mr. Farrar will not receive any of the change of control benefits provided under his StellarOne employment agreement. The terms of Mr. Farrar’s employment agreement and change of control agreement with Union are more fully described below.

Union contemplates entering into employment agreements and/or change of control agreements with certain other officers of StellarOne and StellarOne Bank with respect to continued employment following completion of the merger. It is anticipated that these arrangements, once entered into, will supersede the change of control severance agreements to which such officers are currently a party. However, as of this date, no such employment arrangements have been finalized (other than the employment arrangements with Mr. Farrar and Mr. Bilko described below).

Union Employment Agreement and Change of Control Agreement with Mr. Farrar. Union entered into an employment agreement, dated as of July 1, 2013, with Mr. Farrar to serve as executive vice president for wealth management, insurance and mortgage of Union and Union First Market Bank. The employment agreement, which will become effective upon the closing of the merger, will have a term that expires on December 31, 2015, subject to automatic one year renewals unless notice of nonrenewal is given no later than September 30 before any renewal date. The employment agreement provides for an annual base salary of $258,300 and the right to participate in short-term and long-term cash and/or equity incentive plans.

If Union terminates Mr. Farrar’s employment without “cause” or if he resigns for “good reason” (each as defined in the employment agreement), then Mr. Farrar will, subject to his execution, delivery and non-revocation of a release of claims, be entitled to continue to receive: (i) his current base salary for two years following the date of termination of employment (which, assuming the stated base salary of $258,300, would total $516,600); and (ii) his current benefits under group health and dental plans for twelve months following the date of termination of employment at the rates paid by active participants with Union paying its portion of such group health and dental premiums. This continued health care benefit will cease to the extent comparable health care benefits are obtained through subsequent employment. Mr. Farrar is subject to a one year covenant not to compete and a two year covenant not to solicit customers or employees following the termination of his employment for any reason.

Under the employment agreement, termination for cause means termination for: (i) the willful failure to perform any of the duties and responsibilities required of his position or the willful failure to follow reasonable instructions or policies of Union, if in either case Mr. Farrar fails to remedy the failure after receiving notice of and a reasonable opportunity and period to remedy such failure; (ii) the breach of fiduciary duties owed to Union; (iii) conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or a crime of moral turpitude; (iv) commission of an act of misappropriation or embezzlement of funds or property of Union; (v) breach of a material term of the employment agreement or violation in any material respect of any code or standard of conduct generally applicable to employees of Union, if in either case Mr. Farrar fails to remedy the breach or violation after receiving notice of and a reasonable opportunity and period to remedy such breach or violation; (v) fraud or dishonesty with respect to Union; or (vi) the willful engaging in conduct that is reasonably likely to result in material injury to Union, monetarily or otherwise, if such conduct became known by any regulatory or governmental agency or by the public.

Termination by Mr. Farrar for good reason under the employment agreement means termination for: (i) the failure by Union to comply with the terms of the employment agreement; (ii) the assignment of Mr. Farrar, without his consent, to a position or of responsibilities and duties of a materially lesser status or degree of responsibility; or (iii) the relocation of Mr. Farrar’s primary place of employment, other than at a location in the Richmond, Virginia area, to a place that is more than fifty miles from Mr. Farrar’s office location at the effective date of the merger. The above circumstances do not constitute good reason unless Mr. Farrar notifies Union within 90 days of the initial occurrence of the event or condition alleged to constitute good reason and Union fails to remedy the condition within 30 days following such notice.

In the event of a change in control of Union, Mr. Farrar’s employment agreement with Union will terminate and be superseded by a separate change of control agreement, dated as of July 1, 2013, between Union and Mr. Farrar that will automatically become effective upon a change of control of Union.

Following a change of control of Union, the agreement provides that Union or its successor is required to continue to employ Mr. Farrar for a term of three years. During this period, Mr. Farrar will retain commensurate authority and responsibilities and compensation benefits, with a salary at least equal to the level paid in the immediate prior year and bonuses at least equal to the average annual bonus paid or payable for the two years immediately preceding the change of control.

If Mr. Farrar’s employment is terminated without cause or he resigns for good reason (as each of those terms are defined in the agreement) during the three years following a change of control of Union, he will be entitled to the following payments and benefits:

•	annual base salary through the date of termination and the amount, if any, of any incentive or bonus compensation that has been earned but not paid;

•	any benefits or awards (including both stock and cash components) which pursuant to the terms of any plans, policies or programs have been earned or become payable;

•	a pro-rated cash bonus equal to the product of the annual bonus paid or payable for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365;

•	any benefits or awards (including both stock and cash components) which pursuant to the terms of any plans, policies or programs have been earned or become payable;

•	a cash amount equal to 2.0 times his Final Compensation, defined as his current annual base salary plus the highest annual bonus paid or payable for the two most recently completed years, payable in a lump sum no later 45 days following the date of termination; and

•	for a period of 24 months after the date of termination of employment, continued coverage under any health care, disability, life insurance and other plans in which Mr. Farrar is participating on a basis that is at least as favorable as was available immediately prior to the date of termination of employment or, if such coverage under the existing plan(s) cannot be maintained, the provision of substantially identical benefits directly or through a separate insurance arrangement or the payment in cash of an amount equal to the estimated cost of the expected aggregate contribution by the company. This continued health and welfare benefit will cease to the extent comparable benefits are obtained through subsequent employment.

Under the change of control agreement, termination for cause means termination for: (i) gross incompetence, gross negligence, willful misconduct in office or breach of a material fiduciary duty owed to Union; (ii) conviction of or entering of a guilty plea or plea of no contest with respect to a felony or a crime of moral turpitude or commission of an act of embezzlement or fraud against Union; (iii) any material breach by Mr. Farrar of a material term of the change of control agreement, including the material failure to perform a substantial portion of his duties and responsibilities; or (iv) deliberate dishonesty of the executive with respect to Union.

Termination by Mr. Farrar for good reason under the change of control agreement means termination for: (i) the failure by Union to comply with the terms of the agreement; (ii) a material reduction in his duties or authority; or (iii) the relocation of his primary place of employment to a place that is more than 35 miles from his office location at the effective date of the merger.

StellarOne Change of Control Agreement with Mr. Bilko. Union has agreed to assume the change of control agreement, dated as of June 23, 2011, between StellarOne and Mr. Bilko, who accepted an offer to serve as the chief risk officer of Union and Union First Market Bank following the merger. Mr. Bilko will receive an annual base salary of $223,000 and may participate in short-term and long-term cash and/or equity incentive plans of Union. The change of control agreement with Mr. Bilko provides that if his employment is terminated without cause or if he resigns for good reason (as each of those terms are defined in the agreements) within two years following a change of control of StellarOne (provided the resignation for good reason must be within 180 days after the occurrence of good reason), he will be entitled to the following payments and benefits:

•	annual base salary through the date of termination and the amount, if any, of any incentive or bonus compensation that has been earned but not paid;

•	any benefits or awards (including both stock and cash components) which pursuant to the terms of any plans, policies or programs have been earned or become payable;

•	the continued payment of his then-current base salary for twelve months following termination of employment; and

•	the continuation of coverage under any health care (medical, dental and vision) plan or plans provided to Mr. Bilko and his spouse and dependents at the date of termination, with StellarOne or its successor paying the normal company-paid contribution therefor, provided that continued participation is permitted under the general terms and provisions of the health care plans. If continued participation is not permitted, or if such continued participation would adversely affect the tax status of the health care plans, comparable coverage is to be provided or a comparable payment of the estimated cost of expected company contribution is to be made. This benefit would continue for 12 months following termination of employment, provided that the benefit would cease sooner if and when Mr. Bilko has obtained comparable health care coverage from a subsequent employer.

If the change of control payments or benefits received or to be received by him would constitute an “excess parachute payment” based on Section 280G of the Code, thereby resulting in the imposition of an excise tax on him and the loss of an income tax deduction by StellarOne or its successor, the change of control agreement provides that the total benefits paid to him will be reduced to the extent necessary to avoid imposition of any such excise tax. Assuming the merger closed on September 30, 2013, the value of the change of control benefits, including the value of the accelerated vesting of the restricted stock grants, for Mr. Bilko would have been below his 280G limit, such that no reduction would have been necessary to avoid the imposition of the excise tax described above. In light of his anticipated employment with Union, however, Mr. Bilko is not expected to receive any of the payments or benefits provided under the change of control agreement in connection with the merger.

Under the change of control agreement, termination for cause means termination for: (i) the willful misconduct in connection with the performance of his duties that StellarOne believes does or may result in material harm to StellarOne or any of its subsidiaries; (ii) the misappropriation or embezzlement of funds or property of, or fraud or dishonesty with respect to, StellarOne or any of its subsidiaries; (iii) the willful failure to perform any of the duties and responsibilities required of his position or the willful failure to follow reasonable instructions or policies of StellarOne, if in either case Mr. Bilko fails to remedy the failure after receiving notice of and a reasonable opportunity and period to remedy such failure; (iv) the conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to a felony or a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment; (v) the breach of a material term of the change of control agreement or violation in any material respect of any code or standard of conduct generally applicable to officers of StellarOne, if in either case Mr. Bilko fails to remedy the breach or violation after receiving notice of and a reasonable opportunity and period to remedy such breach or violation; (vi) the breach of fiduciary duties owed to StellarOne; or (vii) the willful engaging in conduct that is reasonably likely to result in material injury to StellarOne, monetarily or otherwise, if such conduct became known by any regulatory or governmental agency or by the public

Termination by Mr. Bilko for good reason under the change of control agreement means termination for: (i) the continued assignment to Mr. Bilko of duties materially inconsistent with his position, authority, duties or responsibilities in all material respects with those held, exercised and assigned at any time during the 90 day period immediately preceding the change of control; (ii) the substantial reduction in the employment status of Mr. Bilko, including a significant diminution in his position, duties or responsibilities; (iii) the relocation of Mr. Bilko’s primary place of employment to a place that is more than thirty-five miles from Mr. Bilko’s office location at the effective date of the merger; (iv) a material reduction in Mr. Bilko’s annual base salary in effect at the effective date of the merger or any uncompensated exclusion of Mr. Bilko from participation in any plans, programs or forms of compensation or benefits that are made available to similarly situated employees; or (v) the failure of any successor entity following a change of control to honor the terms and conditions of the change of control agreement. The above circumstances do not constitute good reason unless Mr. Bilko provides written notice of the good reason within 60 days of the initial occurrence of the event or condition alleged to constitute good reason and StellarOne or its successor fails to remedy the condition within 30 days following such notice.

Payments and Benefits to StellarOne Named Executive Officers. The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which StellarOne named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger and a qualifying termination of employment occurred on September 30, 2013. The merger-related compensation payable to the StellarOne named executive officers is the subject of a non-binding advisory vote of StellarOne shareholders, as described under “Proposals to be Considered at the StellarOne Special Meeting – Approval of the Compensation Proposal (StellarOne Proposal No. 2)” beginning on page [—].

Golden Parachute Compensation*

Name	Cash		Equity(1)	Pension/ NQDC		Perquisites/ Benefits(2)	Tax Reimbursement (3)	Other	Total
O. R. Barham, Jr.	$1,018,100	(4)	$810,616	—		$24,745	—	—	$1,853,461
Jeffrey W. Farrar (5)	—		$360,007	—	(6)	—	—	—	$360,007
David G. Bilko (7)	$223,000	(8)	$187,719	—		$11,427	—	—	$422,146

*	This table assumes the merger was completed on September 30, 2013, and that all required conditions to the payment of these amounts have been satisfied.
(1)	Represents single-trigger acceleration of outstanding StellarOne restricted stock awards which are unvested at the time of the merger, expressed as an aggregate dollar value which represents $19.05 (the average closing market price of StellarOne common stock over the first five business days following the first public announcement of the merger) for each unvested share of common stock for which vesting will be accelerated as a result of the merger. These values are different from the restricted stock valuation for purposes of Section 280G of the Code (the “280G restricted stock value”). The 280G restricted stock value is determined as of the date of the change of control and is based on several factors, including the stock’s fair market value, and the length of time until the unvested shares would otherwise have vested, assuming no change of control.
(2)	For Mr. Barham, represents a double-trigger benefit that would be payable if, within three years after a “change of control,” Mr. Barham’s employment is terminated by Union without “cause” or Mr. Barham terminates employment for “good reason,” as such terms are defined in his employment agreement. Union has agreed to assume Mr. Barham’s employment agreement, and, as a result, will provide this benefit to Mr. Barham, whose employment will be terminated without cause by Union. For Mr. Bilko, represents a double-trigger benefit that would be payable if, within two years after a “change of control,” Mr. Bilko’s employment is terminated by Union without “cause” or Mr. Bilko resigns from employment for “good reason,” as such terms are defined in Mr. Bilko’s change of control agreement, within 180 days after the occurrence of the good reason. The benefit generally requires the continuation of coverage under any health care (medical, dental and vision) plan or plans provided to the executive and his spouse and dependents at the date of termination, with StellarOne or its successor paying the normal company-paid contribution therefor (the “Health Care Continuance Benefit”), provided that continued participation is permitted under the general terms and provisions of the health care plans. If continued participation is not permitted, or if such continued participation would adversely affect the tax status of the health care plans, comparable coverage is to be provided or a comparable payment of the estimated cost of expected company contribution is to be made. For Mr. Barham, the Health Care Continuance Benefit would continue for 36 months following termination of employment, and, for Mr. Bilko, the Health Care Continuance Benefit would continue for 12 months following termination of employment, provided in each case that the benefit would cease sooner if and when the executive has obtained comparable health care coverage from a subsequent employer. The aggregate dollar value of the Health Care Continuance Benefit was in each case estimated by assuming a 10% increase in then-current premium costs on January 1 of each calendar year during the applicable Health Care Continuance Benefit period. In addition, the employment agreement for Mr. Barham and the change of control agreement for Mr. Bilko state that continuation coverage under COBRA will begin when the Health Care Continuance Benefit ends.
(3)	StellarOne named executive officers will not receive tax reimbursements in connection with the merger.

(4)	Represents a double-trigger cash severance payment that would be payable if, within three years after a “change of control,” Mr. Barham’s employment is terminated by Union without “cause” or Mr. Barham terminates employment for “good reason,” as such terms are defined in his employment agreement. Union has agreed to assume Mr. Barham’s employment agreement and, as a result, will provide this benefit to Mr. Barham, whose employment will be terminated without cause by Union. The cash severance payment would be 2.00 times Mr. Barham’s “final compensation,” which is defined in his employment agreement as the sum of his then-current base salary plus the average annual bonus paid for the two most recently completed fiscal years, both of which shall include the gross amount thereof prior to the application of any salary reductions or compensation deferrals. Subject to the following sentence, the employment agreement provides for the cash severance payment to be paid in a lump sum within 30 days following termination of employment. It is expected, however, that payment of the cash severance payment will be delayed for six months following Mr. Barham’s termination date to comply with the requirements of Section 409A of the Code. Any termination must meet the “separation from service” standards of Section 409A of the Code. Any payments required to be delayed will be paid at the end of the six-month period in one lump sum.
(5)	Union has entered into an employment agreement, dated as of July 1, 2013, with Mr. Farrar that will become effective upon the closing of the merger. Mr. Farrar’s employment agreement with Union provides that his existing employment agreement with StellarOne will terminate at the closing of the merger and he will not be entitled to receive any severance benefits thereunder. The only change of control severance benefit Mr. Farrar will receive is the single-trigger acceleration of outstanding StellarOne restricted stock awards which are unvested at the time of the merger. Mr. Farrar will also receive distribution of his account balance under StellarOne’s Non-qualified Executive Deferred Compensation Plan, as described further in footnote (6) to this table.
(6)	Mr. Farrar is a participant in StellarOne’s Non-qualified Executive Deferred Compensation Plan. No related dollar value is included in this table because Mr. Farrar is currently fully vested in the account balance maintained for him under such plan and such account balance will not be increased or enhanced in connection with the merger. Mr. Farrar had previously elected to receive distribution of such account balance in a lump sum upon a change of control.
(7)	In light of his anticipated employment with Union, Mr. Bilko is not expected to receive any of the benefits described in this table in connection with the merger, other than single trigger accelerated vesting of his unvested restricted stock.
(8)	Represents a double-trigger cash severance payment that would be payable if, within two years after a “change of control,” Mr. Bilko’s employment is terminated by Union without “cause” or Mr. Bilko resigns from employment for “good reason,” as such terms are defined in Mr. Bilko’s change of control agreement, within 180 days after the occurrence of the good reason. Subject to the following sentence, the cash severance payment would be the payment of Mr. Bilko’s then-current base salary for twelve months at regular paydays but not less frequently than monthly. It is expected, however, that payment of the cash severance payment would be delayed for six months following Mr. Bilko’s termination date to comply with the requirements of Section 409A of the Code. Any termination must meet the “separation from service” standards of Section 409A of the Code. Any payments required to be delayed will be paid at the end of the six-month period in one lump sum. Any payments due after the end of the six-month period will be paid at the normal payment date provided under the change of control agreement.

For additional information on Mr. Barham’s employment agreement with StellarOne, Mr. Farrar’s agreements with Union, and Mr. Bilko’s change of control agreement with StellarOne, including the description of circumstances that would constitute “cause” and “good reason” under Mr. Bilko’s agreement, please see “ – Employment and Change of Control Agreements for StellarOne Named Executive Officers.”

If the payments or benefits received or to be received by any of the named executive officers included in the table above would constitute an “excess parachute payment,” thereby causing the executive to be subject to an excise tax under Sections 280G and 4999 of the Code, then the total benefits paid to such executive will be reduced to the extent necessary to avoid imposition of any such excise taxes. Any reduction is taken first from cash compensation on a pro rata basis, then from equity compensation or accelerated vesting on a pro rata basis, and lastly from the Health Care Continuance Benefit. Assuming the merger closed on September 30, 2013, as required for purposes of the table above, the maximum amount that could have been paid without causing Mr. Barham and Mr. Bilko to be subject to the excise tax described above is estimated as follows: Mr. Barham – $1,312,900 and Mr. Bilko – $859,162. As a result, Mr. Barham’s payments and benefits would have been reduced to $1,312,900 to avoid imposition of the excise tax described above. Assuming the merger closed on September 30, 2013, the value of the accelerated vesting of outstanding StellarOne restricted stock awards for Mr. Farrar in connection with the merger would have been below his 280G limit, such that no reduction would have been necessary to avoid the imposition of the excise tax described above.

Both Mr. Barham and Mr. Farrar participate in StellarOne’s Non-qualified Executive Deferred Compensation Plan. No related dollar value is included in the table above because each of Mr. Barham and Mr. Farrar is currently fully vested in the account balance maintained for him under such plan and such account balance will not be increased or enhanced in connection with the merger. Under the terms of such plan, the accrued amounts generally would be payable to participants upon termination of employment, a specified future date, or retirement, unless a participant specifically elected that his accrued account balance be payable upon a change of control. Mr. Farrar had previously elected to receive distribution of such account balance in a lump sum upon a change of control. Mr. Barham did not elect to receive distribution of such account balance upon a change of control.

Potential Payments Under Other Change in Control Agreements. StellarOne also has change of control agreements with 19 other officers. Under the terms of each change of control agreement, if, within two years following a change of control of StellarOne, the officer’s employment is terminated “without cause” or the officer terminates his or her employment with “good reason,” he or she will be entitled to receive (i) severance payments equal to base salary for a period of 12 months after the termination date; and (ii) continuation of medical, dental and vision coverage for the officer and his or her family for a period of 12 months after the termination date. For example, assuming a termination under such circumstances occurred on September 30, 2013 following a change of control of StellarOne, the average severance payment to each officer under the change of control agreements would have been approximately $169,000. Union has agreed to assume all obligations under these change of control agreements in connection with the merger, to the extent that the agreements are not superseded by agreements between the officers and Union.

Stock Options and Restricted Stock Awards. StellarOne has awarded certain employees, officers and directors stock options and grants of restricted stock pursuant to its equity compensation plans. To the extent the options have not been exercised and the restricted stock has not vested, upon completion of the merger the options will be converted into options to acquire Union common stock and the awards of restricted stock of StellarOne will be converted into awards of restricted stock of Union, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable plan or agreements under such plans. The vesting of all StellarOne stock options not already vested will accelerate as a result of the merger and will become immediately exercisable options to acquire Union common stock. The vesting of certain of the restricted stock awards will accelerate as a result of the merger and will become shares of Union common stock with restrictions, if any, pursuant to the StellarOne equity compensation plans and award documents assumed by Union in the merger.

The value for each executive officer of the accelerated vesting of restricted stock in connection with the merger is set forth in the table above entitled “Golden Parachute Compensation,” which assumes a value of $19.05 per each unvested share of common stock and assumes the merger was completed on September 30, 2013. Using the same assumptions, the value of the accelerated vesting of restricted stock for each of the 12 non-executive officer directors is approximately $22,289.

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of StellarOne or StellarOne Bank who continue on as employees of Union or Union First Market Bank will be entitled to participate in the Union or Union First Market Bank health and welfare benefit and similar plans on the same terms and conditions as employees of Union and Union First Market Bank. Subject to certain exceptions, these employees will receive credit for their years of service to StellarOne or StellarOne Bank for participation, vesting and benefit accrual purposes.

Regulatory Approvals

Union and StellarOne cannot complete the merger without prior approval from the Federal Reserve and the Virginia SCC. On September 30, 2013, the Federal Reserve approved the application filed by Union in connection with the merger and on October 8, 2013, Union received approval of its Virginia SCC application. Accordingly, all regulatory approvals required for the merger have been obtained. Further, as of the date of this joint proxy statement/prospectus, Union and StellarOne have not received any communication from any of the regulatory agencies indicating that the required approvals do not remain in effect.

Appraisal or Dissenters’ Rights in the Merger

Under Virginia law, the shareholders of Union and StellarOne are not entitled to dissenters’ or appraisal rights in connection with the merger.

Certain Differences in Rights of Shareholders

Union and StellarOne are Virginia corporations governed by the Virginia SCA. In addition, the rights of Union and StellarOne shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, StellarOne shareholders will become shareholders of Union, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of Union, each as amended, and by the Virginia SCA. The rights of shareholders of Union differ in certain respects from the rights of shareholders of StellarOne.

A summary of the material differences between the rights of a StellarOne shareholder under the Virginia SCA and StellarOne’s articles of incorporation and bylaws, on the one hand, and the rights of a Union shareholder under the Virginia SCA and the articles of incorporation and bylaws of Union, on the other hand, is provided in this joint proxy statement/prospectus in the section “Comparative Rights of Shareholders” on page [—].

Litigation Relating to the Merger

On June 14, 2013, Jaclyn Crescente, individually and purportedly on behalf of all other StellarOne shareholders, filed a class action complaint against StellarOne, its current directors, StellarOne

Bank and Union, in the U.S. District Court for the Western District of Virginia, Charlottesville Division (Case No. 3:13-cv-00021-NKM). The complaint alleges that the StellarOne directors breached their fiduciary duties by approving the merger with Union, and that Union aided and abetted in such breaches of duty. The complaint seeks, among other things, an order enjoining the defendants from proceeding with or consummating the merger, as well as other equitable relief and/or money damages in the event that the transaction is completed. On July 26, 2013, the StellarOne Defendants and Union filed separate motions to dismiss the complaint. StellarOne and Union believe that the claims are without merit.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting pursuant to GAAP. Under the acquisition method of accounting, the assets and liabilities, including identifiable intangible assets arising from the transaction, of StellarOne will be recorded, as of completion of the merger, at their respective fair values and added to those of Union. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements and reported results of operations of Union issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of StellarOne. See also “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [—].

THE MERGER AGREEMENT

The following is a summary description of the material provisions of the merger agreement. The following description of the merger agreement is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety as it is the legal document governing the merger.

Terms of the Merger

The Union board of directors and the StellarOne board of directors have each approved the merger agreement, which provides for the merger of StellarOne with and into Union. Pursuant to the terms of the merger agreement, as a result of the merger, each share of StellarOne common stock issued and outstanding before the merger will be converted into the right to receive 0.9739 shares of Union common stock, which we have defined as the “exchange ratio” for the purposes of this joint/proxy statement/prospectus. If the number of shares of Union common stock or StellarOne common stock changes before the merger is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the exchange ratio.

As described earlier, Union will need to amend its articles of incorporation to have a sufficient number of authorized shares of common stock to issue to former StellarOne shareholders when the merger is completed. Additionally, pursuant to the terms of the merger agreement, Union will also be amending its bylaws for certain corporate governance matters if the merger agreement and the articles amendment is approved by Union shareholders and the merger agreement is approved by StellarOne shareholders. See “Proposals to be Considered at the Union Special Meeting – Approval of the Articles Amendment Proposal” and “The Merger – Amendment to Union Articles of Incorporation” and “– Amendment to Union Bylaws” for more information.

In May 2014, it is expected that StellarOne Bank, the Virginia chartered bank subsidiary of StellarOne, will merge with and into Union First Market Bank, the Virginia chartered bank subsidiary of Union. Union First Market Bank will be the surviving bank in the subsidiary bank merger.

Effective Date; Closing

The effective date of the merger will be the effective date and time set forth in the articles of merger that Union and StellarOne will file with the Virginia SCC. Subject to the satisfaction or waiver of the closing conditions in the merger agreement, the parties will use their reasonable best efforts to cause the effective date to occur on or before January 1, 2014. We anticipate that we will complete the merger in early January 2014, subject to the receipt of required shareholder approvals and the continuation of all required regulatory approvals, and the satisfaction or waiver of the closing conditions set forth in the merger agreement. See “— Conditions to Completion of the Merger” at page [—].

If, after January 1, 2014, the closing conditions to the merger have been satisfied or waived in accordance with the terms of the merger agreement and the closing does not occur within five business days thereafter, and if during the period of such delay Union sets a record date for any dividend or other distribution in respect of shares of Union common stock such that holders of StellarOne common stock would not be entitled to participate in such dividend or distribution, each holder of StellarOne common stock will receive a payment equal to the amount and kind of dividend or distribution that each such holder of StellarOne common stock would have received had such holder been a holder of record of the shares of Union common stock issuable to such holder in the merger on the record date for such Union dividend or distribution.

There can be no assurances as to if or when the shareholder and regulatory approvals will be obtained or continued or that the merger will be completed. If we do not complete the merger by June 30, 2014, either party may terminate the merger agreement, provided that such termination right is not available to a party whose action or inaction has been the cause of or resulted in the failure of the merger to occur on or before such date and such action or inaction constitutes a breach of the merger agreement.

Merger Consideration

General. In the proposed merger, holders of StellarOne common stock will receive 0.9739 shares of common stock of Union for each of their shares of StellarOne common stock outstanding on the effective date of the merger. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the closing sale price for Union common stock on the NASDAQ Global Select Market on June 7, 2013 ($20.02), the last trading day before public announcement of the merger, the 0.9739 exchange ratio represented approximately $19.50 in value for each share of StellarOne common stock or $445.1 million in the aggregate. Based on the closing sale price for Union common stock on the NASDAQ Global Select Market on [—], 2013, the last trading day before the date of this joint proxy statement/prospectus, the 0.9739 exchange ratio represented approximately $[—] in value for each share of StellarOne common stock or $[—] million in the aggregate.

Union’s shareholders will continue to own their existing shares of Union common stock. Each share of Union common stock will continue to represent one share of common stock of Union following the merger.

Fractional Shares. Union will not issue any fractional shares of common stock. Instead, a StellarOne shareholder who would otherwise have received a fraction of a share will receive an amount of cash equal to the fraction of a share of Union common stock to which such holder would otherwise be entitled multiplied by the closing sale price of Union common stock on the NASDAQ Global Select Market on the trading day immediately preceding the effective date of the merger.

Treatment of StellarOne Stock Options and Restricted Stock Awards

Upon completion of the merger, each outstanding option to acquire StellarOne common stock, whether or not exercisable, will be assumed by Union and will be converted into an option to acquire that number of whole shares of Union common stock, with the following adjustments:

•	the number of shares of Union common stock subject to the new option will be equal to the product of the number of shares of StellarOne common stock subject to the original option and the exchange ratio, rounded down to the nearest whole share; and

•	the exercise price per share of the new option will be equal to the exercise price under the original option divided by the exchange ratio, rounded up to the nearest whole cent.

Each converted StellarOne stock option will have the same terms and conditions as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable StellarOne equity compensation plan and agreement thereunder.

Each StellarOne restricted stock award which is unvested and outstanding prior to merger will be converted into a restricted stock award of Union on the same basis as described for StellarOne stock options above, with any acceleration of vesting thereof as provided for in the related plan documents.

Treatment of Treasury Warrant

Notwithstanding the terms of the merger agreement, it is the present intention of Union, either alone or together with StellarOne, to repurchase the Treasury Warrant providing for the ability to purchase 302,623 shares of StellarOne common stock that was issued to the Treasury on December 19, 2008 in connection with StellarOne’s participation in the Capital Purchase Program of Treasury’s Troubled Asset Relief Program. Such repurchase would occur on or before the effective date of the merger for a purchase price subject to final negotiation with the Treasury. If the Treasury Warrant has not been repurchased at the time of the merger, it will be converted into a warrant to purchase shares of Union common stock in an amount and at an exercise price determined in accordance with the terms of the Treasury Warrant. The repurchase of the Treasury Warrant will be subject to regulatory approval by the Federal Reserve and the Virginia SCC.

Exchange of Stock Certificates in the Merger

Union Common Stock. Each share of Union common stock issued and outstanding immediately before the effective date of the merger will remain issued and outstanding immediately after completion of the merger as a share of common stock of Union. As a result, there is no need for Union shareholders to submit their stock certificates to Union, the exchange agent or to any other person in connection with the merger or otherwise take any action as a result of the completion of the merger.

StellarOne Common Stock. At the effective date of the merger, Union will cause to be deposited with the exchange agent certificates representing shares of Union common stock for the benefit of the holders of certificates representing shares of StellarOne common stock, and cash instead of any fractional shares that would otherwise be issued to StellarOne shareholders in the merger.

Within five business days after the completion of the merger, the exchange agent will send transmittal materials to each holder of a certificate for StellarOne common stock for use in exchanging StellarOne stock certificates for certificates representing shares of Union common stock, and cash instead of fractional shares, if applicable. The exchange agent will deliver certificates representing Union common stock, and a check instead of any fractional shares once it receives the properly completed transmittal materials, together with certificates representing a holder’s shares of StellarOne common stock.

StellarOne stock certificates should NOT be returned with the enclosed proxy card. They also should NOT be forwarded to the exchange agent until you receive a transmittal letter following completion of the merger.

StellarOne stock certificates may be exchanged for new stock certificates with the exchange agent for up to 12 months after the completion of the merger. At the end of that period, any Union stock certificates and cash will be returned to Union. Any holders of StellarOne stock certificates who have not exchanged their certificates will be entitled to look only to Union, and only as general creditors of Union, for new stock certificates and any cash to be received instead of fractional shares of Union common stock.

Until you exchange your StellarOne stock certificates for new stock certificates, you will not receive any dividends or other distributions in respect of shares of Union common stock. Once you exchange your StellarOne stock certificates for new Union stock certificates, you will receive, without interest, any dividends or distributions with a record date after the effective date of the merger and payable with respect to your shares, as well as any dividends with respect to StellarOne stock declared before the effective date of the merger but unpaid.

If you own StellarOne common stock in book entry form or through a broker, bank or other holder of record, you will not need to obtain your StellarOne stock certificates to surrender to the exchange agent.

If your StellarOne stock certificate has been lost, stolen or destroyed, you may receive a new stock certificate upon the making of an affidavit of that fact. Union may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against Union with respect to the lost, stolen or destroyed StellarOne stock certificate.

Neither Union nor StellarOne, nor any other person, will be liable to any former holder of StellarOne stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Corporate Governance

Articles of Incorporation. Immediately prior to the effective date of the merger, the articles of incorporation of Union will be amended to increase the number of authorized shares of common stock from 36,000,000 to 100,000,000. At the effective date of the merger, the articles of incorporation of Union in effect immediately prior to the effective date of the merger (including the amendment described in the preceding sentence) will be the articles of incorporation of Union after completion of the merger until thereafter amended in accordance with its respective terms and applicable law.

Bylaws. Union has agreed to amend its bylaws prior to the effective date of the merger so that the number of directors that will comprise the full Union board after the merger is to be fixed at such number, not to exceed 19 directors, consisting of (i) not more than 11 current Union directors designated by Union, including the current chief executive officer of Union, and (ii) eight current StellarOne directors to be designated prior to the effective date of the merger by StellarOne, subject to the consent of Union which shall not be unreasonably withheld. The Union Directors and StellarOne Directors will be split as equally as possible among the three classes of directors to serve staggered terms. Until the third anniversary of the effective date of the merger, all vacancies on the Union board created by the cessation of service of a Union Director must be filled by a nominee proposed to the nominating committee of the Union board by a majority of the remaining Union Directors, and all vacancies on the Union board created by the cessation of service of a StellarOne Director must be filled by a nominee proposed to the nominating committee of the Union board by a majority of the remaining StellarOne Directors, as applicable. Such bylaw provision may not be modified, amended or repealed other than by the affirmative vote of all StellarOne Directors during such three-year period.

The merger agreement also requires Union to amend its bylaws prior to the effective date of the merger to provide that, until the third anniversary of the effective date of the merger, Dr. Raymond D. Smoot, Jr., current chairman of StellarOne’s board of directors, will serve as chairman of Union’s board of directors and as a member of its executive committee. Ronald L. Hicks, the current chairman of Union’s board, will serve as vice chairman of Union’s board. During such three-year period, the removal of Dr. Smoot, or the failure to appoint or re-elect Dr. Smoot as chairman of the Union board, and any determination not to nominate Dr. Smoot as director of Union, shall each require the affirmative vote of at least 75% of the full Union board of directors. Any modification, amendment or repeal of such bylaw provision may only be adopted by the affirmative vote of at least 75% of the full Union board.

The forms of the above-described bylaw amendments are set forth in their entirety in Exhibit 1.4(b) to the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A.

At the effective date of the merger, the bylaws of Union in effect immediately prior to the effective date of the merger (with the amendments described above) will be the bylaws of Union after completion of the merger until thereafter amended in accordance with their respective terms and applicable law.

The current StellarOne directors who are not designated to serve on Union’s board of directors will be offered a board position with Union First Market Bank to serve as directors of Union First Market Bank after the subsidiary bank merger.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties relating to Union and StellarOne’s respective businesses, including:

•	corporate organization, standing and power, and subsidiaries;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	capital structure;

•	SEC filings, financial statements included in certain of those filings, regulatory reports filed with governmental agencies and accounting controls;

•	absence of certain changes or events and absence of certain undisclosed liabilities;

•	material contracts;

•	legal proceedings and compliance with applicable laws;

•	tax matters and tax treatment of merger;

•	ownership and leasehold interests in properties;

•	employee benefit matters;

•	insurance;

•	loan portfolio, allowance for loan losses and mortgage loan buy-backs;

•	environmental matters;

•	books and records;

•	intellectual property;

•	brokered deposits;

•	brokers and finders; and

•	engagement of financial advisors.

With the exception of specified representations relating to corporate authority, capitalization and brokered deposits, that must be true and correct in all material respects, and representations relating to absence of conflict with organizational documents and absence of certain changes reasonably likely to have a material adverse effect, which must be true and correct in all respects, no representation will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance, individually or taken together with all other facts, events or circumstances, has had or is reasonably likely to have a material adverse effect on the party making the representation.

The representations described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this joint proxy statement/prospectus, in the documents incorporated by reference into this joint proxy statement/prospectus by Union and StellarOne, and in the periodic and current reports and statements that Union and StellarOne each file with the SEC. See “Where You Can Find More Information” beginning on page [—].

Conditions to Completion of the Merger

The respective obligations of Union and StellarOne to complete the merger are subject to the fulfillment or waiver of certain conditions, including the following:

•	approval of the Union merger proposal and the StellarOne merger proposal by shareholders of Union and StellarOne, respectively;

•	approval by the Union shareholders of the articles amendment proposal;

•	approval of the merger by the necessary federal and state regulatory authorities;

•	Union’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, is declared effective by the SEC under the Securities Act of 1933, and continues to remain effective;

•	approval from the NASDAQ Stock Market for the listing on the NASDAQ Global Select Market of the shares of Union common stock to be issued in the merger;

•	the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

•	the accuracy of the other party’s representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

•	the other party’s performance in all material respects of its obligations under the merger agreement; and

•	the receipt by Union from LeClairRyan, A Professional Corporation, Union’s outside legal counsel, and the receipt by StellarOne from Troutman Sanders LLP, StellarOne’s outside legal counsel, of written legal opinions to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Where the merger agreement and/or law permits, Union and StellarOne could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Business Pending the Merger

Union and StellarOne have made customary agreements that place restrictions on them until the completion of the merger. In general, Union and StellarOne are required to conduct their respective businesses in the ordinary and usual course and to take no action that would affect adversely or delay the ability to obtain the required approvals and consents for the merger, perform the covenants and agreements under the merger agreement or complete the merger on a timely basis.

StellarOne and Union have also agreed that, with certain exceptions, they will not, and will not permit any of their subsidiaries to, without the prior written consent of the other party:

•	amend any articles of incorporation, bylaws or other similar governing instruments (except as provided by the merger agreement);

•	issue any additional shares of capital stock or grant any stock options, restricted shares or other stock-based awards, other than pursuant to stock options outstanding as of the date of the merger agreement and other than (i) for Union, up to 25,000 shares of common stock under additional stock-based awards issued in the ordinary course of business and consistent with past practice, (ii) for either party, in the event the merger is delayed to a date in 2014 beyond which either party would ordinarily grant new stock-based awards, such awards in the ordinary course of business and consistent with past practice, (iii) shares issued under Union’s Dividend Reinvestment and Stock Purchase Plan and shares issued pursuant to the dividend reinvestment feature of the StellarOne Dividend Reinvestment and Stock Purchase Plan, (iv) for StellarOne, shares of StellarOne common stock issued upon exercise of the Treasury Warrant, or (v) for Union, issuances of Union common stock in connection with one or more business acquisitions provided that the aggregate market value of such stock does not exceed $5.0 million;

•

enter into or amend any written employment or severance agreement or similar arrangement with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit, except for (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) in the case of Union, entering into employment agreements for new senior level employees in a manner that is consistent with past practice, (iii) in the event the merger is delayed to a date in 2014 beyond which either party would make incentive cash bonus awards for the 2014 performance period to employees, making such incentive cash bonus awards in the ordinary course of business consistent with past practice, and (iv) in the case of StellarOne, making certain incentive compensation awards and payments based on employee performance in the normal course of business consistent with past practice, making certain discretionary cash bonus awards up to an established amount and making other cash awards under a retention bonus pool and certain other permitted compensation awards;

•	enter into, amend or terminate any pension, retirement, stock option, stock purchase or other employee benefit plan or arrangement for any directors, officers or employees;

•	incur any obligation or liability or encumber or dispose of any assets, except in the ordinary course of business and for adequate value;

•	other than as permitted in the merger agreement, make, declare, pay any dividend on, or redeem, purchase or otherwise acquire any shares of capital stock, or adjust, split, combine or reclassify any shares of capital stock;

•	make any material investment in or acquisitions of any other person or entity, other than (i) by way of foreclosure or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business, or (ii) for Union, for one or more transactions the aggregate market value of which does not exceed $5.0 million;

•	implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law;

•	knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it, except as required by applicable law;

•	take any other action that would make any representation or warranty in the merger agreement untrue;

•	take any action that would result in any discretionary release of collateral or guarantees of any loans, except in the ordinary course of its business, enter into any loan securitization or create any special purpose funding entity, or, with respect to StellarOne make, renew, restructure or otherwise modify any loan that would result in the aggregate amount of the total lending relationship to any one borrower and its affiliates to exceed $15.0 million (or renew, restructure or otherwise modify any loan if such amount was in place on the date of the merger agreement);

•	enter into or extend any material agreement, lease or license relating to real property, personal property, data processing or bankcard functions, purchase or otherwise acquire any investment securities or enter into any derivative contract other than as provided for by the merger agreement, or in the case of StellarOne, make any capital expenditures in excess of $2.0 million;

•	settle any material claim, suit, action or proceeding, except in the ordinary course of business involving a settlement in an amount and for consideration not in excess of $300,000 and that would not impose any material restriction on its business or Union after the merger; or

•	agree to take any of the actions prohibited by the preceding bullet points.

Regulatory Matters

Union and StellarOne have each agreed to cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all regulatory approvals necessary to consummate the merger.

Shareholder Meetings and Recommendations of Boards of Directors

Union and StellarOne have each agreed to call a special meeting of shareholders as soon as reasonably practicable for the purpose of obtaining the required shareholder votes on the proposals described in this joint proxy statement/prospectus, and have each agreed to use their reasonable best efforts to hold the meetings on the same date. In addition, Union and StellarOne have each agreed to use their reasonable best efforts to obtain from their shareholders the required shareholder votes in favor of the Union merger proposal or StellarOne merger proposal, respectively, and, for Union, the articles amendment proposal, and include the appropriate approval recommendations of each of their boards of directors in this joint proxy statement/prospectus, unless it has received and its board of directors has recommended (or submitted to shareholders) an acquisition proposal from a third party that qualifies as a “superior proposal” as described and under the circumstances set forth in the next section (“— No Solicitation”).

No Solicitation

Union and StellarOne have agreed that, while the merger agreement is in effect, each party will not directly or indirectly:

•	initiate, solicit, encourage or facilitate any inquiries or proposals with respect to any “acquisition proposal” (as defined below); or

•	engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving Union or StellarOne or their subsidiaries:

•	a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party;

•	any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of a party and its subsidiaries or 10% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party; or

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 10% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party.

Under the merger agreement, however, if Union or StellarOne receives an unsolicited bona fide written acquisition proposal, such party may engage in negotiations or discussions with or provide nonpublic information to the person or entity making the acquisition proposal only if:

•	such party’s board of directors receives the proposal prior to the party’s special meeting;

•	such party’s board concludes in good faith, after consultation with outside legal counsel, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law;

•	such party’s board also concludes in good faith, after consultation with outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below); and

•	such party receives from the person or entity making the proposal an executed confidentiality agreement, which confidentiality agreement does not provide such person or entity with any exclusive right to negotiate with such party.

Union and StellarOne have each agreed to advise the other within 24 hours following receipt of any acquisition proposal, including a description of the material terms and conditions of the proposal (including the identity of the proposing party), and to keep the other apprised of any related developments, discussions and negotiations on a current basis.

For purposes of the merger agreement, a “superior proposal” means an unsolicited, bona fide written acquisition proposal made by a person or entity that the board of directors of Union or StellarOne, as the case may be, concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and including the terms and conditions of the merger agreement (as it may be proposed to be amended by Union or StellarOne, as applicable):

•	is more favorable to the shareholders of Union or StellarOne, as the case may be, from a financial point of view, than the transaction contemplated by the merger agreement (as it may be proposed to be amended by Union or StellarOne, as applicable); and

•	is reasonably capable of being completed on the terms proposed.

For the purposes of the definition of “superior proposal,” the term “acquisition proposal” has the same meaning as described above, except the reference to “10% or more” is changed to be a reference to “a majority” and an “acquisition proposal” can only refer to a transaction involving StellarOne or Union or one of their respective banking subsidiaries.

Furthermore, neither Union’s nor StellarOne’s board of directors will withhold, withdraw or modify in any manner adverse to the other company (or propose publicly to do so) its recommendations of approval of the Union merger proposal and the StellarOne merger proposal, respectively, unless (i) an unsolicited bona fide written acquisition proposal is made by a third party and not withdrawn, (ii) the board of directors of the applicable party concludes in good faith (in consultation with its outside legal counsel and financial advisors) that the acquisition proposal constitutes a superior proposal, (iii) the board of directors of the applicable party concludes in good faith (after consultation with its outside legal counsel) that failure to do so would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (iv) five days elapse since the required notice is given to the other party (three days for any notice regarding the amendment to any material term of the acquisition proposal), (v) the notifying party considers any adjustments or modifications to the merger agreement offered by the other party and engages in good faith discussions if requested, and (vi) the board of directors of the applicable party again reasonably determines in good faith (after consultation with outside legal counsel and financial advisors and taking into account any proposed modifications to the merger agreement) that the acquisition proposal continues to constitute a superior proposal and failure to change the recommendation is reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law.

Termination of the Merger Agreement

Termination by Union and StellarOne. The merger agreement may be terminated and the merger abandoned by Union and StellarOne, at any time before the merger is completed, by mutual consent of the parties.

Termination by Union or StellarOne. The merger agreement may be terminated and the merger abandoned, by either party’s board of directors if:

•	the merger has not been completed by June 30, 2014, unless the failure to complete the merger by such time was caused by a failure to perform an obligation under the merger agreement by the terminating party;

•	any required regulatory approval has been denied by the relevant governmental authority and such denial has become final and nonappealable or any governmental authority has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated in the merger agreement;

•	there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions described above, and the breach is not cured within 30 days following written notice to the breaching party or by its nature cannot be cured within such time period; or

•	the StellarOne shareholders do not approve the StellarOne merger proposal or the Union shareholders do not approve the Union merger proposal and the articles amendment proposal.

Termination by Union. Union may terminate the merger agreement at any time before the StellarOne special meeting if:

•	StellarOne’s board of directors (i) fails to recommend to the StellarOne shareholders that they approve the StellarOne merger proposal, or (ii) withholds, withdraws or modifies in any manner adverse to Union, or proposes publicly to withhold, withdraw or modify in any manner adverse to Union, the approval, recommendation or declaration of advisability with respect to the StellarOne merger proposal; or

•	StellarOne fails to comply in all material respects with its obligations under the merger agreement requiring the calling and holding of a meeting of shareholders to consider the StellarOne merger proposal or its obligations regarding the non-solicitation of other competing offers.

In addition, Union may terminate the merger agreement at any time to enter into a definitive agreement to accept a superior proposal, as defined in the merger agreement and described above, which has been received and considered by Union in compliance with the applicable terms of the merger agreement, provided Union pays to StellarOne the termination fee described below.

Termination by StellarOne. StellarOne may terminate the merger agreement at any time before the Union special meeting if:

•	Union’s board of directors (i) fails to recommend to the Union shareholders that they approve the Union merger proposal, or (ii) withholds, withdraws or modifies in any manner adverse to StellarOne, or proposes publicly to withhold, withdraw or modify in any manner adverse to StellarOne, the approval, recommendation or declaration of advisability with respect to the Union merger proposal; or

•	Union fails to comply in all material respects with its obligations under the merger agreement requiring the calling and holding of a meeting of shareholders to consider the Union merger proposal and the articles of amendment proposal or its obligations regarding the non-solicitation of other competing offers.

In addition, StellarOne may terminate the merger agreement at any time to enter into a definitive agreement to accept a superior proposal, as defined in the merger agreement and described above, which has been received and considered by StellarOne in compliance with the applicable terms of the merger agreement, provided StellarOne pays to Union the termination fee described below.

In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fee

Termination Fee Paid to Union. The merger agreement provides that StellarOne must pay Union a $21.8 million termination fee if the merger agreement is terminated by Union under the following circumstances:

•	StellarOne’s board of directors (i) fails to recommend to the StellarOne shareholders that they approve the StellarOne merger proposal, or (ii) withholds, withdraws or modifies in any manner adverse to Union, or proposes publicly to withhold, withdraw or modify in any manner adverse to Union, the approval, recommendation or declaration of advisability with respect to the StellarOne merger proposal; or

•	StellarOne fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the StellarOne merger proposal or its obligations regarding the non-solicitation of other competing offers.

In addition, StellarOne will be subject to the same termination fee if the merger agreement is terminated by Union or StellarOne under the following circumstances:

•	an acquisition proposal or intent to make an acquisition proposal with respect to StellarOne is communicated to or otherwise made known to the shareholders, senior management or board of directors of StellarOne;

•	the merger agreement is terminated (i) by StellarOne or Union because the merger has not been completed by June 30, 2014 and the StellarOne shareholders have not yet approved the StellarOne merger proposal, (ii) by Union if StellarOne is in breach of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions described above, or (iii) by StellarOne or Union if the StellarOne shareholders did not approve the StellarOne merger proposal; and

•	before the date that is 15 months after the merger agreement termination date, StellarOne enters into a definitive agreement or completes a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above).

Furthermore, StellarOne must pay Union the termination fee in order to enter into a definitive agreement to accept a superior proposal, as defined in the merger agreement and described above, which has been received and considered by StellarOne in compliance with the applicable terms of the merger agreement.

Termination Fee Paid to StellarOne. The merger agreement provides that Union must pay StellarOne a $21.8 million termination fee if the merger agreement is terminated by StellarOne under the following circumstances:

•	Union’s board of directors (i) fails to recommend to the Union shareholders that they approve the Union merger proposal and the articles amendment proposal, or (ii) withholds, withdraws or modifies in any manner adverse to StellarOne, or proposes publicly to withhold, withdraw or modify in any manner adverse to StellarOne, the approval, recommendation or declaration of advisability with respect to the Union merger proposal and the articles amendment proposal; or

•	Union fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the Union merger proposal and the articles amendment proposal or its obligations regarding the non-solicitation of other competing offers.

In addition, Union will be subject to the same termination fee if the merger agreement is terminated by StellarOne or Union under the following circumstances:

•	an acquisition proposal or intent to make an acquisition proposal with respect to Union is communicated to or otherwise made known to the shareholders, senior management or board of directors of Union;

•	the merger agreement is terminated (i) by Union or StellarOne because the merger has not been completed by June 30, 2014 and the Union shareholders have not yet approved the Union merger proposal and the articles amendment proposal, (ii) by StellarOne if Union is in breach of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions described above, or (iii) by Union or StellarOne if the Union shareholders did not approve the Union merger proposal and the articles amendment proposal; and

•	before the date that is 15 months after the merger agreement termination date, Union enters into a definitive agreement or completes a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above).

Furthermore, Union must pay StellarOne the termination fee in order to enter into a definitive agreement to accept a superior proposal, as defined in the merger agreement and described above, which has been received and considered by Union in compliance with the applicable terms of the merger agreement.

Any termination fee that becomes payable to Union or StellarOne pursuant to the merger agreement will be paid by wire transfer of immediately available funds to an account designated by the party to receive payment. If the party obligated to make payment of the termination fee fails to timely pay the termination fee to the other party, the paying party also will be obligated to pay the costs and expenses incurred by other party to collect such payment, together with interest.

Indemnification and Insurance

Union has agreed to indemnify the officers and directors of StellarOne against certain liabilities arising before the effective date of the merger. Union has also agreed to purchase a six year “tail” prepaid policy, on the same terms as StellarOne’s existing directors’ and officers’ liability insurance, for the current officers and directors of StellarOne, subject to a cap on the cost of such policy equal to 300% of StellarOne’s current annual premium.

Expenses

In general, whether or not the merger is completed, Union and StellarOne will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of printing and mailing this joint proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities.

Waiver and Amendment

At any time on or before the effective date of the merger, any term or provision of the merger agreement, other than the exchange ratio, may be waived by the party which is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The terms of the merger agreement may be amended at any time before the merger by agreement of the parties, whether before or after the later of the date of their respective special meetings, except with respect to statutory requirements and requisite shareholder and regulatory authority approvals.

Affiliate Agreements

The directors and executive officers of Union and StellarOne have entered into agreements with the companies pursuant to which they have agreed, subject to several conditions and exceptions, to vote all of their shares in favor of the Union merger proposal or the StellarOne merger proposal, respectively, subject to certain exceptions, including that certain shares they hold in a fiduciary capacity or for which they have joint or no voting or dispositive power are not covered by the agreements. The directors and executive officers of Union have also agreed to vote such shares in favor of the articles amendment proposal.

The affiliate agreements prohibit, subject to limited exceptions, the directors and executive officers of Union or StellarOne from selling, transferring, pledging, encumbering or otherwise disposing of any shares of Union or StellarOne stock. The affiliate agreements terminate upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms.

Possible Alternative Merger Structure

The merger agreement provides that Union and StellarOne may mutually agree to change the method or structure of the merger. However, no change may be made that:

•	alters or changes the exchange ratio or the number of shares of Union common stock into which StellarOne common stock will be converted in the merger,

•	adversely affects the tax treatment of Union or StellarOne or StellarOne’s shareholders pursuant to the merger agreement, or

•	materially impedes or delays completion of the merger in a timely manner.

Resales of Union Stock

The shares of Union common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Union for purposes of Rule 144 under the Securities Act of 1933. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Union and may include the executive officers, directors and significant shareholders of Union.

MATERIAL U. S. FEDERAL INCOME TAX CONSEQUENCES

Subject to the limitations, assumptions and qualifications described herein, it is the opinion of each of LeClairRyan, A Professional Corporation and Troutman Sanders LLP that the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of StellarOne common stock that exchange their shares of StellarOne common stock for shares of Union common stock in the merger are as described below. The following discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). The opinions of tax counsel for each of Union and StellarOne are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part.

This discussion does not address the tax consequences of the merger under state, local or foreign tax laws, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This discussion is limited to U.S. holders (as defined below) that hold their shares of StellarOne common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular StellarOne shareholder or to StellarOne shareholders that are subject to special rules under U.S. federal income tax laws, such as: shareholders that are not U.S. holders; financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; dealers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of StellarOne; persons who hold StellarOne common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of StellarOne common stock through the exercise of an employee stock option or otherwise as compensation.

For purposes of this section, the term “U.S. holder” means a beneficial owner of StellarOne common stock that for United States federal income tax purposes is: a citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership or other entity taxed as a partnership holds StellarOne common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

Holders of StellarOne common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

The Merger

Subject to the limitations, assumptions and qualifications described herein, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, and as described in greater detail below, no gain or loss will be recognized for U.S. federal income tax purposes in respect of the receipt of shares of Union common stock, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Union common stock. Consummation of the merger is conditioned upon each of Union and StellarOne receiving a written tax opinion, dated the closing date of the merger, from their respective outside legal counsels to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of Union and StellarOne, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. Neither of these opinions of counsel is binding on the IRS or the courts and no ruling has been, or will be, sought from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the consequences set forth below. In addition, if any of the representations or assumptions upon which the opinions is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each StellarOne shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Consequences to Union and StellarOne

Each of Union and StellarOne will be a party to the merger within the meaning of Section 368(b) of the Code, and neither Union nor StellarOne will recognize any gain or loss as a result of the merger.

Consequences to Shareholders

Exchange of StellarOne Common Stock for Union Common Stock. U.S. holders of StellarOne common stock that exchange all of their StellarOne common stock for Union common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of Union common stock.

Cash Received in Lieu of Fractional Shares. A U.S. holder that receives cash in lieu of a fractional share of Union common stock in the merger generally will be treated as if the fractional share of Union common stock had been distributed to them as part of the merger, and then redeemed by Union in exchange for the cash actually distributed in lieu of the fractional share, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period of such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Tax Basis in, and Holding Period for, Union Common Stock. A U.S. holder’s aggregate tax basis in the Union common stock received in the merger will be equal to such shareholder’s aggregate tax basis in the StellarOne common stock surrendered in the merger, reduced by any amount allocable to a fractional share of Union common stock for which cash is received. The holding period of Union common stock received by a U.S. holder in the merger will include the holding period of the StellarOne common stock exchanged in the merger if the StellarOne common stock exchanged is held as a capital asset at the time of the merger. If a U.S. holder acquired different blocks of StellarOne common stock at different times or at different prices, the Union common stock such holder receives will be allocated pro rata to each block of StellarOne common stock, and the basis and holding period of each block of Union common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of StellarOne common stock exchanged for such block of Union common stock.

Backup Withholding and Reporting Requirements

U.S. holders of StellarOne common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding or (b) otherwise proves to Union and its exchange agent that the U.S. holder is exempt from backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.

In addition, U.S. holders of StellarOne common stock are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of StellarOne stock exchanged, the number of shares of Union stock received, the fair market value and tax basis of StellarOne shares exchanged and the U.S. holder’s tax basis in the Union common stock received.

If a U.S. holder of StellarOne common stock that exchanges such stock for Union common stock is a “significant holder” with respect to StellarOne, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of StellarOne common stock will be treated as a significant holder in StellarOne if the U.S. holder’s ownership interest in StellarOne is five percent (5%) or more of StellarOne’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of StellarOne stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the names and employer identification numbers of StellarOne and Union, the date of the merger, and the fair market value and tax basis of StellarOne shares exchanged (determined immediately before the merger).

This discussion of the material U.S. federal income tax consequences does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of StellarOne common stock. Further, it is not intended to be, and should not be construed as, tax advice. Holders of StellarOne common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

MARKET FOR COMMON STOCK AND DIVIDENDS

Union common stock is traded on the NASDAQ Global Select Market under the symbol “UBSH.” StellarOne common stock is traded on the NASDAQ Global Select Market under the symbol “STEL.”

As of the record date for the Union special meeting, there were [—] shares of Union common stock outstanding, which were held by approximately [—] holders of record. As of the record date for the StellarOne special meeting, there were [—] shares of StellarOne common stock outstanding, which were held by approximately [—] holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of Union common stock and StellarOne common stock as reported on the NASDAQ Global Select Market, and the dividends declared per share of Union common stock and StellarOne common stock.

	Union Common Stock			StellarOne Common Stock
			Dividends			Dividends
	Sales Price		Declared	Sales Price		Declared
	High	Low	Per Share	High	Low	Per Share
2013
First Quarter	$20.25	$15.87	$0.13	$16.50	$13.62	$0.08
Second Quarter	21.40	18.01	0.13	19.90	14.27	0.10
Third Quarter	23.54	20.48	0.14	22.84	19.59	0.10
Fourth Quarter (through [—])	[—]	[—]	—	[—]	[—]	—

2012
First Quarter	$14.93	$13.00	$0.07	$13.73	$10.83	$0.06
Second Quarter	14.75	13.08	0.08	12.92	10.97	0.06
Third Quarter	15.81	14.31	0.10	13.92	12.00	0.06
Fourth Quarter	16.29	14.23	0.12	14.24	12.42	0.08

2011
First Quarter	$15.21	$10.82	$0.07	$15.54	$12.37	$0.04
Second Quarter	13.23	11.29	0.07	14.69	11.02	0.04
Third Quarter	13.18	9.93	0.07	13.00	9.13	0.04
Fourth Quarter	13.79	10.06	0.07	12.78	9.24	0.04

The following table sets forth the closing sale prices per share of Union common stock and StellarOne common stock as reported on the NASDAQ Global Select Market on June 7, 2013, the last trading day before we announced the signing of the merger agreement, and on [—], 2013, the last trading day before the date of this joint proxy statement/prospectus. The following table also includes the equivalent price per share of StellarOne common stock on those dates. The equivalent per share price reflects the value on each date of the Union common stock that would have been received by StellarOne shareholders if the merger had been completed on those dates, based on an assumed exchange ratio of 0.9739 shares of Union common stock for each share of StellarOne common stock and the closing sales prices of Union’s common stock.

	Union Common Stock		StellarOne Common Stock		Equivalent Market Value Per Share of StellarOne

June 7, 2013		$20.02		$16.21		$19.50
[—], 2013	$	[—]	$	[—]	$	[—]

You are advised to obtain current market quotations for Union common stock and StellarOne common stock. The market price of Union common stock at the effective date of the merger or at the time former shareholders of StellarOne receive certificates evidencing shares of Union common stock after the merger is completed may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this joint proxy statement/prospectus or at the time of the special meetings.

Union and StellarOne are legal entities separate and distinct from their subsidiaries, and their revenues depend primarily on the payment of dividends from their subsidiary banks. Therefore, Union’s and StellarOne’s principal sources of funds with which to pay dividends on their stock and their other separate expenses are dividends they receive, respectively, from Union First Market Bank and StellarOne Bank. The subsidiary banks of both Union and StellarOne are subject to certain regulatory and other legal restrictions on the amount of dividends they are permitted to pay to Union and StellarOne. See “Description of Union Capital Stock – Common Stock – Dividends” on page [—].

Union currently pays dividends on its common stock on a quarterly basis, and it anticipates declaring and paying quarterly dividends after completion of the merger. Union has no current intention to change its dividend strategy, but has and will continue to evaluate that decision on a quarterly basis. After the merger, the final determination of the timing, amount and payment of dividends on Union common stock will be at the discretion of its board of directors and will depend upon the earnings of Union and its subsidiary bank, the financial condition of Union and other factors, including general economic conditions and applicable governmental regulations and policies.

INFORMATION ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Union First Market Bankshares Corporation is a bank holding company organized under the laws of the Commonwealth of Virginia and headquartered in Richmond, Virginia. Union provides a full range of financial services through its community bank subsidiary, Union First Market Bank, and its three nonbank financial services affiliates, Union Investment Services, Inc., a full service discount brokerage company, Union Mortgage Group, Inc., a full service mortgage lender, and Union Insurance Group, LLC, a full service provider of insurance products and financial planning. Union First Market Bank currently operates 90 banking offices in its market area, which stretches from Rappahannock County to Fredericksburg and north to Fairfax, south to Richmond, east to Williamsburg, west to Charlottesville and throughout the Northern Neck area of Virginia. The common stock of Union is traded on the NASDAQ Global Select Market under the symbol “UBSH.”

As of June 30, 2013, Union had total consolidated assets of approximately $4.1 billion, total consolidated loans, net of unearned income, of approximately $3.0 billion, total consolidated deposits through its bank subsidiary of approximately $3.3 billion and consolidated stockholders’ equity of approximately $428.4 million.

The principal executive offices of Union are located at 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, and its telephone number is (804) 633-5031. Union’s website can be accessed at http://www.bankatunion.com. Information contained in Union’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus.

For more information about Union, see “Where You Can Find More Information” beginning on page [—].

INFORMATION ABOUT STELLARONE CORPORATION

StellarOne Corporation is a bank holding company headquartered in Charlottesville, Virginia providing financial services through its community bank subsidiary, StellarOne Bank. StellarOne Bank currently operates 56 full-service financial centers serving the New River Valley, Roanoke Valley, Shenandoah Valley, Richmond, Tidewater and central and north central markets of Virginia. StellarOne provides a complete line of banking services to individuals and businesses and also provides trust and wealth management services. StellarOne’s common stock is traded on the NASDAQ Global Select Market under the symbol “STEL.”

As of June 30, 2013, StellarOne had total consolidated assets of approximately $3.0 billion, total consolidated loans, net of unearned income, of approximately $2.2 billion, total consolidated deposits through its bank subsidiary of approximately $2.5 billion and consolidated stockholders’ equity of approximately $426.3 million.

The principal executive offices of StellarOne are located at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911, and its telephone number is (434) 964-2211. StellarOne’s website can be accessed at http://www.stellarone.com. Information contained in StellarOne’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus.

For more information about Union, see “Where You Can Find More Information” beginning on page [—].

DESCRIPTION OF UNION CAPITAL STOCK

The following summary description of the material features of the capital stock of Union is qualified in its entirety by reference to the applicable provisions of Virginia law and by Union’s articles of incorporation and bylaws, each as amended.

As a result of the merger, StellarOne shareholders who receive shares of Union common stock in the merger will become shareholders of Union. Your rights as shareholders of Union will be governed by Virginia law and the articles of incorporation and the bylaws of Union, each as amended. We urge you to read the applicable provisions of the Virginia SCA, Union’s articles of incorporation and bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of Union’s and StellarOne’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Authorized and Outstanding Capital Stock

The authorized capital stock of Union consists of (i) 36,000,000 shares of common stock, par value $1.33 per share; and (ii) 500,000 shares of preferred stock, par value $10.00 per share. As of the record date of the Union special meeting, [—], 2013, there were [—] shares of common stock issued and outstanding held by approximately [—] holders of record and no shares of preferred stock issued and outstanding. As of [—], 2013, there were options outstanding to purchase [—] shares of Union common stock and [—] shares are subject to unvested restricted stock awards, all granted under Union’s equity compensation plans.

In connection with approving the merger agreement, the Union board of directors also approved the articles amendment to increase the number of authorized shares of common stock from 36,000,000 to 100,000,000 shares. The articles amendment was approved by the Union board primarily in order to have a sufficient number of authorized shares of common stock to issue to former StellarOne shareholders upon completion of the merger. In the event that the merger is not completed, Union will not file articles of amendment to increase its number of authorized shares of common stock.

Common Stock

General. Each share of Union common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. Union’s common stock is traded on the NASDAQ Global Select Market under the symbol “UBSH.” The transfer agent for Union’s common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

Dividends. Union’s shareholders are entitled to receive dividends or distributions that its board of directors may declare out of funds legally available for those payments. The payment of distributions by Union is subject to the restrictions of Virginia law applicable to the declaration of distributions by a corporation. A Virginia corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were dissolved at that time, to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock.

As a bank holding company, Union’s ability to pay dividends is affected by the ability of Union First Market Bank, its bank subsidiary, to pay dividends to the holding company. The ability of Union First Market Bank, as well as Union First Market Bankshares Corporation, to pay dividends in the future is, and could be further, influenced by bank regulatory requirements and capital guidelines.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of Union, the holders of shares of its common stock will be entitled to receive, after payment of all debts and liabilities of Union and after satisfaction of all liquidation preferences applicable to any preferred stock, all remaining assets of Union available for distribution in cash or in kind.

Voting Rights. The holders of Union common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and shareholders do not have the right to accumulate their votes in the election of directors.

Directors and Classes of Directors. Union’s board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the Union Board consists of 12 directors. Under Union’s articles of incorporation, directors may be removed only for cause and with affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

No Preemptive Rights; Redemption and Assessment. Holders of shares of Union common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Union common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and nonassessable.

For more information regarding the rights of holders of Union common stock, see “Comparative Rights of Shareholders.”

Preferred Stock

The board of directors of Union is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. The Union board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.

The Union board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Union common stock and, under certain circumstances, discourage an attempt by others to gain control of Union.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of Union, then existing market conditions and other factors that, in the judgment of the Union board, might warrant the issuance of preferred stock.

COMPARATIVE RIGHTS OF SHAREHOLDERS

Union and StellarOne are Virginia corporations subject to the provisions of the Virginia SCA. The rights of shareholders of Union and StellarOne are governed by their respective articles of incorporation and bylaws. Upon completion of the proposed merger, StellarOne shareholders will become shareholders of Union and, as such, their shareholder rights will be governed by the articles of incorporation and bylaws of Union and will continue to be governed by the Virginia SCA.

As a condition to the merger, Union’s articles of incorporation will be amended to increase the number of authorized shares of common stock from 36,000,000 to 100,000,000 shares. The form of the amendment to Union’s articles of incorporation increasing the number of authorized shares of common stock is attached as Appendix D to this joint proxy statement/prospectus. In addition, Union will be required to amend its bylaws for certain director composition and corporate governance matters. The form of the bylaw amendments is attached as Exhibit 1.4(b) to the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A. See also “The Merger – Amendment to Union Articles of Incorporation” and “– Amendment to Union Bylaws.”

The following is a summary of the material differences in the rights of shareholders of Union and StellarOne, but is not a complete statement of all those differences. Shareholders should read carefully the relevant provisions of the Virginia SCA and the respective articles of incorporation and bylaws of Union and StellarOne. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Union and StellarOne and to the provisions of the Virginia SCA.

Authorized Capital Stock

Union. Union is authorized to issue 36,000,000 shares of common stock, par value $1.33 per share, of which [—] shares were issued and outstanding as of the record date for the Union special meeting, and 500,000 shares of preferred stock, par value $10.00 per share, of which no shares were issued and outstanding as of the record date for the Union special meeting. If approved by the Union shareholders at its special meeting, Union will amend its articles of incorporation immediately prior to the effective date of the merger to increase the number of authorized shares of its common stock from 36,000,000 to 100,000,000 shares.

Union’s articles of incorporation permit its board of directors, without shareholder approval, to fix the preferences, limitations, and relative rights of its preferred stock and to establish series of such preferred stock and determine the variations between each series. Holders of Union stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of Union, (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

StellarOne. StellarOne is authorized to issue 35,000,000 shares of common stock, par value $1.00 per share, of which [—] shares were issued and outstanding as of the record date for the StellarOne special meeting, and 5,000,000 shares of preferred stock, no par value per share, of which no shares were issued and outstanding as of the record date for the StellarOne special meeting.

StellarOne’s articles of incorporation permit its board of directors, without shareholder approval, to fix the preferences, limitations, and relative rights of its preferred stock and to establish series of such preferred stock and determine the variations between each series. Holders of StellarOne stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of StellarOne, (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

Dividend Rights

The holders of Union and StellarOne common stock are entitled to share ratably in dividends when and as declared by their respective board of directors out of funds legally available therefor. Union’s and StellarOne’s articles of incorporation permit their boards to issue preferred stock with terms set by their boards, which terms may include the right to receive dividends ahead of the holders of their common stock. Neither Union nor StellarOne currently has any outstanding shares of preferred stock.

Voting Rights

The holders of both Union and StellarOne common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a shareholder meeting. Neither the holders of Union nor StellarOne common stock are entitled to cumulative voting in the election of directors.

Directors and Classes of Directors

Union. The Union board is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. The number of directors may be increased or decreased by the board in its discretion. Currently, the Union board consists of 12 directors. Directors of Union may be removed by shareholders of Union only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

On or prior to the effective date of the merger, the Union board will cause the number of directors that will comprise the full board of Union at the effective date to be fixed at such number, not to exceed 19 directors, consisting of (i) not more than 11 current Union directors designated by Union, including the current Chief Executive Officer of Union, and (ii) eight current StellarOne directors to be designated prior to the effective date by StellarOne, subject to the consent of Union which shall not be unreasonably withheld.

Union will amend its bylaws, effective only as of the effective date of the merger, to state that for a period of three years following the effective date all vacancies on the board of directors of Union created by the cessation of service of a Union Director must be filled by a nominee proposed to the nominating committee of the Union board by a majority of the remaining Union Directors, and all vacancies created by the cessation of service of a StellarOne Director shall be filled by a nominee proposed to the nominating committee of the Union board of directors of Union by a majority of the remaining StellarOne Directors, as applicable. This bylaw provision will automatically terminate and be deemed repealed on the third anniversary of the effective date without any further action by the Union board.

StellarOne. The StellarOne board is not divided into classes and all directors are elected at each annual meeting to serve one-year terms. The StellarOne bylaws require the board to have not less than five nor more than 25 directors, and the board is authorized to set and change the actual number of directors from time to time within those limits. Currently, the StellarOne board consists of 13 directors. Directors of StellarOne may be removed with or without cause upon the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

Anti-takeover Provisions

Certain provisions of the Virginia SCA and the articles of incorporation and bylaws of Union and StellarOne may discourage attempts to acquire control of Union or StellarOne, respectively, that the majority of either company’s shareholders may determine was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the Union or StellarOne boards did not approve.

Classified Board of Directors. The provisions of Union’s articles of incorporation providing for classification of the board of directors into three separate classes may have certain anti-takeover effects. StellarOne’s articles of incorporation do not provide for classification of the board of directors.

Authorized Preferred Stock. The articles of incorporation of both Union and StellarOne authorize the issuance of preferred stock. The Union and StellarOne boards may, subject to application of Virginia law and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as either board may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Union or StellarOne by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

Supermajority Voting Provisions. The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter. Certain corporate actions requiring a more than two-thirds vote include:

•	adoption of plans of merger or share exchange;

•	sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and

•	adoption of plans of dissolution.

The Virginia SCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

The articles of incorporation of Union and StellarOne state that the actions set out above must be approved by a majority of all the votes entitled to be cast on the transaction by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. With respect to Union, if the transaction is not so approved and recommended by two-thirds of the directors in office, then the transaction must be approved by the affirmative vote of 80% or more of all of the votes entitled to be cast on such transaction by each voting group entitled to vote. With respect to StellarOne, if the transaction is not so approved and recommended by two-thirds of the directors in office, then the transaction must be approved by the affirmative vote of more than two-thirds of all of the votes entitled to be cast on such transaction by each voting group entitled to vote.

Anti-takeover Statutes. Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.

The Affiliated Transaction Statute of the Virginia SCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•	subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the Virginia SCA’s Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•	unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•	among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”

The provisions of the Affiliated Transactions Statute and the Control Share Acquisitions Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisitions Statute. Neither Union nor StellarOne has opted-out of the Control Share Acquisitions Statute.

Amendments to Articles of Incorporation and Bylaws

The Virginia SCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the Virginia SCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

Under the Virginia SCA, unless another process is set forth in the articles of incorporation or bylaws, a majority of the directors or, if a quorum exists, a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws.

Union. Union’s articles of incorporation state that an amendment to the articles of incorporation must be approved by a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not so approved and recommended by two-thirds of the directors in office, then the amendment must be approved by the affirmative vote of 80% or more of all of the votes entitled to be cast on such amendment by each voting group entitled to vote.

Union’s bylaws may be amended, altered, or repealed by the board of directors at any time. Union’s shareholders have the power to rescind, alter, amend, or repeal any bylaws and to enact bylaws which, if so expressed by the shareholders, may not be rescinded, altered, amended, or repealed by Union’s board of directors.

StellarOne. StellarOne’s articles of incorporation state that an amendment to the articles of incorporation must be approved by a majority of all the votes entitled to be cast by each voting group entitled to vote on the amendment at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not so approved and recommended by two-thirds of the directors in office, then the amendment must be approved by the affirmative vote of more than two-thirds of all of the votes entitled to be cast on such amendment by each voting group entitled to vote.

StellarOne’s bylaws generally may be amended or repealed by the board of directors except to the extent that: (i) this power is reserved exclusively to the shareholders by law or the articles of incorporation; or (ii) the shareholders, in adopting or amending particular bylaws, provide expressly that the board of directors may not amend or repeal the same. Notwithstanding the preceding sentence, any provision of StellarOne’s bylaws that requires an action to be approved by resolution adopted by at least two-thirds of the directors, may only be amended or repealed by approval of two-thirds of the directors. The bylaws may be amended or repealed by the shareholders even though the same also may be amended or repealed by the board of directors.

Dissenters’ and Appraisal Rights

The Virginia SCA provides that appraisal rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange, such as the NASDAQ Global Select Market, or is held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite this exception, appraisal rights will be available to holders of common stock of a Virginia corporation in a merger if:

•	the articles of incorporation provide for appraisal rights regardless of an available exception (although neither Union’s nor StellarOne’s articles of incorporation authorize such special appraisal rights);

•	in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 shareholders of record having a public float of at least $20 million, or a combination of cash or such shares; or

•	the merger is an “affiliated transaction,” as described under “– Anti-takeover Provisions” above, and it has not been approved by a majority of the disinterested directors.

The stock of both Union and StellarOne is listed on the NASDAQ Global Select Market. Therefore, unless one of the exceptions outlined above applies to a given transaction, shareholders of Union and StellarOne are not entitled to appraisal rights. Shareholders of Union and StellarOne are not entitled to appraisal rights in connection with the merger.

Director and Officer Exculpation

The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The articles of incorporation of Union and StellarOne provide that, to the full extent that the Virginia SCA permits the limitation or elimination of liability of directors or officers, a director or officer of either corporation is not liable to his or her respective corporation or its shareholders for monetary damages.

Indemnification

The articles of incorporation of Union and StellarOne provide that, to the full extent permitted by the Virginia SCA, each of Union and StellarOne is required to indemnify a director or officer against liabilities, fines, penalties and claims imposed upon or asserted against him or her by reason of having been a director or officer and against all expenses reasonably incurred by him or her in connection therewith, except in relation to matters as to which he or she is liable by reason of his or her willful misconduct or knowing violation of criminal law. Each of Union’s and StellarOne’s board of directors is empowered, by a majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer, as set forth above.

LEGAL MATTERS

The validity of the Union common stock to be issued upon completion of the merger will be passed upon for Union by LeClairRyan, A Professional Corporation. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Union by LeClairRyan, A Professional Corporation, and for StellarOne by Troutman Sanders LLP.

EXPERTS

The consolidated financial statements and effectiveness of internal control over financial reporting incorporated in this joint proxy statement/prospectus by reference to Union First Market Bankshares Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by Yount, Hyde & Barbour, P.C., independent registered public accountants as indicated in their reports thereto, and are included herein, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of StellarOne Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference in this joint proxy statement/prospectus and elsewhere in this registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

FUTURE SHAREHOLDER PROPOSALS

Union

If any Union shareholder intends to propose a matter for consideration at Union’s 2014 annual meeting of shareholders, notice of the proposal must be received in writing by Union’s Corporate Secretary no later than February 11, 2014. If any shareholder intends to present a proposal to be considered for inclusion in Union’s proxy materials in connection with its 2014 annual meeting, the proposal must be in proper form and must be received by Union’s Corporate Secretary at its office at 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219 no later than November 13, 2013.

In addition, the proxy solicited by the Union board of directors for the Union 2014 annual meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Union has not received notice of such proposal by February 11, 2014 in writing delivered to Union’s Corporate Secretary.

StellarOne

StellarOne held its 2013 annual meeting of shareholders on May 15, 2013. StellarOne intends to hold a 2014 annual meeting of shareholders only if the merger is not completed. In the event that this annual meeting occurs, if any shareholder intends to present a proposal (other than a director nomination) to be considered for inclusion in StellarOne’s proxy materials in connection with the 2014 annual meeting, the proposal must be in proper form and must be received by StellarOne’s Corporate Secretary at 102 South Main Street, Culpeper, Virginia 22701 on or before November 29, 2013.

In addition, the proxy solicited by the StellarOne board of directors for the StellarOne 2014 annual meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if StellarOne has not received notice of such proposal by February 12, 2014 in writing delivered to StellarOne’s Corporate Secretary.

OTHER MATTERS

In accordance with Virginia law, no business may be brought before the Union or StellarOne special meeting unless it is described in the applicable notice of meeting that accompanies this joint proxy statement/prospectus. As of the date of this joint proxy statement/prospectus, the Union board and the StellarOne board know of no matters that will be presented for consideration at either of the special shareholders’ meetings other than those specifically set forth in the notices for the meetings. If, however, any other matters properly come before the Union special meeting, or any adjournments thereof, or before the StellarOne special meeting, or any adjournments thereof, and are voted upon, it is the intention of the proxy holders to vote such proxies in accordance with the recommendation of the management of Union and StellarOne, as applicable.

WHERE YOU CAN FIND MORE INFORMATION

Union and StellarOne each file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Union or StellarOne files with the SEC at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings made by Union and StellarOne are also available to the public from commercial document retrieval services and at the SEC’s Internet website at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

Union has filed a registration statement on Form S-4 under the Securities Act of 1933 to register with the SEC the shares of Union common stock to be issued in the merger. This document is a part of the registration statement and constitutes a prospectus of Union and a proxy statement of each of Union and StellarOne for their respective special meetings of shareholders. As allowed by SEC rules, this document does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Union and StellarOne to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents set forth below that Union and StellarOne have previously filed with the SEC (except Items 2.02 and 7.01 of any Current Report on Form 8-K, unless otherwise indicated in the Form 8-K). These documents contain important business information about the companies and their financial condition.

Union SEC Filings

•	Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 13, 2013.

•	Definitive Proxy Materials on Schedule 14A for the 2013 Annual Meeting of Shareholders, filed on March 13, 2013.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 9, 2013.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 8, 2013.

•	Current Reports on Form 8-K filed on February 4, 2013, March 4, 2013, March 6, 2013, March 8, 2013, April 29, 2013, April 30, 2013, June 10, 2013, June 12, 2013, July 26, 2013 and August 21, 2013.

•	The description of Union common stock contained in Union’s registration statement on Form 8-A, as filed with the SEC on July 2, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, including any subsequently filed amendments and reports updating such description.

StellarOne SEC Filings

•	Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 15, 2013.

•	Definitive Proxy Materials on Schedule 14A for the 2013 Annual Meeting of Shareholders, filed on April 9, 2013.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 9, 2013.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 8, 2013.

•	Current Reports on Form 8-K filed on January 18, 2013, January 25, 2013, March 21, 2013, April 10, 2013, April 25, 2013, May 17, 2013, June 10, 2013, June 12, 2013 and July 25, 2013.

•	The description of StellarOne common stock contained in StellarOne’s registration statement on Form 8-A (Amendment No. 1 to Form 8-B), as filed with the SEC on February 22, 2002 pursuant to Section 12 of the Securities Exchange Act of 1934, including any subsequently filed amendments and reports updating such description.

In addition, Union and StellarOne incorporate by reference any future filings each company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement/prospectus and before the date of the Union special meeting and the StellarOne special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Documents contained in or incorporated by reference in this document by Union and StellarOne are available through the SEC as set forth above or from Union and StellarOne. You may obtain such documents by requesting them in writing or by telephone from Union and StellarOne as follows:

Union First Market Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

Telephone: (804) 633-5031

Attention: Rachael R. Lape

Senior Vice President, General Counsel

and Corporate Secretary

StellarOne Corporation 590 Peter Jefferson Parkway, Suite 250 Charlottesville, Virginia 22911 Telephone: (434) 964-2211 Attention: Douglas D. Callaway General Counsel
Regan & Associates, Inc. 505 Eighth Avenue, Suite 800 New York, New York 10018 Attention: James M. Dougan Executive Vice President Telephone: 1-800-737-3426	Regan & Associates, Inc. 505 Eighth Avenue, Suite 800 New York, New York 10018 Attention: James M. Dougan Executive Vice President Telephone: 1-800-737-3426

These documents are available from Union or StellarOne, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Union at its Internet website at http://www.bankatunion.com under “Investor Relations” and StellarOne at its Internet website at http://www.stellarone.com under “Investor Relations.” Information contained on the websites of Union and StellarOne does not constitute part of this joint proxy statement/prospectus and shall not be incorporated into other filings either company makes with the SEC.

If you would like to request documents from Union, please do so by [—], 2013 in order to receive timely delivery of the documents before the special meetings.

Union has supplied all information contained or incorporated by reference in this document relating to Union, and StellarOne has supplied all such information relating to StellarOne.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Union and StellarOne have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. Union is not making an offer to sell or soliciting an offer to buy any securities other than the Union common stock to be issued by Union in the merger, and Union is not making an offer of such securities in any state where the offer is not permitted. This joint proxy statement/prospectus is dated [—], 2013. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to you nor the issuance of Union common stock in the merger creates any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

between

UNION FIRST MARKET BANKSHARES CORPORATION

and

STELLARONE CORPORATION

June 9, 2013

A-i

5.16 Certain Policies	A-34
5.17 Supplemental Indentures	A-34
5.18 Shareholder Litigation	A-34
5.19 Exemption from Liability Under Section 16(b)	A-34

ARTICLE 6. CONDITIONS TO THE MERGER	A-35
6.1 General Conditions	A-35
6.2 Conditions to Obligations of Union	A-35
6.3 Conditions to Obligations of StellarOne	A-36

ARTICLE 7. TERMINATION	A-36
7.1 Termination	A-36
7.2 Effect of Termination	A-38
7.3 Non-Survival of Representations, Warranties and Covenants	A-38
7.4 Termination Fee	A-38
7.5 Expenses	A-39

ARTICLE 8. GENERAL PROVISIONS	A-39
8.1 Entire Agreement	A-39
8.2 Binding Effect; No Third Party Rights	A-39
8.3 Waiver and Amendment	A-40
8.4 Governing Law	A-40
8.5 Notices	A-40
8.6 Counterparts	A-41
8.7 Waiver of Jury Trial	A-41
8.8 Severability	A-41

LIST OF EXHIBITS

EXHIBIT 1.1(a)	Form of Plan of Merger	A-43
EXHIBIT 1.4(b)	Form of Bylaw Amendment of the Continuing Corporation	A-48
EXHIBIT 5.8	Forms of Affiliate Agreements (not attached but filed as exhibits to Union’s registration statement on Form S-4, of which this joint proxy statement/ prospectus is a part.)

A-ii

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 5.5(c)
Bank Reports	Section 3.3(g)
Benefit Plans	Section 3.3(n)(i)
Change in StellarOne Recommendation	Section 5.5(e)
Change in Union Recommendation	Section 5.5(e)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Confidentiality Agreement	Section 5.2(c)
Continuing Corporation	Section 1.1
Continuing Corporation Common Stock	Section 2.1(b)
Continuing Corporation Stock Award	Section 2.6(c)
Derivative Contract	Section 3.3(t)
Disclosure Letter	Section 3.1(a)
Effective Date	Section 1.2(a)
Environmental Claim	Section 3.3(q)(iv)(A)
Environmental Laws	Section 3.3(q)(iv)(B)
ERISA	Section 3.3(n)(iii)
Exchange Act	Section 3.3(f)(i)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)
FDIC	Section 3.3(b)
Financial Statements	Section 3.3(f)(ii)
GAAP	Section 3.3(f)(ii)
Governmental Authority	Section 3.3(k)
Indemnified Party	Section 5.11(a)
Intellectual Property	Section 3.3(s)
Joint Proxy Statement	Section 5.4(a)
Knowledge	Section 3.2(c)
Loan Loss Allowance	Section 3.3(p)(ii)
Material Adverse Effect	Section 3.2(b)
Material Contract	Section 3.3(j)
Materials of Environmental Concern	Section 3.3(q)(iv)(C)
Merger	Recitals
New Certificates	Section 2.2(a)
Notice of Termination or Recommendation Change	Section 5.5(f)
Old StellarOne Certificates	Section 2.1(c)
Organizational Documents	Section 3.3(a)
OREO	Section 3.3(p)(iii)
Permitted Issuances	Section 4.1(d)(ii)
Plan of Merger	Section 1.1
Registration Statement	Section 5.4(a)
Regulatory Agencies	Section 3.3(g)
Regulatory Approvals	Section 5.6(a)
Replacement Option	Section 2.6(a)
Rights	Section 3.3(d)
Sarbanes-Oxley Act	Section 3.3(f)(v)
SCC	Section 1.2(a)

A-iii

SEC	Section 3.3(f)(i)
SEC Reports	Section 3.3(f)(i)
Securities Act	Section 3.3(f)(i)
StellarOne Affiliates	Section 5.8
StellarOne Board Recommendation	Section 5.3(b)
StellarOne Common Stock	Section 2.1(a)
StellarOne Continuing Employees	Section 5.9(a)
StellarOne Directors	Section 1.4(b)
StellarOne Stock Award	Section 2.6(b)
StellarOne Stock Option	Section 2.6(a)
StellarOne Stock Plan	Section 2.6(a)
StellarOne Stockholder Approval	Section 3.3(c)(i)(A)
StellarOne Stockholders Meeting	Section 5.3(b)
Subsidiary	Section 3.3(b)
Subsidiary Bank Merger	Section 1.5(a)
Superior Proposal	Section 5.5(d)
Takeover Laws	Section 3.3(w)
Tax Returns	Section 3.3(l)(i)
Tax or Taxes	Section 3.3(l)(i)
Technology Systems	Section 3.3(s)
Termination Fee	Section 7.4(a)
Treasury	Section 3.3(e)
Treasury Warrant	Section 3.3(e)
Union Affiliates	Section 5.8
Union Bank	Section 1.5(a)
Union Board Recommendation	Section 5.3(a)
Union Common Stock	Section 1.4(a)
Union Directors	Section 1.4(b)
Union Stock Awards	Section 3.3(d)
Union Stock Options	Section 3.3(d)
Union Stock Plan	Section 3.3(d)
Union Stockholder Approvals	Section 3.3(c)(i)(B)
Union Stockholders Meeting	Section 5.3(a)
VSCA	Section 1.1

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of June 9, 2013, between UNION FIRST MARKET BANKSHARES CORPORATION, a Virginia corporation (“Union”), and STELLARONE CORPORATION, a Virginia corporation (“StellarOne”).

WHEREAS, the Boards of Directors of Union and StellarOne have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which StellarOne will merge with and into Union (the “Merger”);

WHEREAS, the Boards of Directors of Union and StellarOne have each determined that the Merger is consistent with and will further their respective business strategies and goals; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

The Merger and Related Matters

1.1 The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Date (as defined in Section 1.2(a)) and in accordance with the Virginia Stock Corporation Act (the “VSCA”), StellarOne will be merged with and into Union pursuant to the Plan of Merger, substantially in the form attached hereto as Exhibit 1.1(a) and made a part hereof (the “Plan of Merger”). The separate corporate existence of StellarOne thereupon shall cease, and Union will be the surviving corporation in the Merger (Union is referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Date or thereafter). The Merger will have the effect set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, from and after the Effective Date, the Continuing Corporation shall possess all rights, privileges, properties, immunities, powers and franchises of StellarOne, and all of the debts, liabilities, obligations, claims, restrictions and duties of StellarOne shall become the debts, liabilities, obligations, claims, restrictions and duties of the Continuing Corporation.

1.2 Effective Date.

(a) The Merger will become effective on the date and at the time shown on the Certificate of Merger issued by the Virginia State Corporation Commission (the “SCC”) effecting the Merger (the “Effective Date”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Date to occur on or before January 1, 2014, or on such other date as the parties may agree in writing. At or after the Closing Date (as defined herein), Union and StellarOne will execute and deliver Articles of Merger meeting the requirements of Section 13.1-720 of the VSCA, including containing the Plan of Merger to the SCC.

(b) Notwithstanding any other provision to the contrary, if at any time after January 1, 2014 the conditions set forth in Article 6 shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the Closing (as defined herein) and the Closing does not occur within five (5) business days thereafter, and a record date for any dividend or other distribution in respect of the Union Common Stock (as defined herein) is taken after the end of such five (5) day period such that the StellarOne stockholders will not be entitled to participate in such dividend, each holder of StellarOne Common Stock (as defined herein) shall be entitled to receive, upon surrender of the Old StellarOne Certificates (as defined herein) and compliance with the other provisions of Article 2, a payment equal to the difference between (i) the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of Union Common Stock issuable to such holder in the Merger on the record date for such dividend or other distribution and (ii) the amount and kind of dividend or other distribution that such holder actually received as a holder of record of the shares of StellarOne Common Stock for such same fiscal quarter.

1.3 Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. at the offices of LeClairRyan, A Professional Corporation, Richmond, Virginia on a date mutually agreed to by the parties (the “Closing Date”). All documents required by this Agreement to be delivered at or prior to the Closing Date will be exchanged by the parties at the Closing.

1.4 Corporate Governance and Related Matters.

(a) Immediately prior to the Effective Date, the Articles of Incorporation of Union shall be amended to increase the number of authorized shares of common stock, par value $1.33 per share, of Union (“Union Common Stock”) from 36,000,000 to 100,000,000 shares.

(b) Prior to the Effective Date, Union shall take all actions necessary to adopt the amendments to the Bylaws of Union substantially in the form set forth in Exhibit 1.4(b), effective as of the Effective Date. On or prior to the Effective Date, the Board of Directors of Union shall cause the number of directors that will comprise the full Board of Directors of the Continuing Corporation at the Effective Date to be fixed at such number, not to exceed nineteen (19), consisting of (i) not more than eleven (11) current Union directors designated by Union, including the current Chief Executive Officer of Union (the “Union Directors”), and eight (8) current StellarOne directors to be designated prior to the Effective Date by Stellar One, subject to the consent of Union which shall not be unreasonably withheld (the “StellarOne Directors”). No other directors of Union or StellarOne shall be designated to serve on the Board of Directors of the Continuing Corporation at the Effective Date. The Union Directors and StellarOne Directors will be split as equally as possible among the three classes of directors to serve staggered terms.

(c) Subject to and in accordance with the Bylaws of the Continuing Corporation, effective as of the Effective Date, (i) Dr. Raymond D. Smoot, Jr. will serve as Chairman of the Board of Directors of the Continuing Corporation, (ii) Mr. Ronald L. Hicks will serve as Vice Chairman of the Board of Directors of the Continuing Corporation and (iii) the officers of Union in office immediately prior to the Effective Date, together with such additional persons as may thereafter be appointed, shall serve as the officers, respectively, of the Continuing Corporation from and after the Effective Date.

1.5 Banking Operations.

(a) At and after the Effective Date, StellarOne Bank, the wholly-owned Virginia chartered commercial bank subsidiary of StellarOne, shall operate as a separate Virginia chartered commercial banking subsidiary of the Continuing Corporation until such time as StellarOne Bank shall be merged (the “Subsidiary Bank Merger”) with and into Union First Market Bank, the wholly-owned Virginia chartered commercial bank subsidiary of Union (“Union Bank”).

(b) The officers and directors of StellarOne Bank immediately prior to the Effective Date shall continue to be the officers and directors of StellarOne Bank after the Effective Date until the effective date of the Subsidiary Bank Merger, subject to the StellarOne Bank Board of Directors determination with respect to the officers, after consultation with Union to reflect any management changes occurring after the Effective Date. Prior to the effective date of the Subsidiary Bank Merger, Union Bank and its Board of Directors shall take all actions necessary to offer a board position with Union Bank to those current members of the Board of Directors of StellarOne who are not appointed to the Continuing Corporation’s Board of Directors as of the Effective Date, and to appoint such individuals to the Board of Directors of Union Bank as of the effective date of the Subsidiary Bank Merger, including amending the Bylaws of Union Bank for such purposes.

1.6 Articles of Incorporation and Bylaws of the Continuing Corporation.

The Articles of Incorporation and Bylaws of Union as in effect immediately prior to the Effective Date, as such Articles of Incorporation are proposed to be amended as set forth in Section 1.4(a) hereof and as such Bylaws are proposed to be amended as set forth in Exhibit 1.4(b) hereto, will be the Articles of Incorporation and Bylaws of the Continuing Corporation.

1.7 Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.8 Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of StellarOne Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1 Conversion of StellarOne Common Stock.

At the Effective Date, by virtue of the Merger and without any action on the part of Union or StellarOne or their respective stockholders:

(a) Each share of common stock, par value $1.00 per share, of StellarOne (“StellarOne Common Stock”), that is issued and outstanding immediately before the Effective Date will be converted into and exchanged for 0.9739 shares of common stock, par value $1.33 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) pursuant to the terms and conditions set forth in this Agreement and the Plan of Merger (the “Exchange Ratio”).

(b) All shares of StellarOne Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(c) Each certificate previously representing shares of StellarOne Common Stock (the “Old StellarOne Certificates”) shall cease to represent any rights except the right to receive with respect to each underlying share of StellarOne Common Stock: (i) a new certificate representing the number of whole shares of Continuing Corporation Common Stock into which the shares of StellarOne Common Stock represented by the Old StellarOne Certificate have been converted pursuant to this Section 2.1 upon the surrender of such Old StellarOne Certificate in accordance with Section 2.2, (ii) in accordance with Section 2.3, cash in lieu of fractional shares of Continuing Corporation Common Stock; and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.5.

(d) Each share of Union Common Stock issued and outstanding immediately before the Effective Date shall remain an issued and outstanding share of Continuing Corporation Common Stock. Each certificate previously representing shares of Union Common Stock shall continue to represent an equal number of shares of Continuing Corporation Common Stock on and after the Effective Date.

(e) Each share of StellarOne Common Stock held by either party and each share of Union Common Stock held by StellarOne or any of its Subsidiaries (as defined herein) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of Union Common Stock shall resume the status of authorized and unissued shares of Union Common Stock.

2.2 Exchange Procedures.

(a) At the Effective Date, the Continuing Corporation shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by Union (the “Exchange Agent”), for the benefit of the holders of the Old StellarOne Certificates, certificates representing Continuing Corporation Common Stock (“New Certificates”), together with any dividends or distributions with respect thereto and any cash to be paid hereunder in lieu of fractional shares of Continuing Corporation Common Stock, without any interest thereon (the “Exchange Fund”), to be paid pursuant to Article 1 and this Article 2 in exchange for outstanding shares of StellarOne Common Stock.

(b) As promptly as practicable after the Effective Date, and in no event later than five (5) business days thereafter, the Continuing Corporation shall cause the Exchange Agent to send to each former stockholder of record of StellarOne immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Old StellarOne Certificates for New Certificates based upon the Exchange Ratio.

(c) The Continuing Corporation shall cause the New Certificates for shares of Continuing Corporation Common Stock into which shares of StellarOne Common Stock are converted at the Effective Date or dividends or distributions which such stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares to be paid to such stockholder upon delivery to the Exchange Agent of Old StellarOne Certificates, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Section 2.3 or Section 2.5.

(d) A StellarOne stockholder whose Old StellarOne Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive New Certificates, dividends or distributions, and cash in lieu of fractional shares, to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by Union pursuant to applicable law and as required in accordance with Union’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of StellarOne for twelve (12) months after the Effective Date shall be returned to the Continuing Corporation (together with any dividends or earnings in respect thereof). Any former stockholders of StellarOne who have not complied with this Article 2 shall thereafter be entitled to look only to the Continuing Corporation, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of StellarOne Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(f) None of the Exchange Agent, either of the parties hereto or any of their respective Subsidiaries shall be liable to any stockholder of StellarOne for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3 No Fractional Shares.

Each holder of shares of StellarOne Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the closing sale price of Union Common Stock on the NASDAQ Global Select Market for the trading day immediately preceding (but not including) the Effective Date.

2.4 Anti-Dilution.

In the event Union changes (or establishes a record date for changing) the number of shares of Union Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.5 Dividends.

No dividend or other distribution payable to the holders of record of StellarOne Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any Old StellarOne Certificates until such holder physically surrenders such certificate (or furnishes a surety bond of a customary indemnity that such certificate is lost, destroyed, stolen or are otherwise missing) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.6 StellarOne Stock Options and Other Equity-Based Awards.

(a) At the Effective Date, each option to purchase shares of StellarOne Common Stock (a “StellarOne Stock Option”) granted under an equity or equity-based compensation plan of StellarOne (a “StellarOne Stock Plan”), shall vest and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such StellarOne Stock Option (except as provided otherwise in this Section 2.6(a)), the number of shares of Union Common Stock equal to (i) the number of shares of StellarOne Common Stock subject to the StellarOne Stock Option multiplied by (ii) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of StellarOne Common Stock that were purchasable pursuant to such StellarOne Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each StellarOne Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted in a manner that maintains the options exemption from Section 409A of the Code. At the Effective Date, Union shall assume the StellarOne Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and the StellarOne Stock Awards (as defined herein) and shall have no obligation to make any additional grants or awards under the StellarOne Stock Plans.

(b) Each restricted stock award granted under a StellarOne Stock Plan (a “StellarOne Stock Award”) which is unvested or contingent and outstanding immediately prior to the Effective Date, shall cease, at the Effective Date, to represent any rights with respect to shares of StellarOne Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of the Continuing Corporation (a “Continuing Corporation Stock Award”), on the same terms and conditions as were applicable under the StellarOne Stock Awards (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the StellarOne Stock Plan or in the related award document by reason of the Merger). The number of shares of Continuing Corporation Common Stock subject to each such Continuing Corporation Stock Award shall be equal to the number of shares of StellarOne Common Stock subject to the StellarOne Stock Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Continuing Corporation Common Stock.

(c) As soon as practicable after the Effective Date, the Continuing Corporation will deliver to the holders of Replacement Options and StellarOne Stock Awards any required notices setting forth such holders’ rights pursuant to the respective StellarOne Stock Plan and award documents and stating that such StellarOne Stock Awards have been assumed by the Continuing Corporation or that such Replacement Option has been issued by the Continuing Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.6 after giving effect to the Merger and the terms of the StellarOne Stock Plan).

2.7 Treasury Warrant.

At the Effective Date, each Treasury Warrant (as defined herein), which is then outstanding and unexercised shall cease to represent a right to acquire StellarOne Common Stock and shall be converted into a warrant to purchase shares of Union Common Stock in an amount and at an exercise price determined in accordance with the terms of such Treasury Warrant.

2.8 Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

ARTICLE 3

Representations and Warranties

3.1 Disclosure Letters.

(a) Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.3 or to one or more of its covenants or agreements contained in Articles 4 or 5; provided, that (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

(b) Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify (i) any subsections of Section 3.3 specifically referenced or cross-referenced and (ii) other subsections of Section 3.3 to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (A) applies to such other subsections and (B) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.

3.2 Standard.

(a) No representation or warranty of Union or StellarOne contained in Section 3.3 (other than the representations and warranties contained in (i) Sections 3.3(c)(i), 3.3(d), 3.3(e) and 3.3(u), which shall be true in all material respects with respect to it, and (ii) Sections 3.3(c)(ii)(A) and 3.3(h)(ii) which shall be true and correct in all respects) will be deemed untrue or incorrect, including for purposes of Sections 6.2(a) and 6.3(a), and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 has had or is reasonably likely to have a Material Adverse Effect on such party.

(b) The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that in the case of clause (i) only a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to Union or StellarOne or their respective Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, and (G) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States; except, with respect to clauses (A), (B), (C) or (G), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, financial condition or results of operations such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(c) The term “Knowledge” with respect to Union, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of the Disclosure Letter of Union and, with respect to StellarOne, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of the Disclosure Letter of StellarOne.

3.3 Representations and Warranties.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the relevant Disclosure Letters or in any of such party’s SEC Reports (as defined below) filed on or after January 1, 2013 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary or forward-looking in nature), Union represents and warrants to StellarOne, and StellarOne represents and warrants to Union, to the extent applicable, as follows:

(a) Organization, Standing and Power. It is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. It has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and complete copies of its Articles of Incorporation, Bylaws or other similar governing instruments (the “Organizational Documents”), in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a) of its Disclosure Letter.

(b) Subsidiaries. Each of its Subsidiaries (i) is a duly organized bank, corporation or statutory trust, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on it on a consolidated basis. The outstanding shares of capital stock or equity interests of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of its Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of its Subsidiaries to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of its Subsidiaries that is a commercial bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by law. A true and complete list of its direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.3(b) of its Disclosure Letter that shows the jurisdiction of organization of each Subsidiary, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary.

The term “Subsidiary” when used with respect to any party means any corporation or other business organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

(c) Authority; No Breach of the Agreement.

(i) It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by it have been duly and validly authorized by all necessary corporate action and subject only to the receipt of:

(A) in the case of StellarOne, approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of StellarOne Common Stock (the “StellarOne Stockholder Approval”), and

(B) in the case of Union, approval of (1) the amendments to the Union Articles of Incorporation as described in Section 1.4(a), and (2) this Agreement and the Plan of Merger, each by the holders of a majority of the outstanding shares of Union Common Stock (the “Union Stockholder Approvals”).

This Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity. Union represents and warrants that the Continuing Corporation Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.

(ii) Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of its Organizational Documents; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

(iii) As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

(d) Union Capital Stock. The authorized capital stock of Union consists of: (i) 500,000 shares of preferred stock, par value $10.00 per share, of which no shares are issued and outstanding; and (ii) 36,000,000 shares of common stock, par value $1.33 per share, of which 24,880,402 shares are issued and outstanding as of this date. All outstanding shares of capital stock of Union have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date hereof, 448,265 shares of Union Common Stock are subject to options to purchase Union Common Stock (“Union Stock Options”), and 117,051 shares are subject to unvested restricted stock awards (“Union Stock Awards”), in each case granted under an equity or equity-based compensation plan of Union (a “Union Stock Plan”). As of the date of this Agreement, there are not any shares of capital stock of Union reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which Union is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by each Union Stock Plan.

(e) StellarOne Capital Stock. The authorized capital stock of StellarOne consists of: (i) 5,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding; and (ii) 35,000,000 shares of common stock, par value $1.00 per share, of which 22,519,601 shares are issued and outstanding as of this date.

All outstanding shares of capital stock of StellarOne have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date hereof, 161,042 shares of StellarOne Common Stock are subject to StellarOne Stock Options and 207,673 shares are subject to unvested StellarOne Stock Awards, in each case granted under a StellarOne Stock Plan, and 302,623 shares are subject to a Warrant To Purchase Common Stock, dated December 19, 2008 (including separate warrants derived therefrom, if any, the “Treasury Warrant”), issued to the United States Department of the Treasury (the “Treasury”) pursuant to the Securities Purchase Agreement incorporated into the Letter Agreement, dated December 19, 2008, between StellarOne and the Treasury. As of the date of this Agreement, there are not any shares of capital stock of StellarOne reserved for issuance, or any outstanding or authorized Rights, except as contemplated by the StellarOne Equity Plans and the Treasury Warrant and as set forth in Section 3.3(e) of its Disclosure Letter.

(f) SEC Filings; Financial Statements.

(i) It has filed all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by it (collectively, the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) since December 31, 2009 under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to the other party copies of such SEC Reports. Its SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii) Each of its financial statements contained in or incorporated by reference into any SEC Reports (including any SEC Reports filed after the date of this Agreement) (the “Financial Statements”) complied (or, in the case of SEC Reports filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii) It and each of its Subsidiaries has devised and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of its Board of Directors and the duly authorized executive officers of such party, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as such party or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to its and its Subsidiaries’ properties and assets is permitted only in accordance with general or specific authorization of its Board of Directors and the duly authorized executive officers of such party, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv) Its “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. It has disclosed, to its auditors and the audit committee of its Board of Directors and on Section 3.3(f)(iv) of its Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.

(v) Each of its principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to its SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. It is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Bank Reports. It and each of its Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2009 with the Board of Governors of the Federal Reserve System, the FDIC, the Bureau of Financial Institutions of the Virginia State Corporation Commission and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over it or each of its Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it. Any such Bank Report regarding it or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of its and its Subsidiaries business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of it or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of it or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2009, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it.

(h) Absence of Certain Changes or Events. Since December 31, 2012, except as disclosed in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement or as set forth in Section 3.3(h) of its Disclosure Letter, (i) it and each of its Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.

(i) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement, (ii) liabilities incurred since March 31, 2013 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect (iv) liabilities incurred in connection with the transactions contemplated by the Agreement, and (v) as set forth in Section 3.3(i) of its Disclosure Letter, neither it nor any of its Subsidiaries has, and since March 31, 2013 has not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the SEC Reports, Bank Reports or Financial Statements of it or any of its Subsidiaries).

(j) Material Contracts; Defaults. Except as set forth in Section 3.3(j) of its Disclosure Letter (which may incorporate the contracts and instruments reflected as exhibits on the exhibit list included in its latest annual report on Form 10-K filed prior to the date of this Agreement), as of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K, (ii) that restricts the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business, (iii) with respect to employment of an officer, director or consultant, (iv) that would be terminable other than by it or any of its Subsidiaries or under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events), (v) that would require any consent or approval of a counterparty as a result of the consummation of this Agreement or the transactions contemplated herein; (vi) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $100,000; (vii) for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of $400,000 per year, and (viii) that is material to the financial condition, results of operations or business of it or any of its Subsidiaries (any such being referred to as a “Material Contract”). Neither it nor any of its Subsidiaries is in default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(k) Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(k) of its Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against it or any of its Subsidiaries or against any of its or its Subsidiaries’ properties, assets, interests or rights, or against any of its or its Subsidiaries’, or to its Knowledge, any of its officers, directors or employees in their capacities as such. Neither it nor any of its Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business and neither it nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. It and each of its Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders). It and each of its Subsidiaries hold, and have at all times since December 31, 2009, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on it, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, and includes Regulatory Agencies.

(l) Tax Matters.

(i) It and each of its Subsidiaries have timely filed all federal Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All material Taxes (as defined herein) due and payable by it or any of its Subsidiaries have been timely paid, other than those that are being contested in good faith, as set forth in Section 3.3(l)(i) of its Disclosure Letter, and are reflected as a liability in its SEC Reports, Bank Reports or Financial Statements. Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. Except as set forth in such section of its Disclosure Letter, no Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against it or any of its Subsidiaries by any Governmental Authority. As used herein, “Tax” or “Taxes” mean all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority. As used herein, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(ii) It and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. It and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

(iii) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of its assets or any of its Subsidiaries assets. Neither it nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among it and its Subsidiaries). Neither it nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv) Neither it nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. It and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. It is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v) It is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(m) Property.

(i) Except as set forth in Section 3.3(m) of its Disclosure Letter or reserved against as disclosed in its SEC Reports, Bank Reports or Financial Statements, it and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports, Bank Reports or Financial Statements as of December 31, 2012 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2012). All buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(ii) In the case of StellarOne, Section 3.3(m)(ii) of its Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by StellarOne and each of its Subsidiaries or in which StellarOne or any of its Subsidiaries has any ownership or leasehold interest. StellarOne has made available to Union true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which StellarOne or any of its Subsidiaries is a party.

(n) Employee Benefit Plans.

(i) Section 3.3(n)(i) of its Disclosure Letter sets forth a complete and accurate list of all of its and its Subsidiaries’ employee benefit plans and programs, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; (C) all employment, vacation and other similar plans, (D) all bonus, stock option, stock purchase, restricted stock, equity compensation, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements; and (E) all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors, whether or not written or unwritten (individually, a “Benefit Plan” and collectively, the “Benefit Plans”).

(ii) It has, with respect to each Benefit Plan, previously delivered to the other party or made available to the other party true and complete copies of: (A) all current Benefit Plan agreements and documents and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent two plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) if the Benefit Plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; (G) copies of the most recent nondiscrimination tests for all Benefit Plans, as applicable; and (H) a written summary of any unwritten Benefit Plans that provide for material compensation or benefits.

(iii) None of its Benefit Plans is a “multi-employer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iv) All of its Benefit Plans are in compliance in all material respects with applicable laws and regulations, and it has administered its Benefit Plans in accordance with applicable laws and regulations in all material respects.

(v) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures) or opinion letter, as applicable, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vi) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all benefit arrangements have been made or properly accrued. All contributions to any Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder. There are no “accumulated funding deficiencies,” as defined in

Section 412 of the Code or Section 302 of ERISA, with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, of it or any of its Subsidiaries, and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code.

(vii) To its Knowledge, it has not engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan or its related trust that is an employee benefit plan as defined in Section 3(3) of ERISA. To its Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(viii) There are no actions, suits, investigations or claims pending, or to its Knowledge threatened or anticipated, with respect to any of its Benefit Plans (other than routine claims for benefits). None of its Benefit Plans is the subject of a pending or, to its Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation.

(ix) Except as set forth in Section 3.3(n)(ix) of its Disclosure Letter, (A) no compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, (B) no Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement, and (C) no Benefit Plan contains any provision that would materially increase any benefits otherwise payable under any Benefit Plan or result in any acceleration of the time of payment or vesting of any such benefits to any material extent as a result of the transactions contemplated by this Agreement.

(x) It has not sponsored and does not have any obligation with respect to any welfare plan, as defined in Section 3(1) of ERISA, that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. It has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit its right to amend, terminate or modify any such benefits.

(xi) Except as set forth in Section 3.3(n)(xi) of its Disclosure Letter, it and its Subsidiaries have made prior to the date hereof all bonus and commission payments to which they were required or are otherwise committed to make to any employee or independent contractor under any Benefit Plan for calendar years 2012 and 2013.

(xii) All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering the employees of it or any of its Subsidiaries have been maintained in timely compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(xiii) Each Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has (A) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the Internal Revenue Service, and (B) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(o) Insurance. It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2012, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years and since January 1, 2013 has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries. Set forth in Section 3.3(o) of its Disclosure Letter is a list of all insurance policies or bonds currently maintained by it and its Subsidiaries.

(p) Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy-Backs. Except as set forth in Section 3.3(p) of its Disclosure Letter and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:

(i) All evidences of indebtedness reflected as assets in its SEC Reports, Bank Reports or Financial Statements as of March 31, 2013 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

(ii) The allowance for possible loan losses (the “Loan Loss Allowance”) shown on its Financial Statements as of March 31, 2013 was, and the Loan Loss Allowance to be shown on its Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).

(iii) The reserve for losses with respect to other real estate owned (“OREO”) shown on its SEC Reports, Bank Reports or Financial Statements as of March 31, 2013 were, and the OREO reserve to be shown on its SEC Reports, Bank Reports or Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the OREO portfolio of it and any of its Subsidiaries as of the dates thereof.

(iv) The Loan Loss Allowance has been established by it in accordance with the accounting principles described in Sections 3.3(f)(ii) and applicable regulatory requirements and guidelines.

(v) Section 3.3(p) of its Disclosure Letter sets forth all residential mortgage or commercial loans originated on or after January 1, 2011 by it or any of its Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back).

(q) Environmental Matters.

(i) Except as described in Section 3.3(q) of its Disclosure Letter, it and each of its Subsidiaries are in material compliance with all Environmental Laws (as defined herein). Neither it nor any of its Subsidiaries has received any written communication alleging that it or such Subsidiary is not in such material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Neither it nor any of its Subsidiaries has received written notice of pending, and has no Knowledge of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(iv) For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(r) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(s) Intellectual Property. It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted. To its Knowledge, it and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person in any material respect, and there is no claim pending, or to its Knowledge threatened, against it or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by either party and its Subsidiaries or by a third party.

(t) Derivative Instruments. Except as set forth in Section 3.3(t) of its Disclosure Letter, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for its own account, or for the account of one or more of its Subsidiaries or its or their customers (each, a “Derivative Contract”), were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither it or its Subsidiaries, nor, to its Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement, except as set forth in Section 3.3(t) of its Disclosure Letter.

(u) Deposits. Except as set forth in Section 3.3(u) of its Disclosure Letter, as of the date hereof none of its deposits or deposits of any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.

(v) Investment Securities.

(i) It and each of its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of it or its Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of it and each of its Subsidiaries in accordance with GAAP.

(ii) It and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that it and each such Subsidiary believes are prudent and reasonable in the context of such businesses.

(w) Takeover Laws and Provisions. It has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(x) Transactions With Affiliates. All “covered transactions” between it and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(y) Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, Union has retained Keefe, Bruyette & Woods, Inc. as its financial advisor, and StellarOne has retained Raymond James & Associates, Inc. as its financial advisor (in each case pursuant to engagement letters true and complete copies of which have been previously provided to the other party).

(z) Fairness Opinion. Prior to the execution of this Agreement, Union has received a written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the consideration to be paid in the Merger is fair from a financial point of view to Union. Prior to the execution of this Agreement, StellarOne has received a written opinion of Raymond James & Associates, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of StellarOne Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.

ARTICLE 4

Covenants Relating to Conduct of Business

4.1 Conduct of Business Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement, as set forth in its Disclosure Letter or as required by law, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), Union and StellarOne each agrees that it will not, and will cause each of its Subsidiaries not to:

(a) Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

(b) Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any Regulatory Agency or Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend its Organizational Documents (except as provided herein for Union).

(d) (i) Other than pursuant to stock options outstanding as of the date hereof under the Union Stock Plans or StellarOne Stock Plans and except for Permitted Issuances (as defined herein): (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto, including the optional stock purchase feature of the StellarOne Dividend Reinvestment and Stock Purchase Plan; (B) enter into any agreement with respect to the foregoing; or (C) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock grants, stock appreciation rights or similar stock-based rights.

(ii) “Permitted Issuances” mean: (A) issuances of new Rights granted after the date hereof pursuant to and in accordance with the Union Stock Plans for up to 25,000 shares, provided that such new issuances are in the ordinary course of business and consistent in all material respects with past practice in terms of timing, type (i.e., options, restricted stock), terms, and amount of such issuances; (B) in the event the Effective Date is delayed to a date in 2014 beyond which either party would ordinarily grant new Rights to participants in their respective management incentive or similar plans, issuances of new Rights pursuant to and in accordance with the Union Stock Plans and the StellarOne Stock Plans, provided that such new issuances are in the ordinary course of business and consistent in all material respects with past practice in terms of timing, type (i.e., options, restricted stock), terms, and amount of such issuances; (C) issuances of shares of Union Common Stock pursuant to the Union Dividend Reinvestment and Stock Purchase Plan and issuances of shares of StellarOne Common Stock pursuant to the dividend reinvestment feature of the StellarOne Dividend Reinvestment and Stock Purchase Plan; (D) shares of StellarOne Common Stock that may be issued upon exercise of the Treasury Warrant; or (E) issuances of Union Common Stock or any security convertible into shares of Union Common Stock in connection with one or more business acquisitions or entering into any agreement with respect to the foregoing; provided that the aggregate market value, as of the date of announcement or the date of entering into any such agreement if no announcement is made, of such acquisitions or proposed acquisitions does not exceed $5,000,000.

(e) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for: (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice; (ii) in the case of Union and after consultation with StellarOne as required by Section 4.3, entering into employment agreements in order to recruit new senior level employees in a manner that is consistent in all material respects with past practice; (iii) in the event the Effective Date is delayed to a date in 2014 beyond which either party would ordinarily establish and make incentive cash bonus awards for the 2014 performance period to employees, making such incentive cash bonus awards for 2014 that are in the ordinary course of business and consistent in all material respects with past practice in terms of timing and type; and (iv) in the case of StellarOne and after consultation with Union as required by Section 4.3, (A) making incentive compensation awards and payments under current plans based on performance in the normal course of business consistent with past practice, (B) making discretionary cash bonus awards of not more than the amount set forth in Section 4.1(e) of its Disclosure Letter to certain employees selected by officers of StellarOne after consultation with Union as required by Section 4.3, (C) making of cash awards under a retention bonus pool of not more than the amount set forth in Section 4.1(e) of StellarOne’s Disclosure Letter that will be dedicated to certain employees of StellarOne designated by StellarOne, subject to the approval of Union, pursuant to terms and conditions of a retention plan developed jointly by StellarOne and Union promptly after the date of this Agreement for the purpose of retaining such employees prior to and after the Effective Date, (D) providing a change in control agreement (substantially similar to existing change in control agreements provided to similarly situated StellarOne executives) to the employee set forth in Section 4.1(e) of its Disclosure Letter, and (E) establishing a mortgage sales management plan covering the employee set forth in Section 4.1(e) of StellarOne’s Disclosure Letter.

(f) Enter into, amend or terminate (except as may be required by applicable law or the terms of any Benefit Plan) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder, except in the ordinary course of business consistent with past practice or as otherwise specifically permitted in this Agreement.

(g) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its assets, or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, except as otherwise specifically permitted in this Agreement.

(h) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (ii) as permitted by Section 4.2) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except in the case of Union for repurchases and other acquisitions of shares of Union Common Stock up to the amount set forth in Section 4.1(h) of its Disclosure Letter.

(i) Make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than its wholly owned Subsidiaries, except (i) by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business, or (ii) for a transaction that meets the market value limitation requirements of a Permitted Issuance under Section 4.1(d)(ii)(E), when combined with any other acquisitions or proposed acquisitions that also meet the requirements of Section 4.1(d)(ii)(E).

(j) Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(k) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(l) Enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by applicable law.

(m) Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(n) (i) With respect to StellarOne and its Subsidiaries only, make, renew, restructure or otherwise modify any Loan that would result in the aggregate amount of the total lending relationship to any one borrower and its affiliates to exceed $15 million or, if the total lending relationship to any one borrower and its affiliates is in excess of $15 million as of the date of this Agreement, to make, renew, restructure or otherwise modify any Loan for such borrower and its affiliates; (ii) except in the ordinary course of its business, take any action that would result in any discretionary release of collateral or guarantees of any Loans; or (iii) enter into any Loan securitization or create any special purpose funding entity.

(o) (i) Enter into or extend any material agreement, lease or license relating to real property, personal property, data processing or bankcard functions; (ii) purchase or otherwise acquire any investment securities or enter into any Derivative Contract other than as provided in each party’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business; or (iii) in the case of StellarOne, make any capital expenditures in the aggregate in excess of $2,000,000, including the proposed capital expenditures set forth in Section 4.1(o) of its Disclosure Letter, and other than expenditures necessary to maintain existing assets in good repair.

(p) Settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business involving a settlement in an amount and for consideration not in excess of $300,000 and that would not impose any material restriction on the business of it or its Subsidiaries or the Continuing Corporation; and (ii) as set forth in Section 3.3(k) of its Disclosure Letter.

(q) Agree to take any of the actions prohibited by this Section 4.1.

4.2 Dividends.

After the date of this Agreement until the Effective Date, (i) Union may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares of Union Common Stock at a rate of $0.13 per share per quarter, with such increases, if any, that are consistent with past practice, (ii) StellarOne may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares of StellarOne Common Stock at a rate not to exceed $0.10 per share per quarter, and (iii) Union’s and StellarOne’s direct and indirect Subsidiaries, respectively, may (to the extent legally and contractually permitted to do so), declare and pay dividends on their capital stock in cash, stock or other property to the parties or their wholly owned Subsidiaries (or from such Subsidiaries to Union or StellarOne) and required payments to the holders of any trust preferred securities issued by Subsidiaries of the parties.

4.3 Transition.

To facilitate the integration of the operations of Union and StellarOne and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of Union and StellarOne shall, and shall cause its Subsidiaries to, consult with the other on all material strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4 Control of the Other Party’s Business.

Prior to the Effective Date, nothing contained in this Agreement (including, without limitation, Section 4.3) shall give Union, directly or indirectly, the right to control or direct the operations of StellarOne, and nothing contained in this Agreement shall give StellarOne, directly or indirectly, the right to control or direct the operations of Union. Prior to the Effective Date, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

ARTICLE 5

Additional Agreements

5.1 Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

5.2 Access to Information; Notice of Certain Matters; Confidentiality.

(a) Each party will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement.

(b) Each party will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(c) Each party hereto shall comply, and shall use its reasonable best efforts to cause each of its directors, officers, employees, attorneys and advisors to comply, with all of their respective obligations under the Mutual Confidentiality Agreement, dated as of May 6, 2013 (the “Confidentiality Agreement”), between Union and StellarOne, which agreement shall survive the termination of this Agreement in accordance with the terms set forth therein.

5.3 Stockholder Approvals.

(a) Union shall call a meeting of its stockholders for the purpose of obtaining the Union Stockholder Approvals and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “Union Stockholders Meeting”). Subject to Section 5.5, the Board of Directors of Union shall (i) recommend to Union’s stockholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Union Board Recommendation”), (ii) include the Union Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the Union Stockholder Approvals.

(b) StellarOne shall call a meeting of its stockholders for the purpose of obtaining the StellarOne Stockholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “StellarOne Stockholders Meeting”). Subject to Section 5.5, the Board of Directors of StellarOne shall (i) recommend to StellarOne’s stockholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “StellarOne Board Recommendation”), (ii) include the StellarOne Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the StellarOne Stockholder Approval.

(c) Union and StellarOne shall use their reasonable best efforts to hold their respective stockholder meetings on the same day.

5.4 Registration Statement; Joint Proxy Statement; SEC Filings.

(a) Each party will cooperate with the other party, and their representatives, in the preparation of a registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), to be filed by Union with the SEC in connection with the Union Stockholders Meeting and the StellarOne Stockholders Meeting, and the parties will prepare a joint proxy statement and prospectus and other proxy solicitation materials of Union and StellarOne constituting a part thereof (the “Joint Proxy Statement”). Neither the Joint Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed by Union or StellarOne without consultation with the other party and its counsel. Union will use its reasonable best efforts, in which StellarOne will reasonably cooperate as necessary, to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable and to cause the Registration Statement to be declared effective under the Securities Act, as promptly as reasonably practicable after the filing thereof, and Union and StellarOne shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders.

(b) Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the respective stockholder meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

5.5 No Other Acquisition Proposals.

(a) Each party agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage or facilitate any inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

(b) Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit either party, prior to its respective meeting of stockholders to be held pursuant to Section 5.3 and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to such party (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) such party’s board of directors concludes in good faith, after consultation with outside legal counsel, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its stockholders under applicable law, (ii) before taking such action, such party receives from such person or entity an executed confidentiality agreement on terms no less restrictive with respect to the confidential treatment of information by such party than the Confidentiality Agreement, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with such party, and (iii) such party’s board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Each party shall immediately (within twenty-four (24) hours) notify the other party orally and in writing of its receipt of any such Acquisition Proposal, the material terms and conditions thereof, the identity of the person making such Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c) For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving Union or StellarOne, or their respective Subsidiaries: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party; (ii) any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of a party and its Subsidiaries or 10% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 10% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party.

(d) For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of Union or StellarOne, as the case may be, concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement (as it may be proposed to be amended by Union or StellarOne, as applicable) (A) is more favorable to the stockholders of Union or StellarOne, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (as it may be proposed to be amended by Union or StellarOne, as applicable) and (B) is reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to “10% or more” in such definition shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving StellarOne or Union or one of their respective banking Subsidiaries.

(e) Except as provided in Section 5.5(f), neither the Board of Directors of StellarOne, the Board of Directors of Union, nor, in each case, any committee thereof shall withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by the Board of Directors of StellarOne or Union, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in StellarOne Recommendation” or a “Change in Union Recommendation,” respectively).

(f) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of StellarOne or Union, as applicable, may either:

(i) enter into a definitive agreement to accept a Superior Proposal and terminate this Agreement pursuant to Section 7.1(j) or (k), as the case may be, provided that such party shall pay the Termination Fee required to be paid pursuant to Section 7.4(b) or (d), as the case may be, or

(ii) make a Change in StellarOne Recommendation or a Change in Union Recommendation, as applicable,

if and only if in the case of both clause (i) and (ii) above (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.5) is made to StellarOne or Union, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of StellarOne or Union, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of StellarOne or Union, as applicable, have concluded in good faith (after consultation with their outside legal counsel) that failure to do so would be reasonably likely to result in a violation of its fiduciary duties to its stockholders under applicable law, (D) five (5) business days shall have elapsed since the party proposing to take such action has given written notice to the other party advising such other party that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Acquisition Proposal that is the basis of the proposed action (a “Notice of Termination or Recommendation Change”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Termination or Recommendation Change, except that, in such case, the five (5) business day period referred to in this clause (D) and in clauses (E) and (F) shall be reduced to three (3) business days following the giving of such new Notice of Termination or Recommendation Change), (E) during such five (5) business day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed by the other party, and (F) the board of directors of the party proposing to take such action, following such five (5) business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other party) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action is reasonably likely to result in a violation of its fiduciary duties to its stockholders under applicable law.

5.6 Applications and Consents.

(a) The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Regulatory Agency or Governmental Authority and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable.

(b) Each party hereto will promptly furnish to the other party copies of applications filed with all Regulatory Agencies or Governmental Authorities and copies of written communications received by such party from any Regulatory Agency or Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective Subsidiaries are responsible for filing with any Regulatory Agency or Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7 Public Announcements.

Prior to the Effective Date, the parties hereto will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure); provided, that nothing in this Section 5.7 shall prohibit any party from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by applicable law or the rules established by the NASDAQ Global Select Market or any other self-regulatory organization.

5.8 Affiliate Agreements.

Union has identified to StellarOne all persons who are, as of the date hereof, directors or executive officers of Union (the “Union Affiliates”), and StellarOne has identified to Union all persons who are, as of the date hereof, directors or executive officers of StellarOne (the “StellarOne Affiliates”). Each party will use its reasonable best efforts to obtain a written agreement in the form of Exhibit 5.8 hereto to be delivered, on or prior to the date hereof to StellarOne from each Union Affiliate and to Union from each StellarOne Affiliate, on or prior to the date hereof.

5.9 Employee Benefit Plans.

(a) On or as soon as reasonably practicable following the Effective Date, the Continuing Corporation shall provide to officers and employees of StellarOne and its Subsidiaries, who at or after the Effective Date become employees of the Continuing Corporation or its Subsidiaries (“StellarOne Continuing Employees”), employee benefits under Benefit Plans maintained by the Continuing Corporation, on terms and conditions which are the same as for similarly situated officers and employees of the Continuing Corporation and its Subsidiaries. Until such time as the StellarOne Continuing Employees are able to participate in the Benefit Plans of the Continuing Corporation, the Continuing Corporation shall maintain for the benefit of the StellarOne Continuing Employees the Benefit Plans maintained by StellarOne immediately prior to the Effective Date (it being understood that participation in the Continuing Corporation’s Benefit Plans may commence at different times with respect to each Benefit Plan).

(b) For purposes of participation, vesting and benefit accrual (but only for benefit accrual for vacation or paid time off) under the Continuing Corporation’s Benefit Plans, service with or credited by StellarOne or any of its Subsidiaries shall be treated as service with the Continuing Corporation; provided that this provision shall not cause Union’s tax-qualified defined benefit pension plan (which is not open to new participants) to be opened to new participants or to provide additional credit for pre-Effective Date service for benefit accrual purposes. Immediately following the Effective Date, a StellarOne Continuing Employee shall begin participation in the Continuing Corporation’s Employee Stock Ownership Plan, provided such StellarOne Continuing Employee meets any applicable age and service requirements on the Effective Date (based on the granting of StellarOne service credit). To the extent permitted under applicable law, the Continuing Corporation shall cause welfare Benefit Plans maintained by the Continuing Corporation that cover the StellarOne Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the Benefit Plans maintained by StellarOne), and (ii) cause any deductible, co-insurance, flexible spending account contribution or maximum out-of-pocket payments made by the StellarOne Continuing Employees under welfare Benefit Plans maintained by StellarOne to be credited to such StellarOne

Continuing Employees under welfare Benefit Plans maintained by the Continuing Corporation, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by, and provide credit for any flexible spending account contributions already made by, such StellarOne Continuing Employees under welfare Benefit Plans maintained by the Continuing Corporation. Any paid time off amount with respect to each StellarOne Continuing Employee that is accrued and outstanding as of the Effective Date shall be carried over or cashed out by the Continuing Corporation in its sole discretion at or as soon as reasonably practicable after the Effective Date, as the case may be, subject to a carry-over limit of five (5) days.

(c) Each employee of StellarOne, or one of its Subsidiaries, at the Effective Date who is terminated by the Continuing Corporation, or one of its Subsidiaries, on or after the Effective Date, excluding any employee who has a contract providing for severance (who shall be entitled to the severance amounts provided for in their respective contracts), shall be entitled to severance pay in accordance with the severance policy of StellarOne as in effect on the date of this Agreement, if and to the extent that such employee is entitled to severance pay under such policy. Each employee of StellarOne, or one of its Subsidiaries, who is terminated by the Continuing Corporation or any of its Subsidiaries (other than for cause) on or within six (6) months of the Effective Date, shall be entitled to reasonable outplacement services to be provided by an outplacement agency selected by the Continuing Corporation at no cost to the employee. The scope and duration of outplacement services offered will vary based on an employee’s position and exemption status at StellarOne immediately prior to the Effective Date.

(d) With respect to StellarOne’s 401(k) plan, StellarOne shall cause such plan to be fully vested and terminated effective immediately prior to the Effective Date, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. Each StellarOne Continuing Employee who is a participant in the StellarOne 401(k) plan shall be eligible to participate in Union’s 401(k) plan as soon as administratively practical after the Effective Date, and account balances under the terminated StellarOne 401(k) plan will be eligible for distribution or rollover, including direct rollover of both cash and promissory notes to Union’s 401(k) plan for the StellarOne Continuing Employees. Any other former employee of StellarOne or its Subsidiaries who is employed by Union or its Subsidiaries after the Effective Date shall be eligible to be a participant in Union’s 401(k) plan upon complying with eligibility requirements. For purposes of administering Union’s 401(k) plan, service with StellarOne and its Subsidiaries shall be deemed to be service with Union for participation and vesting purposes, but not for purposes of benefit accrual.

(e) Except as provided in this Section 5.9(e), nothing in this Section 5.9 shall be construed to limit the right of the Continuing Corporation or any of its Subsidiaries, from and after the Effective Date, to amend or terminate any of the Benefit Plans maintained by Union or StellarOne or their respective Subsidiaries before the Effective Date to the extent such amendment or termination is permitted by the terms of the applicable Benefit Plan, provided that such amendment or termination shall not relieve the Continuing Corporation from its obligations under this Section 5.9.

5.10 Reservation of Shares; NASDAQ Listing.

(a) Union shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of Continuing Corporation Common Stock to be issued pursuant to this Agreement, including proposing at the Union Stockholders Meeting that stockholders approve an amendment to Union’s Articles of Incorporation to increase the number of authorized shares of Union Common Stock as described in Section 1.4(a), and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

(b) Union shall use all reasonable best efforts to cause the shares of the Continuing Corporation Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.

5.11 Indemnification.

(a) Following the Effective Date, the Continuing Corporation and its Subsidiaries, as the case may be, shall indemnify, defend and hold harmless any person who has rights to indemnification from StellarOne or any of its Subsidiaries (an “Indemnified Party”) (in all capacities), to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and StellarOne’s Organizational Documents or any StellarOne Subsidiary’s Organizational Documents, as the case may be, as in effect on the date of this Agreement (including advancing expenses when requested). Without limiting the foregoing, in any case or proceeding in which corporate approval may be required to effectuate any indemnification, the Continuing Corporation or its applicable Subsidiary shall direct, if any Indemnified Party elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between the Continuing Corporation or such Subsidiary and such Indemnified Party.

(b) The Continuing Corporation shall, at or prior to the Effective Date, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by StellarOne from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by StellarOne for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, the Continuing Corporation would be required to expend more than three hundred percent (300%) of current annual premiums, the Continuing Corporation will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of current annual premiums.

(c) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to StellarOne or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

5.12 Employment and Other Arrangements.

(a) The Continuing Corporation will, as of and after the Effective Date, assume and honor all employment agreements, change in control agreements, severance agreements and deferred compensation plans and agreements, including the obligations of StellarOne to the participants in the StellarOne Executive Deferred Compensation Plan, that StellarOne and its Subsidiaries have with current and former officers and directors and which are set forth in Section 3.3(j) of its Disclosure Letter, except to the extent any such agreements shall be superseded on or after the Effective Date in a manner that complies with all amendment and termination requirements provided for in such agreements.

(b) For purposes of all Benefit Plans sponsored or maintained by StellarOne or its Subsidiaries and Affiliates, the Merger described in this Agreement shall be considered a “change in control” under such Benefit Plans and the rights of StellarOne employees or Benefit Plan participants to receive any payments or to vest in any such Benefit Plans or award agreements thereunder shall be governed by the terms of the respective StellarOne Benefit Plans or such award agreements.

5.13 Consent to Assign and Use Leased Premises; Extensions.

(a) On Section 5.13 of its Disclosure Letter, StellarOne has provided a list of all leases with respect to real or personal property used by it or any Subsidiary. With respect to the leases disclosed in Section 5.13 of its Disclosure Letter, StellarOne and each of its Subsidiaries will use commercially reasonable efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Date, all right, title and interest of StellarOne and each of its Subsidiaries to the Continuing Corporation and to permit the use and operation of the leased premises by the Continuing Corporation.

(b) At the election of Union made within forty-five (45) days after the date hereof, with respect to any StellarOne lease that expires on or prior to June 30, 2020 without any options to extend, StellarOne and each of its Subsidiaries shall use their commercially reasonable efforts to take, or shall cause to be taken, all steps reasonably requested by Union to obtain options to extend such leases effective at the Effective Date on such terms as are reasonably acceptable to Union.

5.14 Change of Method.

Union and StellarOne shall be empowered, upon their mutual agreement and at any time prior to the Effective Date, to change the method or structure of effecting the combination of Union and StellarOne (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Continuing Corporation Common Stock received by StellarOne stockholders in exchange for each share of StellarOne Common Stock, (ii) adversely affect the tax treatment of StellarOne’s stockholders pursuant to this Agreement, (iii) adversely affect the tax treatment of StellarOne or Union pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.15 Takeover Laws.

If any Takeover Laws may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible (other than as contemplated by Section 5.3) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.16 Certain Policies.

At Closing, StellarOne shall, consistent with GAAP and applicable banking laws and regulations, modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Union.

5.17 Supplemental Indenture.

Prior to the Effective Date, StellarOne and Union shall take all actions necessary for Union to enter into supplemental indentures with the trustees of the (i) Indenture dated June 26, 2003 for StellarOne’s floating rate junior subordinated debt securities due June 26, 2033, and (ii) Indenture dated March 18, 2004 for StellarOne’s floating rate junior subordinated debt securities due June 17, 2034, to evidence the succession of Union as the obligor on those securities as of the Effective Date. The form of the supplemental indentures shall be reasonably acceptable to Union. Union agrees to assume StellarOne’s obligations under the above indentures and related subordinated debentures as well as under guaranty agreements related to the preferred trust securities issued by StellarOne’s trust subsidiaries, FNB (VA) Statutory Trust II and VFG Limited Liability Trust.

5.18 Shareholder Litigation.

Each of StellarOne and Union shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation. In addition, no such settlement by StellarOne shall be agreed to without Union’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.19 Exemption from Liability Under Section 16(b).

StellarOne and Union agree that, in order to most effectively compensate and retain certain directors and officers of StellarOne in connection with the Merger, both prior to and after the Effective Date, it is desirable that such directors and officers not be subject to a risk of liability under Section 16(b) of the Exchange Act, and for that compensatory and retentive purposes agree to the provisions of this Section 5.19. The Board of Directors of Union and of StellarOne, or a committee of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition of StellarOne Common Stock, StellarOne Stock Awards or StellarOne Stock Options by such directors and officers, and the acquisition of Continuing Corporation Common Stock, Continuing Corporation Stock Awards or Continuing Corporation Stock Options by such directors and officers, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

ARTICLE 6

Conditions to the Merger

6.1 General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the Union Stockholder Approvals and the StellarOne Stockholder Approval.

(b) Regulatory Approvals. Union and StellarOne shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Date, have or be reasonably likely to have a Material Adverse Effect on the Continuing Corporation (after giving effect to the Merger) in the reasonable opinion of Union or StellarOne, or (ii) any conditions, restrictions or requirements that would, after the Effective Date, be unduly burdensome in the reasonable opinion of Union or StellarOne.

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) NASDAQ Listing. The shares of the Continuing Corporation Common Stock to be issued to the holders of StellarOne Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(e) Legal Proceedings. Neither party shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

6.2 Conditions to Obligations of Union.

The obligations of Union to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Union pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of StellarOne set forth in Article 3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Union shall have received a certificate, dated as of the Closing Date, signed on behalf of StellarOne by the Chief Executive Officer and Chief Financial Officer of StellarOne to such effect.

(b) Performance of Obligations. StellarOne shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and Union shall have received a certificate, dated as of the Closing Date, signed on behalf of StellarOne by the Chief Executive Officer and Chief Financial Officer of StellarOne to such effect.

(c) Federal Tax Opinion. Union shall have received a written opinion, dated the Closing Date, from its counsel LeClairRyan, A Professional Corporation in form and substance reasonably satisfactory to Union, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Union and StellarOne reasonably satisfactory in form and substance to such counsel.

6.3 Conditions to Obligations of StellarOne.

The obligations of StellarOne to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by StellarOne pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of Union set forth in Article 3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and StellarOne shall have received a certificate, dated as of the Closing Date, signed on behalf of Union by the Chief Executive Officer and Chief Financial Officer of Union to such effect.

(b) Performance of Obligations. Union shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and StellarOne shall have received a certificate, dated as of the Closing Date, signed on behalf of Union by the Chief Executive Officer and Chief Financial Officer of Union to such effect.

(c) Federal Tax Opinion. StellarOne shall have received a written opinion, dated the Closing Date, from its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to StellarOne, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of StellarOne and Union reasonably satisfactory in form and substance to such counsel.

ARTICLE 7

Termination

7.1 Termination.

This Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time before the Effective Date, whether before or after the approval of the Merger by the stockholders of Union or StellarOne, as provided below:

(a) By the mutual consent in writing of Union and StellarOne;

(b) By either Union or StellarOne, evidenced by written notice, if the Merger has not been consummated by June 30, 2014, provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Effective Date to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) By either Union or StellarOne in the event any Regulatory Approval required to be obtained pursuant to Section 6.1(b) has been denied by the relevant Governmental Authority and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated in this Agreement;

(d) By either Union or StellarOne (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which is not cured within thirty (30) days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) in the case of Union and Section 6.3(a) in the case of StellarOne;

(e) By either Union or StellarOne (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which is not cured within thirty (30) days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period;

(f) By Union, at any time prior to the StellarOne Stockholder Approval, (i) if StellarOne has failed to make the StellarOne Board Recommendation, (ii) upon a Change in StellarOne Recommendation (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or (iii) if StellarOne has failed to comply in all material respects with its obligations under Section 5.3(b) and Section 5.5;

(g) By either Union or StellarOne, if the StellarOne Stockholder Approval shall not have been obtained at the StellarOne Stockholders Meeting;

(h) By StellarOne, at any time prior to the Union Stockholder Approval, (i) if Union has failed to make the Union Board Recommendation, (ii) upon a Change in Union Recommendation (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or (iii) if Union failed to comply in all material respects with its obligations under Section 5.3(a) and Section 5.5;

(i) By either StellarOne or Union, if the Union Stockholder Approvals shall not have been obtained at the Union Stockholders Meeting;

(j) By Union if the Board of Directors of Union determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that Union pays to StellarOne the Termination Fee simultaneously with such termination pursuant to Section 7.4(d); or

(k) By StellarOne if the Board of Directors of StellarOne determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that StellarOne pays to Union the Termination Fee simultaneously with such termination pursuant to Section 7.4(b).

7.2 Effect of Termination.

In the event of termination of this Agreement by either party as provided in Section 7.1, none of Union, StellarOne, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), Section 7.1 (Termination), Section 7.2 (Effect of Termination), Section 7.4 (Termination Fee) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

7.3 Non-Survival of Representations, Warranties and Covenants.

None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Date, except for Section 5.11 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Date.

7.4 Termination Fee.

(a) In the event that (i) an Acquisition Proposal with respect to StellarOne shall have been communicated to or otherwise made known to the stockholders, senior management or Board of Directors of StellarOne, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to StellarOne after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by StellarOne or Union pursuant to Section 7.1(b) (if the StellarOne Stockholder Approval has not theretofore been obtained), (B) by Union pursuant to Section 7.1(d) or (e) or (C) by StellarOne or Union pursuant to Section 7.1(g) and (iii) prior to the date that is fifteen (15) months after the date of such termination StellarOne enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then StellarOne shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay Union a fee equal to $21,800,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(b) In the event this Agreement is terminated by Union pursuant to Section 7.1(f) or by StellarOne pursuant to Section 7.1(k), then StellarOne shall, on the date of termination, pay Union the Termination Fee by wire transfer of immediately available funds.

(c) In the event that (i) an Acquisition Proposal with respect to Union shall have been communicated to or otherwise made known to the stockholders, senior management or Board of Directors of Union, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Union after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Union or StellarOne pursuant to

Section 7.1(b) (if the Union Stockholder Approvals have not theretofore been obtained), (B) by StellarOne pursuant to Section 7.1(d) or (e) or (C) by StellarOne or Union pursuant to Section 7.1(i) and (iii) prior to the date that is fifteen (15) months after the date of such termination Union enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Union shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay StellarOne the Termination Fee by wire transfer of immediately available funds.

(d) In the event this Agreement is terminated by StellarOne pursuant to Section 7.1(h) or by Union pursuant to Section 7.1(j), then Union shall, on the date of termination, pay StellarOne the Termination Fee by wire transfer of immediately available funds.

(e) Each of Union and StellarOne acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Union and StellarOne, respectively would not enter into this Agreement. Accordingly, if Union or StellarOne, as applicable, fails promptly to pay the amount due pursuant to this Section 7.4, and, in order to obtain such payment, Union or StellarOne, as applicable commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.4, Union or StellarOne, as applicable, shall pay to the other party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

7.5 Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities in connection with the Merger shall be borne equally by Union and StellarOne.

ARTICLE 8

General Provisions

8.1 Entire Agreement.

This Agreement, including the Disclosure Letters and Exhibits, contains the entire agreement between Union and StellarOne with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2 Binding Effect; No Third Party Rights.

This Agreement shall bind Union and StellarOne and their respective successors and assigns. Other than Sections 5.11 and 5.12, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3 Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the Union Stockholders Meeting or the StellarOne Stockholders Meeting, except statutory requirements and requisite approvals of stockholders and Regulatory Approvals.

8.4 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

8.5 Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered or facsimile transmitted (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Union:

G. William Beale

Chief Executive Officer

Union First Market Bankshares Corporation

1051 East Cary Street

Suite 1200

Richmond, Virginia 23219

Tele:        (804) 632-2121

Fax:         (804) 448-0548

with a copy to:

George P. Whitley, Esq.

LeClairRyan, A Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Tele:        (804) 343-4089

Fax:         (804) 783-7628

If to StellarOne:

O. R. Barham, Jr.

President and Chief Executive Officer

StellarOne Corporation

590 Peter Jefferson Parkway

Suite 250

Charlottesville, Virginia 22911

Tele:        (434) 964-2316

Fax:         (434) 964-2210

with a copy to:

Jacob A. Lutz, III, Esq.

R. Mason Bayler, Jr., Esq.

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Tele:        (804) 697-1490

Fax:         (804) 698-6014

8.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7 Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8 Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

UNION FIRST MARKET BANKSHARES CORPORATION

By:	/s/ G. William Beale
G. William Beale
Chief Executive Officer

STELLARONE CORPORATION

By:	/s/ O. R. Barham, Jr.
O. R. Barham, Jr.
President and Chief Executive Officer

EXHIBIT 1.1(a)

To the Agreement and

Plan of Reorganization

PLAN OF MERGER

BETWEEN

STELLARONE CORPORATION

AND

UNION FIRST MARKET BANKSHARES CORPORATION

Pursuant to this Plan of Merger (the “Plan of Merger”), StellarOne Corporation, a Virginia corporation (“StellarOne”), shall merge with and into Union First Market Bankshares Corporation, a Virginia corporation (“Union”).

ARTICLE 1

Terms of the Merger

1.1 The Merger.

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of June 9, 2013, by and between Union and StellarOne (the “Agreement”), at the Effective Date (as defined herein), StellarOne will be merged with and into Union, in accordance with the provisions of Virginia law, and with the effect specified in Section 13.1-721 of the Virginia Stock Corporation Act (the “Merger”). The separate corporate existence of StellarOne thereupon shall cease, and Union will be the surviving corporation in the Merger (Union as existing on and after the Effective Date is sometimes referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Date or thereafter). The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the “Effective Date”). Without limiting the generality of the foregoing, from and after the Effective Date, the Continuing Corporation shall possess all rights, privileges, properties, immunities, powers and franchises of StellarOne, and all of the debts, liabilities, obligations, claims, restrictions and duties of StellarOne shall become the debts, liabilities, obligations, claims, restrictions and duties of the Continuing Corporation.

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1 Conversion of StellarOne Common Stock.

At the Effective Date, by virtue of the Merger and without any action on the part of Union or StellarOne or their respective stockholders:

(a) Each share of common stock, par value $1.00 per share, of StellarOne (“StellarOne Common Stock”), that is issued and outstanding immediately before the Effective Date will be converted into and exchanged for 0.9739 shares of common stock, par value $1.33 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) pursuant to the terms and conditions set forth in the Agreement and this Plan of Merger (the “Exchange Ratio”).

(b) All shares of StellarOne Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(c) Each certificate previously representing shares of StellarOne Common Stock (the “Old StellarOne Certificates”) shall cease to represent any rights except the right to receive with respect to each underlying share of StellarOne Common Stock: (i) a new certificate representing the number of whole shares of Continuing Corporation Common Stock into which the shares of StellarOne Common Stock represented by the Old StellarOne Certificate have been converted pursuant to this Section 2.1 upon the surrender of such Old StellarOne Certificate in accordance with Section 2.2, (ii) in accordance with Section 2.3, cash in lieu of fractional shares of Continuing Corporation Common Stock; and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.5.

(d) Each share of Union Common Stock issued and outstanding immediately before the Effective Date shall remain an issued and outstanding share of Continuing Corporation Common Stock. Each certificate previously representing shares of Union Common Stock shall continue to represent an equal number of shares of Continuing Corporation Common Stock on and after the Effective Date.

(e) Each share of StellarOne Common Stock held by either party and each share of Union Common Stock held by StellarOne or any of its Subsidiaries (as defined herein) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of Union Common Stock shall resume the status of authorized and unissued shares of Union Common Stock.

2.2 Exchange Procedures.

(a) At the Effective Date, the Continuing Corporation shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by Union (the “Exchange Agent”), for the benefit of the holders of the Old StellarOne Certificates, certificates representing Continuing Corporation Common Stock (“New Certificates”), together with any dividends or distributions with respect thereto and any cash to be paid hereunder in lieu of fractional shares of Continuing Corporation Common Stock, without any interest thereon (the “Exchange Fund”), to be paid pursuant to Article 1 and this Article 2 in exchange for outstanding shares of StellarOne Common Stock.

(b) As promptly as practicable after the Effective Date, and in no event later than five (5) business days thereafter, the Continuing Corporation shall cause the Exchange Agent to send to each former stockholder of record of StellarOne immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Old StellarOne Certificates for New Certificates based upon the Exchange Ratio.

(c) The Continuing Corporation shall cause the New Certificates for shares of Continuing Corporation Common Stock into which shares of StellarOne Common Stock are converted at the Effective Date or dividends or distributions which such stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares to be paid to such stockholder upon delivery to the Exchange Agent of Old StellarOne Certificates, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Section 2.3 or Section 2.5.

(d) A StellarOne stockholder whose Old StellarOne Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive New Certificates, dividends or distributions, and cash in lieu of fractional shares, to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by Union pursuant to applicable law and as required in accordance with Union’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of StellarOne for twelve (12) months after the Effective Date shall be returned to the Continuing Corporation (together with any dividends or earnings in respect thereof). Any former stockholders of StellarOne who have not complied with this Article 2 shall thereafter be entitled to look only to the Continuing Corporation, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of StellarOne Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(f) None of the Exchange Agent, either of the parties hereto or any of their respective Subsidiaries shall be liable to any stockholder of StellarOne for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3 No Fractional Shares.

Each holder of shares of StellarOne Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the closing sale price of Union Common Stock on the NASDAQ Global Select Market for the trading day immediately preceding the Effective Date.

2.4 Anti-Dilution.

In the event Union changes (or establishes a record date for changing) the number of shares of Union Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.5 Dividends.

No dividend or other distribution payable to the holders of record of StellarOne Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any Old StellarOne Certificates until such holder physically surrenders such certificate (or furnishes a surety bond of a customary indemnity that such certificate is lost, destroyed, stolen or are otherwise missing) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.6 StellarOne Stock Options and Other Equity-Based Awards.

(a) At the Effective Date, each option to purchase shares of StellarOne Common Stock (a “StellarOne Stock Option”) granted under an equity or equity-based compensation plan of StellarOne (a “StellarOne Stock Plan”), shall vest and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such StellarOne Stock Option (except as provided otherwise in this Section 2.6(a)), the number of shares of Union Common Stock equal to (i) the number of shares of StellarOne Common Stock subject to the StellarOne Stock Option multiplied by (ii) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of StellarOne Common Stock that were purchasable pursuant to such StellarOne Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each StellarOne Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be adjusted in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted in a manner that maintains the options exemption from Section 409A of the Code. At the Effective Date, Union shall assume the StellarOne Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and the StellarOne Stock Awards (as defined herein) and shall have no obligation to make any additional grants or awards under the StellarOne Stock Plans.

(b) Each restricted stock award granted under a StellarOne Stock Plan (a “StellarOne Stock Award”) which is unvested or contingent and outstanding immediately prior to the Effective Date, shall cease, at the Effective Date, to represent any rights with respect to shares of StellarOne Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of the Continuing Corporation (a “Continuing Corporation Stock Award”), on the same terms and conditions as were applicable under the StellarOne Stock Awards (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the StellarOne Stock Plan or in the related award document by reason of the Merger). The number of shares of Continuing Corporation Common Stock subject to each such Continuing Corporation Stock Award shall be equal to the number of shares of StellarOne Common Stock subject to the StellarOne Stock Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Continuing Corporation Common Stock.

2.7 Treasury Warrant.

At the Effective Date, each warrant to purchase StellarOne Common Stock originally issued to the United States Department of the Treasury (the “Treasury”) pursuant to the Securities Purchase Agreement incorporated into the Letter Agreement, dated December 19, 2008, between StellarOne and the Treasury (a “Treasury Warrant”), which is then outstanding and unexercised shall cease to represent a right to acquire StellarOne Common Stock and shall be converted into a warrant to purchase shares of Union Common Stock in an amount and at an exercise price determined in accordance with the terms of such Treasury Warrant.

2.8 Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

ARTICLE 3

Articles of Incorporation and Bylaws of the Continuing Corporation

The Articles of Incorporation and Bylaws of Union as in effect immediately prior to the Effective Date, as such Articles are to be amended pursuant to Section 1.4(a) of the Agreement and as such Bylaws are to be amended as set forth in Exhibit 1.4(b) to the Agreement, will be the Articles of Incorporation and Bylaws of the Continuing Corporation.

ARTICLE 4

Conditions Precedent

The obligations of StellarOne and Union to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

ARTICLE 5

Termination

This Plan of Merger may be terminated at any time before the Effective Date by the parties hereto as provided in Article 7 of the Agreement.

EXHIBIT 1.4(b)

To the Agreement and

Plan of Reorganization

Form of Bylaw Amendments to Bylaws of the Continuing Corporation

Article II of the Bylaws shall be amended by adding paragraphs (b) and (c) to Section 4 and by adding a new Section 9 as set forth below.

SECTION 4. CHAIRMAN OF THE BOARD.

(a) At the annual meeting of the Board of Directors following each annual meeting of shareholders, the Board of Directors shall elect a Chairman and a Vice Chairman from among its members to preside at meetings of the Board. In their absence, the CEO or the President shall perform the duties of the Chairman.

(b) Notwithstanding the foregoing, from and after the Effective Date (as defined in Section 9(a) below) through the third anniversary of the Effective Date, the Chairman of the Board shall be Dr. Raymond D. Smoot, Jr. During the period that Dr. Smoot continues to serve as Chairman of the Board pursuant to the terms of this Section 4(b), he shall also serve as a member of the Executive Committee of the Corporation. The removal of Dr. Smoot, or the failure to appoint or re-elect Dr. Smoot as Chairman of the Board as provided in this Section 4 prior to the third anniversary of the Effective Date, and any determination not to nominate Dr. Smoot as director of the Corporation, prior to the third anniversary of the Effective Date, shall each require the affirmative vote of at least 75% of the full Board of Directors.

(c) The provisions of this Section 4 may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Section 4 may be adopted, only by the affirmative vote of at least 75% of the full Board of Directors. The provisions of paragraphs (b) and (c) of this Section 4 will automatically terminate and be deemed repealed in full effective as of the third anniversary of the Effective Date without any further action by the Board of Directors of the Corporation. In the event of any inconsistency between any provisions of this Section 4 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Section 4 shall control.

SECTION 9. BOARD COMPOSITION.

(a) Effective as of the Effective Date (as defined in the Agreement and Plan of Reorganization, dated as of June 9, 2013, by and between Union First Market Bankshares Corporation and StellarOne Corporation (“StellarOne”), as the same may be amended from time to time (the “Merger Agreement”)), and notwithstanding any other provision of these Bylaws that may be to the contrary, the Board of Directors of the Corporation shall be comprised of nineteen directors, of which eleven shall be members of the Board of Directors of the Corporation prior to the Effective Date chosen by the Corporation prior to the Effective Date (each a “Union Director” and collectively the “Union Directors”), and eight shall be members of the Board of Directors of StellarOne prior to the Effective Date who are designated by StellarOne prior to the Effective Date by StellarOne, subject to the consent of Union which shall not be unreasonably withheld, to serve as directors of the Corporation (each a “StellarOne Director” and collectively the “StellarOne Directors”). The Union Directors and the StellarOne Directors shall be apportioned among the three classes of the Board of Directors of the Corporation in a manner as nearly equal as possible.

(b) From and after the Effective Date through the third anniversary of the Effective Date, all vacancies on the Board of Directors of the Corporation created by the cessation of service of a Union Director shall be filled by a nominee proposed to the nominating committee of the Board of Directors of the Corporation by a majority of the remaining Union Directors, and all vacancies on the Board of Directors of the Corporation created by the cessation of service of a StellarOne Director shall be filled by a nominee proposed to the nominating committee of the Board of Directors of the Corporation by a majority of the remaining StellarOne Directors, as applicable.

(c) All directors so nominated and appointed or elected to the Board of Directors of the Corporation by proposal of the Union Directors shall be considered “Union Directors” for purposes of this Article II, Section 9, and all directors so nominated and appointed or elected to the Board of Directors of the Corporation by proposal of StellarOne Directors shall be considered “StellarOne Directors” for purposes of this Article II, Section 9.

(d) From and after the Effective Date through the third anniversary of the Effective Date, the provisions of this Section 9 may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Section 9 may be adopted, only by an affirmative vote of the StellarOne Directors. This Section 9 will automatically terminate and be deemed repealed in full effective as of the third anniversary of the Effective Date without any further action by the Board of Directors of the Corporation. In the event of any inconsistency between any provision of this Section 9 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Section 9 are intended to control.

APPENDIX B

June 9, 2013

The Board of Directors

Union First Market Bankshares Corporation

Three James Center

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Union First Market Bankshares Corporation (“Union”) of the Exchange Ratio (as defined below), in the proposed merger (the “Merger”) of StellarOne Corporation (“StellarOne”) with and into Union, pursuant to the draft Agreement and Plan of Reorganization, dated as of June 9, 2013, between Union and StellarOne (including the draft Plan of Merger between such parties, attached as an exhibit thereto and forming a part thereof) (the “Agreement”). Pursuant to the terms of the Agreement, each share of common stock, $1.00 par value per share, of StellarOne issued and outstanding immediately prior to the Effective Date (as defined in the Agreement) and not owned by Union or StellarOne (other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be converted into and exchanged for 0.9739 shares of common stock, $1.33 par value per share, of Union (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Keefe, Bruyette & Woods, Inc. has acted as financial advisor to Union and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Union and StellarOne, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Union and StellarOne for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Union. We have acted exclusively for the Board of Directors of Union in rendering this fairness opinion and will receive a fee from Union for our services. A portion of our fee is contingent upon the successful completion of the Merger.

In the past two years, we have not provided investment banking and financial advisory services to Union. In addition, we have not provided investment banking and financial advisory services to StellarOne. We may in the future provide investment banking and financial advisory services to Union and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Union and StellarOne and the Merger, including among other things, the following: (i) a draft of the Agreement dated June 9, 2013 (the most recent draft made available to us); (ii) the Annual Report to Stockholders for the year ended December 31, 2012 and Annual Reports on Form 10-K for the three years ended December 31, 2012 of Union; (iii) the Annual Reports to Stockholders and Annual Reports on

Keefe, Bruyette & Woods, Inc. — 787 Seventh Avenue, New York, NY 10019

The Board of Directors - Union First Market Bankshares Corporation

June 9, 2013

Form 10-K for the three years ended December 31, 2012 of StellarOne; (iv) certain interim reports to stockholders and the Quarterly Reports on Form 10-Q for the three months ended March 31, 2013 of Union and StellarOne, and certain other communications from Union and StellarOne to their respective stockholders; and (v) other financial information concerning the businesses and operations of Union and StellarOne furnished to us by Union and StellarOne for purposes of our analysis. We have also held discussions with senior management of Union and StellarOne regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Union and StellarOne with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Union and StellarOne as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent that the aggregate allowances for loan and lease losses for Union and StellarOne are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, assets or liabilities of Union or StellarOne, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Exchange Ratio; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Union and StellarOne; (ii) the assets and liabilities of Union and StellarOne; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Union to engage in the Merger, (ii) the relative merits of the Merger as compared to any strategic alternatives that may be available to Union, or (iii) any legal, regulatory, accounting, tax or similar matters relating to Union or StellarOne or relating to or arising out of the Merger.

The Board of Directors - Union First Market Bankshares Corporation

June 9, 2013

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to Union. We express no view or opinion as to any terms or other aspects of the Merger.

Further, we are not expressing any opinion about the fairness of the amount or nature of the compensation to any of Union’s or StellarOne’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of StellarOne in connection with the Merger.

In addition, this opinion does not in any manner address the prices at which the Union common stock will trade following the consummation of the Merger and we express no view or opinion as to how the stockholders of StellarOne should vote at the stockholders meeting to be held in connection with the Merger.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Union.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

APPENDIX C

June 9, 2013

Attn: Board of Directors

StellarOne Corporation

590 Peter Jefferson Parkway

Suite 250

Charlottesville, VA 22911

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share (“Company Common Stock”), of StellarOne Corporation, a Virginia corporation (the “Company”), of the Exchange Ratio (as defined below), pursuant to that certain Agreement and Plan of Reorganization (the “Agreement”) to be entered into between the Company and Union First Market Bankshares Corporation, a Virginia corporation (“Union”). We understand that, among other things, upon the terms and subject to the conditions set forth in the Agreement, the Company will merge with and into Union (the “Merger”) and each outstanding share of Company Common Stock will be converted into the right to receive 0.9739 shares of common stock, par value $1.33 per share (“Union Common Stock”), of Union (the “Exchange Ratio”).

In connection with our review of the proposed merger and the preparation of this opinion, we have, among other things:

1.	reviewed the financial terms and conditions set forth in a draft of the Agreement, dated June 9, 2013;

2.	reviewed the annual reports to shareholders and annual reports on Form 10-K as of and for the years ended December 31, 2012 and 2011, for each of the Company and Union, and the unaudited financial statements for the quarter ended March 31, 2013, for each of the Company and Union;

3.	reviewed certain other publicly available information regarding each of the Company and Union;

4.	reviewed and discussed with members of the senior management of the Company and Union certain information regarding the historical and current financial and operating performance of the Company and Union as provided by the Company and Union respectively, certain internal financial forecasts regarding the future financial results and condition of the Company (the “Company Financial Forecasts”) prepared and provided to us by the Company’s senior management, and certain projections regarding the future financial results and condition of Union (the “Union Financial Forecasts”) prepared by Union’s senior management, all of which were approved for our use in connection with the preparation of this opinion by the Company; and

Raymond James & Associates, Inc.

Member New York Stock Exchange/SIPC

880 Carillon Parkway — St. Petersburg, FL 33716

727-567-1000 — www.RaymondJames.com

Board of Directors

StellarOne Corporation

June 9, 2013

5.	such other information relating to the Company, Union and the proposed Merger which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by or on behalf of the Company, Union or any other party, as well as publicly available information, and we have not undertaken any duty or responsibility to verify independently, and have not so verified, any of such information. In addition, we have not received or reviewed any individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Union or any of their respective subsidiaries and we have not been furnished with any such evaluations or appraisals. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Company Financial Forecasts, we have been advised by the Company and we have assumed that the Company Financial Forecasts have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of the management of the Company as to the future financial performance of the Company. With respect to the Union Financial Forecasts, we have been advised by Union and we have assumed that the Union Financial Projections have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of the management of Union as to the future financial performance of Union. We have been authorized by the Company to rely upon such forecasts and other information and data, including without limitation the Company Financial Forecasts and the Union Financial Forecasts, and we express no view as to any such forecasts or other information or data, or the bases or assumptions on which they were prepared. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses, that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any terms or conditions thereof and that, in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Merger, no delays, limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company, Union or the contemplated benefits of the Merger.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and known to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We express no opinion as to the underlying business decision of the Board of Directors of the Company to effectuate the Merger, the structure or legal, tax, accounting or regulatory aspects or

Board of Directors

StellarOne Corporation

June 9, 2013

consequences of the Merger or the availability or advisability of any alternatives to the Merger. We did not structure the Merger, negotiate the final terms of the Merger or determine the Exchange Ratio. We have relied upon, without independent verification, the assessment by the respective managements of the Company and Union and their legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to the value of Company Common Stock or Union Common Stock following the announcement of the proposed Merger, the value of Union Common Stock following the consummation of the Merger, or the prices at which shares of Company Common Stock or Union Common Stock may be purchased or sold at any time, which in each case, may vary depending on numerous factors, including factors outside of the control of the Company and Union. With your consent, we have assumed that the shares of Union Common Stock to be issued in the Merger will be listed on the NASDAQ Global Select Market. We were not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of the Company.

Our opinion is limited to the fairness, from a financial point of view, to the holders of Company Common Stock of the Exchange Ratio in the Merger pursuant to the Agreement and does not address any other term, aspect or implication of the Agreement, the Merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, the fairness (financial or otherwise) of the amount or nature of, or any other aspect relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise.

In arriving at our opinion expressed herein, we have taken into account such analyses and information and considerations as we have deemed relevant, including, among other things, a review of (i) historical and projected assets, loans, deposits, revenues, operating earnings, net income and capitalization of the Company and Union and certain other publicly held companies, with publicly traded equity securities, that we believe relevant; (ii) the current and projected financial position and results of operations of the Company and Union; and (iii) the historical market prices and trading activity of Company Common Stock and Union Common Stock. The delivery of this opinion was approved by our internal fairness opinion committee in conformity with its policies and procedures

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Board of Directors

StellarOne Corporation

June 9, 2013

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, the principle portion of which fee is contingent upon the consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion which is creditable against the contingent portion of its fee. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of our engagement.

Raymond James and its affiliates have in the past provided investment banking and other financial services to the Company, including, during the past two years, having provided financial services to the Company in connection with a share repurchase program, and may in the future provide investment banking and other financial services to the Company, Union and certain of their respective affiliates for which we and our affiliates would expect to receive compensation.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and Union for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James Financial, an affiliate of Raymond James, provides certain brokerage, clearing and other services to Union pursuant to a contractual arrangement for which it is paid customary fees. In addition, Ronald L. Tillett, a Union board member, is a managing director within Raymond James’s fixed income division.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the proposed Merger and does not constitute a recommendation to the Board of Directors, any shareholder of the Company or any other party regarding how to vote or act on any matter relating to the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party, regardless of any prior or ongoing advice or relationships. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent. The Company may include the full text of this opinion in any proxy statement/registration statement filed by the Company in connection with the Merger and a description thereof, which description shall be reasonably acceptable to Raymond James.

Board of Directors

StellarOne Corporation

June 9, 2013

Based upon and subject to the foregoing, it is our opinion that, as of June 9, 2013, the Exchange Ratio in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

APPENDIX D

FORM OF AMENDMENT TO ARTICLE III OF UNION FIRST MARKET

BANKSHARES CORPORATION’S ARTICLES OF INCORPORATION

Proposed Articles Amendment:

The proposed amendment to the introductory paragraph of Article III of Union First Market Bankshares Corporation’s Articles of Incorporation to increase the number of authorized shares of its common stock from 36,000,000 to 100,000,000 shares is set forth below.

“The Corporation shall have authority to issue one hundred million (100,000,000) shares of Common Stock, par value $1.33 per share, and five hundred thousand (500,000) shares of Serial Preferred Stock, par value $10.00 per share.”

Current Articles Provision:

The current introductory paragraph of Article III of Union First Market Bankshares Corporation’s Articles of Incorporation is set forth below.

“The Corporation shall have authority to issue thirty-six million (36,000,000) shares of Common Stock, par value $1.33 per share, and five hundred thousand (500,000) shares of Serial Preferred Stock, par value $10.00 per share.”

D-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The laws of the Commonwealth of Virginia pursuant to which Union First Market Bankshares Corporation (“Union”) is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The articles of incorporation of Union, which have been approved by its shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of Union as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her being or having been a director or officer of Union, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

Union has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (i) the directors and officers of Union against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Union and (ii) Union to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Reorganization, dated June 9, 2013, between Union First Market Bankshares Corporation and StellarOne Corporation (“StellarOne”), and the related Plan of Merger (filed as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement and incorporated herein by reference).

2.2	Affiliate Agreement, dated as of June 9, 2013, by and among Union, StellarOne and each of the directors and executive officers of StellarOne.†

2.3	Affiliate Agreement, dated as of June 9, 2013, by and among StellarOne, Union and each of the directors and executive officers of Union.†

3.1	Articles of Incorporation of Union, as amended (incorporated herein by reference to Exhibit 3.1 to Union’s Current Report on Form 10-Q filed August 5, 2010).

3.2	Bylaws of Union, as amended (incorporated herein by reference to Exhibit 3.2 to Union’s Current Report on Form 8-K filed December 23, 2010).

3.3	Form of Proposed Amendment to the Articles of Incorporation of Union, increasing the number of authorized shares of Union common stock from 36,000,000 to 100,000,000 shares (filed as Appendix D to the Proxy Statement/Prospectus included in this Registration Statement and incorporated herein by reference).

3.4	Form of Proposed Amendments to the Bylaws of Union regarding the chairman and vice chairman of Union and the directors of Union after the merger of Union and StellarOne (filed as Exhibit 1.4(b) to Appendix A to the Proxy Statement/Prospectus included in this Registration Statement and incorporated herein by reference).

Exhibit No.	Description of Exhibit

4.1	Specimen certificate of Union common stock.†

5.1	Opinion of LeClairRyan, A Professional Corporation (“LeClairRyan”), regarding the legality of the securities being registered.†

8.1	Opinion of LeClairRyan regarding certain tax matters.*

8.2	Opinion of Troutman Sanders LLP regarding certain tax matters.*

10.1	Employment Agreement, dated July 1, 2013 and effective upon completion of the merger of Union and StellarOne, by and between Union and Jeffrey W. Farrar.†

10.2	Management Continuity Agreement, dated July 1, 2013 and effective upon completion of the merger of Union and StellarOne, by and between Union and Jeffrey W. Farrar.†

21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21.01 to Union’s Form 10-K for the year ended December 31, 2012 filed March 13, 2013).

23.1	Consent of Yount, Hyde & Barbour, P.C., as accountants for Union.*

23.2	Consent of Grant Thornton LLP, as accountants for StellarOne.*

23.3	Consent of LeClairRyan (included as part of Exhibit 5.1).†

23.4	Consent of LeClairRyan (included as part of Exhibit 8.1).*

23.5	Consent of Troutman Sanders LLP (included as part of Exhibit 8.2).*

99.1	Consent of Keefe, Bruyette & Woods, Inc.*

99.2	Consent of Raymond James & Associates, Inc.*

99.3	Form of proxy card of Union.†

99.4	Form of proxy card of StellarOne.†

*	Filed herewith.
†	Previously filed.

(b)	Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant hereby undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Richmond, Commonwealth of Virginia on October 11, 2013.

UNION FIRST MARKET BANKSHARES CORPORATION

By:	/s/ G. William Beale
G. William Beale
Chief Executive Officer

Signature	Capacity	Date

/s/ G. William Beale	Chief Executive Officer and Director (principal executive officer)	October 11, 2013
G. William Beale

*	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	October 11, 2013
Robert M. Gorman

*	Chairman of the Board of Directors	October 11, 2013
Ronald L. Hicks

*	Vice Chairman of the Board of Directors	October 11, 2013
W. Tayloe Murphy, Jr.

*	Director	October 11, 2013
L. Bradford Armstrong

*	Director	October 11, 2013
Daniel I. Hansen

Signature	Capacity	Date

*	Director	October 11, 2013
Patrick J. McCann

*	Director	October 11, 2013
R. Hunter Morin

*	Director	October 11, 2013
Thomas P. Rohman

*	Director	October 11, 2013
Linda V. Schreiner

*	Director	October 11, 2013
Raymond L. Slaughter

*	Director	October 11, 2013
Ronald L. Tillett

*	/s/ G. William Beale as attorney-in-fact
G. William Beale

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Reorganization, dated June 9, 2013, between Union First Market Bankshares Corporation and StellarOne Corporation (“StellarOne”), and the related Plan of Merger (filed as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement and incorporated herein by reference).

2.2	Affiliate Agreement, dated as of June 9, 2013, by and among Union, StellarOne and each of the directors and executive officers of StellarOne.†

2.3	Affiliate Agreement, dated as of June 9, 2013, by and among StellarOne, Union and each of the directors and executive officers of Union.†

3.1	Articles of Incorporation of Union, as amended (incorporated herein by reference to Exhibit 3.1 to Union’s Current Report on Form 10-Q filed August 5, 2010).

3.2	Bylaws of Union, as amended (incorporated herein by reference to Exhibit 3.2 to Union’s Current Report on Form 8-K filed December 23, 2010).

3.3	Form of Proposed Amendment to the Articles of Incorporation of Union, increasing the number of authorized shares of Union common stock from 36,000,000 to 100,000,000 shares (filed as Appendix D to the Proxy Statement/Prospectus included in this Registration Statement and incorporated herein by reference).

3.4	Form of Proposed Amendments to the Bylaws of Union regarding the chairman and vice chairman of Union and the directors of Union after the merger of Union and StellarOne (filed as Exhibit 1.4(b) to Appendix A to the Proxy Statement/Prospectus included in this Registration Statement and incorporated herein by reference).

4.1	Specimen certificate of Union common stock.†

5.1	Opinion of LeClairRyan, A Professional Corporation (“LeClairRyan”), regarding the legality of the securities being registered.†

8.1	Opinion of LeClairRyan regarding certain tax matters.*

8.2	Opinion of Troutman Sanders LLP regarding certain tax matters.*

10.1	Employment Agreement, dated July 1, 2013 and effective upon completion of the merger of Union and StellarOne, by and between Union and Jeffrey W. Farrar.†

10.2	Management Continuity Agreement, dated July 1, 2013 and effective upon completion of the merger of Union and StellarOne, by and between Union and Jeffrey W. Farrar.†

21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21.01 to Union’s Form 10-K for the year ended December 31, 2012 filed March 13, 2013).

23.1	Consent of Yount, Hyde & Barbour, P.C., as accountants for Union.*

23.2	Consent of Grant Thornton LLP, as accountants for StellarOne.*

23.3	Consent of LeClairRyan (included as part of Exhibit 5.1).†

23.4	Consent of LeClairRyan (included as part of Exhibit 8.1).*

Exhibit No.	Description of Exhibit

23.5	Consent of Troutman Sanders LLP (included as part of Exhibit 8.2).*

99.1	Consent of Keefe, Bruyette & Woods, Inc.*

99.2	Consent of Raymond James & Associates, Inc.*

99.3	Form of proxy card of Union.†

99.4	Form of proxy card of StellarOne.†

*	Filed herewith.
†	Previously filed.